Exhibit 10.1

Execution Version

Published CUSIP Numbers:

DEAL CUSIP: 50218KAA6

REVOLVER CUSIP: 50218KAC2

TERM FACILITY CUSIP: 50218KAB4

$1,500,000,000

CREDIT AGREEMENT

Dated as of June 10, 2015

among

LTF INTERMEDIATE HOLDINGS, INC.,

as Holdings,

LTF MERGER SUB, INC.,

as Initial Borrower,

U.S. BANK NATIONAL ASSOCIATION

as Issuing Bank and Swing Line Lender,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

JEFFERIES FINANCE LLC,

BMO CAPITAL MARKETS CORP.,

RBC CAPITAL MARKETS,

MACQUARIE CAPITAL (USA) INC.,

NOMURA SECURITIES INTERNATIONAL, INC.

and

MIZUHO BANK, LTD.,

as Joint Lead Arrangers and Joint Lead Bookrunners

i

SCHEDULES

1.01(1)	Closing Date Guarantors
1.01(2)	Mortgaged Properties
2.01	Commitments
2.03(8)	Existing Letters of Credit
4.01(1)(c)	Certain Collateral Documents
5.12	Subsidiaries and Other Equity Investments
6.13(2)	Post-Closing Matters
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term Loan Note
B-2	Revolving Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Equal Priority Intercreditor Agreement
G-2	Junior Lien Intercreditor Agreement
H	United States Tax Compliance Certificates
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Subordination Agreement
R	Letter of Credit Report

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 10, 2015, by and among LTF INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), LTF MERGER SUB, INC., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), U.S. BANK NATIONAL ASSOCIATION (“US Bank”), as Issuing Bank and Swing Line Lender, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Transaction Agreement (as defined in Section 1.01 below), Merger Sub will merge (the “Merger”) with and into Life Time Fitness, Inc., a Minnesota corporation (the “Acquired Company”), which will survive the Merger and succeed to all the rights and obligations of the Initial Borrower under this Agreement and the other Loan Documents (such successor, or “Life Time”).

In connection therewith, the Borrower has requested that (a) substantially simultaneously with the consummation of the Merger, the Lenders extend credit to the Borrower in the form of $1,250.0 million of Closing Date Term Loans and $250.0 million of Revolving Commitments on the Closing Date as secured credit facilities and (b) from time to time on and after the Closing Date, the Lenders lend to the Borrower and the Issuing Banks issue Letters of Credit for the account of the Borrower, each to provide working capital for, and for other general corporate purposes of, the Borrower and its Restricted Subsidiaries, pursuant to the Revolving Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

On the Closing Date, the Borrower will enter into the Senior Notes Indenture pursuant to which the Borrower shall issue the Senior Notes in an aggregate principal amount of up to $450.0 million.

The proceeds of the Closing Date Term Loans and the Closing Date Revolving Borrowings, together with the proceeds of the Senior Notes and the Equity Contribution, will be used on the Closing Date (i) to repay Indebtedness incurred under the Existing Credit Agreement and certain other Indebtedness and (ii) to pay (A) any original issue discount or upfront fees resulting from the exercise of any “market flex” pursuant to the Fee Letter in connection with the Transactions, (B) the Transaction Consideration, (C) the Transaction Expenses and (D) amounts required for working capital.

The applicable Lenders have indicated their willingness to lend, and the applicable Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acquired Company” has the meaning specified in the preliminary statements of this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, the Swing Line Lender or the Issuing Bank(s) (such approval not to be unreasonably withheld, conditioned or delayed), in each case solely to the extent that any such consent would be required from the Administrative Agent, the Swing Line Lender or the Issuing (s) under Section 10.07(b)(iii) for an assignment of Loans to such Additional Lender.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)    increased (without duplication) by the following, in each case (other than clauses (h), (l) and (m)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations), and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(c)    Consolidated Depreciation and Amortization Expense for such period; plus

(d)    any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f)    (i) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Management Services Agreement or otherwise to the extent otherwise permitted under Section 7.07 and (ii) the amount of payments made to option holders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g)    the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Adjusted EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)    any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock); plus

(j)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k)    any net loss from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus

(l)    the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or that are expected in good faith to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Adjusted EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); plus

(m)    any payments in the nature of compensation or expense reimbursement made to independent board members; and

(2)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)    non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Adjusted EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Adjusted EBITDA in accordance with this definition), and

(b)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period from Consolidated Net Income).

Adjusted EBITDA of Life Time and its Restricted Subsidiaries will be deemed to equal (i) $ 83,468,529 million for the fiscal quarter ended June 30, 2014, (ii) $ 96,581,935 million for the fiscal quarter ended September 30, 2014, (iii) $ 82,716,656 million for the fiscal quarter ended December 31, 2014 and (iv) $83,449,230 million for the fiscal quarter ended March 31, 2015, in each case and, without duplication, adjusted to reflect any pro forma adjustments with respect to any relevant Specified Transaction as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.07, in each case, occurring or identified after the Closing Date and not otherwise included in the calculation of the foregoing amounts.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.07.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (including Co-Investors and their Affiliates and other Affiliates of the Borrower) (other than (a) Holdings, the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(h)(v).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.26.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided further that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, ticking fees or other fees similar to the foregoing (regardless of how such fees are computed and whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness or, if applicable, consent fees for an amendment paid generally to consenting lenders; provided further that with respect to any Loans of an applicable Class that includes a Eurodollar Rate floor or Base Rate floor (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such floor shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield. As of the Closing Date, the All-In Yield with respect to the Closing Date Term Loans was 437.5 basis points.

“Alternative Currency” means Canadian Dollars.

“Annual Financial Statements” means the audited consolidated balance sheets of the Acquired Company as of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Acquired Company for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Rate” means a percentage per annum equal to:

(a)    with respect to Closing Date Term Loans, (i) 3.25% for Eurodollar Rate Loans and (ii) 4.25% for Base Rate Loans.

(b)    with respect to Revolving Loans and unused Revolving Commitments under the Closing Date Revolving Facility and Letter of Credit fees (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) 3.25% for Eurodollar Rate Loans, CDOR Loans and Letter of Credit fees, (B) 4.25% for Base Rate Loans and (C) 0.500% Commitment Fee Rate for unused Revolving Commitments and (ii) thereafter, the following percentages per annum, based upon the First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	First Lien Net Leverage Ratio		Eurodollar Rate, CDOR Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1		> 3.50 to 1.00	3.25%	4.25%	0.500%
2	≤	3.50 to 1.00	3.00%	4.00%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(1); provided that “Pricing Level 1” (as set forth above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Revolving Lenders under the Closing Date Revolving Facility, the first Business Day after an Event of Default under Section 8.01(1) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary set forth herein, the provisions of this clause (b) may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.

(c)    with respect to any Term Loans (other than Closing Date Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the relevant Revolving Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means DBSI, Goldman Sachs, Jefferies, BMOC, RBC, Macquarie Capital, Nomura and Mizuho, each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)    any disposition of:

(i)    Cash Equivalents or Investment Grade Securities,

(ii)    obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course,

(iii)    assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv)    improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and

(v)    assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03;

(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.04, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value of less than (i) $5.0 million for any individual transaction or series of related transactions and (ii) $10.0 million for all such transactions in any fiscal year;

(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary to the extent otherwise permitted hereunder;

(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)    (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i)    foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets or the granting of Liens not prohibited hereunder;

(j)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder;

(l)    the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o)    the unwinding of any Hedging Obligations;

(p)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)    the lapse or abandonment of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(r)    the granting of a Lien that is permitted under Section 7.01;

(s)    the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;

(t)    the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted hereunder, which assets are not used or useful in the principal business of the Borrower and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(u)    dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(v)    in connection with any Sale-Leaseback Transaction;

(w)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction; and

(x)    the sales of property or assets for an aggregate fair market value since the date of this Agreement not to exceed $75.0 million.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Assumption” has the meaning specified in Section 10.25.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided further that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(2)(c).

“Available Currency” means Dollars and Canadian Dollars.

“Average Return on Invested Capital” means 16.4%.

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. Base Rate Loans will be denominated in Dollars.

“Basket” means any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction value, judgment or other amount under any provision in Articles V, VI, VII or VIII and the definitions related thereto.

“BMO” means, collectively, Bank of Montreal and BMOC.

“BMOC” means BMO Capital Markets Corp.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower” means (a) at any time prior to the consummation of the Merger, the Initial Borrower, (b) upon the consummation of the Merger, Life Time and (c) upon the consummation of any transaction permitted by Section 7.04(d), the Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means any offer by any Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(1)(e)(B).

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(1)(e)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(1)(e)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans or CDOR Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday and, with respect to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any day on which dealings in deposits in Dollars or an Alternative Currency (as applicable) are conducted by and between banks in the London interbank eurodollar market.

“Canadian Base Rate” means, for any day, a rate per annum equal to the sum of (i) the CDOR Rate for a one month interest period beginning on such date and (ii) 100 basis points. Any change in the Canadian Base Rate due to a change in the CDOR Rate shall be effective from and including the effective date of such change in the CDOR Rate, respectively.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on the Closing Date.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize”.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge cash or Cash Equivalents in Dollars as collateral, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent or the Issuing Bank with respect to any Letter of Credit, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)    Dollars;

(2)    (a) Euros, Yen, Canadian Dollars, Sterling or any national currency of any Participating Member State of the EMU;

(b)    in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 36 months after the date of acquisition thereof;

(7)    marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency);

(8)    securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(11)    Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency);

(12)    investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13)    solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time it entered into a Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means for the relevant interest period, the Canadian deposit offered rate which, in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); plus (b) solely with respect to a Lender that is not a Schedule I Lender, 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than the Equity Interests in or indebtedness of one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such Equity Interests or indebtedness through one or more CFC Holdcos that have no other material assets.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Closing Date.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1)    at any time prior to the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or any Parent Company; or

(2)    at any time following the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act) of Equity Interests of the Borrower or such Parent Company representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or such Parent Company, as applicable, and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of LTF Holdings, Inc. beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (provided, however, that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);

(3)    any “Change of Control” (or any comparable term) in any document pertaining to the Senior Notes or any Refinancing Indebtedness thereof; or

(4)    Holdings shall cease to be the registered owner of 100% of the Equity Interests of the Borrower;

unless, in the case of clause (1) or (2) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower or any Parent Company.

“Claim” means any actions, suits or written demands or claims.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)) and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrower pursuant to Section 2.01(1), which date was June 10, 2015.

“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.

“Closing Date Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Transaction Agreement.

“Closing Date Refinancing” means the repayment of all Indebtedness of the Acquired Company and its Subsidiaries with respect to which the Transaction Agreement requires the delivery of a payoff letter.

“Closing Date Revolving Borrowing” means a borrowing of Revolving Loans on the Closing Date, not to exceed the amount(s) (i) to pay Transaction Expenses in an amount not to exceed $20.0 million, plus (ii) for working capital purposes, plus (iii) to fund any original issue discount or upfront fees in connection with the Transactions resulting from the exercise of any “market flex” pursuant to the Fee Letter; provided that Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit outstanding on the Closing Date agreeing to become an Issuing Bank under this Agreement).

“Closing Date Revolving Facility” means the Revolving Facility made available by the Revolving Lenders as of the Closing Date.

“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a Closing Date Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Lender’s name under on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Term Loan Commitments is $1,250.00 million.

“Closing Date Term Loans” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1).

“Co-Investors” means any of (a) the assignees, if any, of the equity commitments of any Investor who become holders of Equity Interests in Holdings (or any Parent Company) on the Closing Date in connection with the Merger and (b) the transferees, if any, that acquire, within ninety (90) days of the Closing Date, any Equity Interests in Holdings (or any Parent Company) held by any Investor as of the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1)    the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(1)(c) or (b) pursuant to Section 6.11 or 6.13 at such time required by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2)    all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) each Restricted Subsidiary of the Borrower that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Closing Date after giving effect to the Assumption shall include those that are listed on Schedule 1.01(1) hereto and (c) any Restricted Subsidiary of the Borrower that Guarantees (or is the borrower or issuer of) (i) the Senior Notes; (ii) any other Junior Financing, (iii) any Permitted Incremental Equivalent Debt or (iv) any Credit Agreement Refinancing Indebtedness (the Persons in the preceding clauses (a) through (c) collectively, the “Guarantors”);

(3)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, in

(a)    all the Equity Interests of the Borrower,

(b)    all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any CFC Holdco) that is directly owned by the Borrower or any Subsidiary Guarantor and

(c)    65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding Equity Interests that are not voting Equity Interests of each (i) wholly owned Material Domestic Subsidiary that is (a) a CFC Holdco and (b) directly owned by the Borrower or any Subsidiary Guarantor and (ii) Foreign Subsidiary that is directly owned by the Borrower or any Subsidiary Guarantor;

(4)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01 or under any Collateral Document and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts other than Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing, in each case,

(a)    that has been perfected (to the extent such security interest may be perfected by

(i)    delivering certificated securities, intercompany notes and other instruments in which a security interest can be perfected by physical control, in each case to the extent required hereunder or the Security Agreement;

(ii)    filing financing statements under the Uniform Commercial Code,

(iii)    making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or

(iv)    filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by the Collateral Documents and

(b)    with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent applicable; and

(5)    the Collateral Agent shall have received counterparts of a Mortgage, together with the other deliverables described in Section 6.11(2)(b), with respect to each Material Real Property listed on Schedule 1.01(2) (to the extent required to be delivered pursuant to Section 6.13) or otherwise required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property within the time periods set forth in said Sections; provided that to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, (a) the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto and (b) subject to the approval of the Collateral Agent in its reasonable discretion, the relevant Mortgage shall not secure the Indebtedness in respect of Letters of Credit or the Revolving Facility to the extent those jurisdictions impose such aforementioned taxes on paydowns or re-advances applicable to such Indebtedness unless it is feasible to limit recovery to a capped amount that would not be subject to re-borrowing.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or Opinions of Counsel with respect to, particular assets (including extensions beyond the Closing Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any intellectual property registered or applied for in any non-U.S. jurisdiction) and there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction. No actions shall be required with respect to assets (other than in respect of Pledged Collateral (as defined in, and to the extent required under, the Security Agreement)) requiring perfection through control agreements or perfection by “control” (as defined in the UCC).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(1)(c), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, any Revolving Commitment Increase or other commitments in respect of any Incremental Revolving Facility, Initial Term Commitment, Incremental Commitment, Refinancing Commitment or Extended Commitment, or any commitment in respect of Replacement Loans, as the context may require.

“Commitment Fee Rate” means a percentage per annum equal to the Applicable Rate set forth in the “Commitment Fee Rate” column of the chart in the definition of “Applicable Rate.”

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of April 3, 2015, among Merger Sub, DB, Goldman Sachs, Jefferies, BMO, RBC, Macquarie, Nomura, Mizuho and US Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of Eurodollar Rate Loans or CDOR Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower

(1)    certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)),

(2)    in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of (i) Excess Cash Flow for each fiscal year commencing with the financial statements for fiscal year 2016 of the Borrower and (ii) the Net Proceeds and Specified Sale-Leaseback Net Proceeds (as applicable) received during the applicable period by or on behalf of the Borrower or any Restricted Subsidiary in respect of any (x) Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii) and (y) Specified Sale-Leaseback Transaction subject to prepayment pursuant to Section 2.05(2)(c),

(3)    to the extent that compliance with the financial covenant under Section 7.12 is (or was) required in respect of the period covered by such financial statements, certifying as to (and containing all information and calculations necessary for determining) compliance with such financial covenant as of the last day of the applicable Test Period, and

(4)    commencing with the certificate delivered pursuant to Section 6.02(1) for the first full fiscal quarter ending after the Closing Date, if the First Lien Net Leverage Ratio as of the last day of the most recent Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate,” setting forth a calculation of such First Lien Net Leverage Ratio.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedge Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) Revolving Loans, Swing Line Loans and L/C Obligations under this Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs and (K) any liabilities in respect of Hedge Agreements, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus

(2)    non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries at less than par (excluding the Senior Notes and any Indebtedness borrowed under the Facilities in connection with the Transactions and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing such Indebtedness for borrowed money;

excluding, in each case:

(i)    amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)    interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(iii)    costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)     commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(v)    “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi)     any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii)    penalties and interest relating to taxes,

(viii)    accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix)    interest expense attributable to a Parent Company resulting from push-down accounting,

(x)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi)    any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment and

(xii)    annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities and the Senior Notes.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)    extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any multi-year strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets)

prior to or after the Closing Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3)    Transaction Expenses;

(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business or consistent with industry practice) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(5)    the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period);

(6)    solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)    income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10)    (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights,

stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the syndication and incurrence of any Facilities), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)    accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case accordance with GAAP;

(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;

(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15)    any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)    any non-cash rent expense;

(18)    the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Investors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 7.07;

(19)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(20)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.05 (other than clause (3)(d) of Section 7.05(a)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 7.05(a).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations, debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments and guarantees of Indebtedness of such types of a third Person; provided, Consolidated Total Debt will not include Non-Recourse Indebtedness and Indebtedness in respect of any (1) letter of credit, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations, except any unpaid termination payments thereunder. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities. In measuring any increase or decrease in Consolidated Working Capital for any period, (1) to the extent the Borrower or any Restricted Subsidiary has consummated during such period any one or more acquisitions or dispositions of any Person, then (a) in the case of an acquisition, the Consolidated Working Capital of such acquired Person as of the date of the consummation of such acquisition (after giving effect to the transactions consummated with respect to such acquisition) will be added to the Consolidated Working Capital of the Borrower and its Restricted Subsidiaries as of the first day of such period and (b) in the case of a disposition, the Consolidated Working Capital of the disposed Person as of the date of the disposition of such Person shall be subtracted from the Consolidated Working Capital of the Borrower and its Restricted Subsidiaries as of the first day of such period and (2) the application of recapitalization or purchase accounting as a result of any acquisitions or dispositions completed during such period will be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (2)(k) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower or other companies.

“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible into common stock of the Borrower (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower or cash (in an amount determined by reference to the price of such common stock).

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower or any Guarantor; provided that:

(1)    such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or in part, Indebtedness that is either (a) Loans, (b) Revolving Commitments or (c) other Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”);

(2)    such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Credit Agreement Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (a) the amount of all unpaid, accrued or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to the Refinanced Debt and (b) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such refinancing);

(3)    the (a) Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt and (b) final maturity date of such Credit Agreement Refinancing Indebtedness is no earlier than the final maturity date of the Credit Agreement Refinanced Debt;

(4)    any mandatory prepayments (and, with respect to any Credit Agreement Refinancing Indebtedness comprising Refinancing Revolving Loans, to the extent Commitments thereunder are permanently terminated) of:

(a)    any Permitted Junior Priority Refinancing Debt or any Credit Agreement Refinancing Indebtedness that comprises unsecured notes or loans may not be made except to the extent that prepayments are (i) permitted hereunder and (ii) to the extent required hereunder or pursuant to the terms of any Permitted Equal Priority Refinancing Debt, first made or offered to the Loans and any such Permitted Equal Priority Refinancing Debt; and

(b)    any Permitted Equal Priority Refinancing Debt shall be made on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) with each tranche of Closing Date Loans and the Closing Date Revolving Facility (in each case, other than pursuant to a refinancing permitted hereunder or with respect to greater than pro rata payments to an earlier maturing tranche);

(5)    such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Guarantor;

(6)    if such Indebtedness is secured:

(a)    such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(b)    the security agreements relating to such Indebtedness are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(c)    if such Indebtedness is secured on a pari passu basis with the Closing Date Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of an Equal Priority Intercreditor Agreement;

(d)    if such Indebtedness is secured on a junior basis to the Closing Date Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; and

(7)    the covenants and events of default applicable to such Indebtedness (x) are on market terms or (y) are substantially identical to, or, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Credit Agreement Refinanced Debt, in each case as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided further that this clause (7) will not apply to:

(i)	terms addressed in the preceding clauses (1) through (6),

(ii)	interest rate, fees, funding discounts and other pricing terms,

(iii)	redemption, prepayment or other premiums,

(iv)	optional redemption or prepayment terms and

(vi)	covenants and other terms applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Anything to the contrary notwithstanding (including, for the avoidance of doubt, clause (3) above), Credit Agreement Refinancing Indebtedness will include (1) any Registered Equivalent Notes issued in exchange therefor and (2) any bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (so long as such credit facility includes customary “rollover provisions”) , in which case, clause (3) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

For the avoidance of doubt, any voluntary prepayments of Credit Agreement Refinancing Indebtedness may be made on a pro rata basis, greater than pro rata basis or less than pro rata basis with other Loans.

“Credit Extension” means each of the following: (i) a Borrowing and (ii) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“DB” means, collectively, DBNY, DBCI and DBSI.

“DBCI” means Deutsche Bank AG Cayman Islands Branch.

“DBNY” means Deutsche Bank AG New York Branch.

“DBSI” means Deutsche Bank Securities Inc.

“Debt Fund Affiliate” means any (a) Affiliate of any Investor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments and (b) investment fund or account of a Permitted Holder managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Holder has invested) that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case of the preceding clauses (a) and (b), with respect to which the applicable Investor or Permitted Holder does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Person.

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien permitted under clause (39) of the definition of “Permitted Liens”, Permitted Incremental Equivalent Debt, Permitted Equal Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(g).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate (a) with respect to any Eurodollar Rate Loan or Base Rate Loan, equal to (1) the Base Rate, plus (2) the Applicable Rate applicable to Base Rate Loans, that are Revolving Loans plus (3) 2.00% per annum and (b) with respect to any Loan accruing interest based on the CDOR Rate, equal to the Canadian Base Rate, plus (2) the Applicable Rate applicable to Revolving Loans accruing interest based on the CDOR Rate plus (3) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(2), any Lender (including any Issuing Bank) that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become or is the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under this definition shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 7.05(a).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an Officer’s Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments;” provided that, during such time, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio and the availability of any Baskets hereunder.

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, any such case in whole or in part.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(1)(e)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(1)(e)(C)(1) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(1)(e)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(1)(e)(D)(3).

“Discounted Prepayment Effective Date” means in the case of the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(1)(e)(B), Section 2.05(1)(e)(C) or Section 2.05(1)(e)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.05(1)(e)(A).

“disposition” has the meaning set forth in the definition of “Asset Sale”.

“Disqualified Institution” means (a) any competitor (or Affiliate of any competitor (other than a bona fide debt Fund) of the Borrower or its Subsidiaries (including for purposes of this definition Life Time and its Subsidiaries) identified by or on behalf of the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified by the Borrower to the Arrangers prior to the date of the Commitment Letter and (c) any Affiliate of the entities described in the preceding clauses (i) or (ii) that are either reasonably identifiable as such on the basis of their name or are identified as such in writing by the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date; provided that any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Institution hereunder. The identity of Disqualified Institutions will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon request therefor.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of, future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means (a) with respect to any Loan denominated in Dollars, the principal amount thereof, (b) with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted into Dollars in accordance with Section 1.10(1), (c) with respect to any L/C Obligation denominated in Dollars, the amount thereof, (d) with respect to any L/C Obligation denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.10(1) and (e) with respect to any Basket denominated (x) in Dollars, the amount thereof and (y) in any currency other than Dollars, the amount thereof converted to Dollars in accordance with Sections 1.10(3).

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(2)(a).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b), provided that no Defaulting Lender(s) or Disqualified Institution(s) may be Eligible Assignee(s).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or disposition, in any such case by the Borrower, any Restricted Subsidiary, Holdings or any Parent Company (other than the Investors) that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings, the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits , demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability or Environmental Law, (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of Exhibit G-1 among the Administrative Agent or the Collateral Agent and one or more Debt Representatives for holders of one or more classes of applicable Permitted Incremental Equivalent Debt, Pari Passu Lien Debt or Permitted Equal Priority Refinancing Debt or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Borrower and one or more of such Debt Representatives, in each case with such modifications thereto as the Administrative Agent, the Borrower and such Debt Representative(s) may agree.

“Equity Contribution” means, collectively, the direct or indirect contribution to the Borrower or any Parent Company, by the Investors, members of management of the Acquired Company and the Co-Investors of an aggregate amount of cash and rollover equity in the form of equity of the Borrower (which, if contributed in exchange for preferred equity of the Borrower shall be on terms reasonably satisfactory to the Arrangers) that represents not less than 30.0% of the sum of (i) the aggregate principal amount of Closing Date Term Loans borrowed hereunder on the Closing Date, (ii) the aggregate principal amount of the Senior Notes issued on the Closing Date, (iii) the aggregate amount of Indebtedness for borrowed money of Life Time and its Subsidiaries that survives the consummation of the Transactions (including any Existing Mortgage Debt) and (iv) the amount of such cash and rollover equity contributed, in each case, on the Closing Date (provided that the Investors shall directly or indirectly control not less than a majority of the economic and voting Equity Interests in Holdings on the Closing Date after giving effect to the Transactions).

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any Parent Company (excluding Disqualified Stock), other than:

(1)    public offerings with respect to the Borrower’s or any Parent Company’s common stock registered on Form S-4 or Form S-8;

(2)    issuances to any Restricted Subsidiary of the Borrower; and

(3)    any such public or private sale that constitutes an Excluded Contribution.

“Equivalent Percentage” means, with respect to any dollar amount, such percentage of TTM Run-Rate Adjusted EBITDA as such dollar amount represents of Run-Rate Adjusted EBITDA of the Borrower for the four quarters ended March 31, 2015, rounded up to the nearest one tenth of 1%. For purposes of calculating Equivalent Percentage and otherwise under this Agreement, Run-Rate Adjusted EBITDA of the Borrower for the four quarters ended March 31, 2015 shall be deemed to be $395.0 million.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (i) the imposition of a lien under Section 303(k) of ERISA or Section 412(c) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Euro” or “euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE LIBOR Rate (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that in no event shall (x) the Eurodollar Rate for the Closing Date Term Loans that bear interest at a rate based on clauses (a) and (b) of this definition be less than 1.00% or (y) the Eurodollar Rate for Revolving Loans that bear interest at a rate based on clauses (a) and (b) of this definition be less than 0%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1)     the sum, without duplication, of:

(a)    Consolidated Net Income of the Borrower for such period,

(b)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c)    decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) for such period,

(d)    [reserved];

(e)    the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period and

(f)    cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2)     the sum, without duplication, of:

(a)    an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of the Merger or any Permitted Acquisition or other investment permitted hereunder) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash losses, charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of clauses (1) through (15) of the definition of “Consolidated Net Income,”

(b)    without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or

acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(c)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans, the Senior Notes (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and mandatory prepayment of Term Loans pursuant to Section 2.05(2)(b) or 2.05(2)(c), any mandatory Discharge of the Senior Notes pursuant to Section 4.10(d) of the Senior Notes Indenture (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory Discharge of Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and Swing Line Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(d)    [Reserved];

(e)    increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) for such period,

(f)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(g)    without duplication of amounts deducted pursuant to clauses (h) and (i) below in prior fiscal years, the amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments or made pursuant to Section 7.05), except to the extent such investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary,

(h)    the amount of Restricted Payments paid in cash during such period (other than Restricted Payments made pursuant to Section 7.05(b)(15)), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(i)    the aggregate amount of expenditures (to the extent not funded with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities)) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(j)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.05(2)(a),

(k)    without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than any Indebtedness under any revolving credit facilities) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l)    the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 7.05(b)(14) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m)    cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(n)    any fees, expenses or charges incurred during such period (including the Transaction Expenses), or any amortization thereof for such period, in connection with any acquisition, investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents, the Senior Notes Indenture and related documents) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, and

(o)    at the option of the Borrower, any amounts in respect of investments (including Permitted Acquisitions, Investments constituting Permitted Investments and Investments made pursuant to Section 7.05) and Restricted Payments (including related earnouts and similar payments) which could have been deducted pursuant to clauses (g) or (h) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(2)(a) (which amounts shall not affect the calculation of Excess Cash Flow in any future period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means on any day with respect to any Alternative Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:

(1)    contributions to its common equity capital;

(2)    dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3)    the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case, other than an exercise of the cure right set forth in Section 8.04, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (3) of Section 7.05(a).

“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event, the sum of (1) any Net Proceeds therefrom that are not, at the time of realization or receipt thereof, required to be applied to prepay Term Loans pursuant to Section 2.05(2)(b) as a result of the Disposition Percentage being less than 100%, (2) any Net Proceeds therefrom that constitute Declined Proceeds and (3) any Net Proceeds therefrom that otherwise are waived by the Required Facility Lenders from the requirement to be applied to prepay the applicable Term Loans pursuant to Section 2.05(2)(b).

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them:

(1)    any Subsidiary that is not a direct, wholly owned Subsidiary of the Borrower or a Subsidiary Guarantor,

(2)    any Foreign Subsidiary,

(3)    any CFC Holdco,

(4)    any Domestic Subsidiary that is a Subsidiary of any (i) Foreign Subsidiary, (ii) CFC or (iii) CFC Holdco,

(5)    any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law, accounting policies or by Contractual Obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty, or if such Guaranty would require governmental (including regulatory) or third party (other than a Loan Party) consent, approval, license or authorization

(6)    any special purpose securitization vehicle (or similar entity) or any Securitization Subsidiary,

(7)    any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(8)    any Subsidiary that is not a Material Subsidiary,

(9)    any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost (including any adverse tax consequences) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom,

(10)    any special purpose entity formed for the primary purpose to hold a leasehold interest in real property that is subject to a Sale-Leaseback Transaction that and has no other activities other than those incidental to holding such leasehold interest, including Healthy Way of Life I, LLC, Healthy Way of Life II, LLC, Healthy Way of Life III, LLC and any successors or assigns thereof, and any such special purpose tenant entities formed in connection with any Specified Sale-Leaseback Transactions, and

(11)    any Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.07 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1)    any tax on such Agent or Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document),

(2)    any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (1),

(3)    other than with respect to any Lender that becomes a party hereto pursuant to the Borrower’s request under Section 3.07, any U.S. federal withholding tax that is imposed on amounts payable to a Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office) (or where the Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Lender or designates a new Lending Office), except, in the case of a Lender or partner that designates a new Lending Office or is an assignee, to the extent that such Lender or partner (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to Section 3.01,

(4)    any withholding tax attributable to a Lender’s failure to comply with Section 3.01(3),

(5)    any tax imposed under FATCA and

(6)    any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (5) of this definition.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of June 30, 2011, by and among the Acquired Company, certain of its Subsidiaries from time to time party thereto, U.S. Bank National Association, as agent, and the lenders and other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Letter of Credit” has the meaning specified in Section 2.03(8).

“Existing Mortgage Debt” means (i) the Loan Agreement dated as of January 28, 2014 between LTF Real Estate CMBS II, LLC and Wells Fargo Bank, National Association, (ii) the Promissory Note, dated as of February 12, 2013 between LTF Real Estate MP I, LLC and ING Life Insurance and Annuity Company, (iii) the Promissory Note, dated as of August 23, 2013 between LTF Real Estate MP II, LLC and ING Life Insurance and Annuity Company, and (iv) the Promissory Note, dated as of July 29, 2014 between LTF Real Estate MP III, LLC and ING Life Insurance and Annuity Company.

“Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Extended Commitments” means, collectively, Extended Revolving Commitments and Extended Term Commitments.

“Extended Loans” means, collectively, Extended Revolving Loans and Extended Term Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extended Term Commitments” means the Term Loan Commitments held by an Extending Lender.

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.16(1).

“Extension Amendment” has the meaning specified in Section 2.16(2).

“Extension Offer” has the meaning specified in Section 2.16(1).

“Facilities” means the Closing Date Term Loans, the Revolving Facility, the Swing Line Facility, any Extended Term Loans, any Extended Revolving Commitments and Extended Revolving Loans, any Refinancing Term Loans or Refinancing Revolving Loans, any Incremental Term Loans or Incremental Revolving Commitments or any Replacement Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof), and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (together with any law implementing such agreements).

“FCPA” has the meaning specified in Section 5.17.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of April 3, 2015, by and among Merger Sub, DB, Goldman Sachs, Jefferies, BMO, RBC, Macquarie, Nomura, Mizuho and US Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Financial Covenant” means the covenant specified in Section 7.12(a).

“Financial Covenant Cross Default” has the meaning specified in Section 8.01(2).

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(2).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period that is secured by a Lien that is pari passu in priority with the Liens securing the Obligations, plus, Existing Mortgage Debt and Capitalized Lease Obligations or any Refinancing Indebtedness thereof (other than property or assets held in a defeasance or similar trust or arrangement (including escrow arrangements) solely for the benefit of the Indebtedness secured thereby), minus, the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Borrower as of such date, excluding cash and Cash Equivalents that are listed as “Restricted” on such balance sheet to (b) Run-Rate Adjusted EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Run-Rate Adjusted EBITDA of the Borrower for such Test Period to (2) Fixed Charges of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)    Consolidated Interest Expense of such Person for such period;

(2)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Fixed Incremental Amount” has the meaning specified in the definition of “Permitted Incremental Amount”.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“floor” means, with respect to any reference rate of interest, any fixed minimum amount specified for such rate.

“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(h).

“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(h).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Sale-Leaseback” has the meaning specified in Section 2.05(2)(h).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender (a) with respect to an L/C Borrowing, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, however, that any such election, once made, will be irrevocable; provided further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively.

Notwithstanding the foregoing, if at any time any change occurring after the Closing Date in GAAP (or IFRS) or in the application thereof on the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document, and the Borrower shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or IFRS); provided further that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any domestic Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the Guarantee of the Obligations by the Guarantors substantially in the form of Exhibit E, (b) each other Guarantee and Guarantee supplement delivered pursuant to Section 6.11 and (c) each other Guarantee and Guarantee supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor”.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person party to a Secured Hedge Agreement that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(3)(a).

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(D)(3).

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(5).

“Incremental Amounts” has the meaning specified in clause (1) of the definition of Refinancing Indebtedness.

“Incremental Commitment” means any Incremental Commitment or Incremental Revolving Commitment.”

“Incremental Facility” has the meaning specified in Section 2.14(1).

“Incremental Loan” has the meaning specified in Section 2.14(1).

“Incremental Revolving Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Revolving Loan and “Incremental Revolving Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Revolving Facility” has the meaning specified in Section 2.14(1).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(9)(a).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(1).

“Incremental Term Facility” has the meaning specified in Section 2.14(1).

“Incremental Term Loan” has the meaning specified in Section 2.14(1).

“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided that at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender shall be equal to such Lender’s Incremental Term Loan Commitment.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d)    representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP will be excluded;

(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i)    Contingent Obligations incurred in the ordinary course of business or consistent with industry practice,

(ii)    reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(iii)    obligations under or in respect of Qualified Securitization Facilities,

(iv)    accrued expenses,

(v)    deferred or prepaid revenues, and

(vi)    asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care);

provided further that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s’ total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Initial Loans” means the Closing Date Loans and any Incremental Loans that are treated as the same Class.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, substantially in the form of Exhibit Q executed by the Borrower and each Restricted Subsidiary of that is party thereto.

“Intercreditor Agreement” means any Equal Priority Intercreditor Agreement(s) or Junior Lien Intercreditor Agreement(s) that may be executed from time to time.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan (other than any Swing Line Loan), the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Eurodollar Rate Loan or a CDOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (other than any Swing Line Loan) of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class; and (c) as to any Swing Line Loan, the last Business Day of any calendar month or, if any Event of Default has occurred and is continuing, upon demand of the Swing Line Lender.

“Interest Period” means, as to each Eurodollar Rate Loan or any CDOR Loan, the period commencing on the date such Eurodollar Rate Loan or CDOR Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or CDOR Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(1)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)    no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurodollar Rate Loan or CDOR Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05,

(1)    “Investments” will include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)    the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investor” means any of Leonard Green & Partners, L.P. (“LGP”) and TPG Capital, L.P. (“TPG”) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means US Bank, in its capacity as an issuer of Letters of Credit hereunder (including the Existing Letters of Credit), together with its permitted successors and assigns and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.03(12).

“Issuing Bank Document” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any of its Subsidiaries) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Jefferies” means Jefferies Finance LLC.

“Judgment Currency” has the meaning specified in Section 10.26.

“Junior Financing” means, collectively (1) Subordinated Indebtedness, (2) Junior Lien Debt and (3) any unsecured Indebtedness.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” has the meaning specified in clause (39) of the definition of Permitted Liens.

“Junior Lien Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of Exhibit G-2 among the Administrative Agent or the Collateral Agent and one or more Debt Representatives for holders of one or more classes of applicable one or more classes of applicable Incremental Loans, Permitted Incremental Equivalent Debt, Junior Lien Debt or Permitted Junior Priority Refinancing Debt or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Borrower and one or more of such Debt Representatives, in each case with such modifications thereto as the Administrative Agent, the Borrower and such Debt Representative(s) may agree.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the stated amount thereof in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means a Dollar Amount equal to the lesser of (a) $50.0 million and (b) the aggregate amount of the Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires, includes any Issuing Bank, the Swing Line Lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (v) of Section 10.07(b) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, including Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Life Time” has the meaning specified in the preliminary statements of this Agreement.

“Limited Condition Acquisition” means any (1) Permitted Acquisition or other investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (2) repayment, repurchase or Refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is delivered.

“Loan” means an extension of credit under Article II by a Lender (x) to the Borrower in the form of a Term Loan, (y) to the Borrower in the form of a Revolving Loan or (z) to the Borrower in the form of a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (d) the Guaranty, (e) the Collateral Documents, (f) the Intercreditor Agreements and (g) each L/C Application.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.

“Macquarie” means, collectively, Macquarie Capital and Macquarie Lender.

“Macquarie Capital” means Macquarie Capital (USA) Inc.

“Macquarie Lender” means MIHI LLC.

“Management Services Agreement” means the management services agreement or similar agreements among one or more of the Investors or certain of their respective management companies associated with it or their advisors, if applicable, and the Borrower (or any Parent Company).

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrower (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date or will become holders of such Equity Interests in connection with the Transactions.

“Mandatory Swing Line Borrowing” has the meaning set forth in Section 2.04(3)(a).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.05(b)(8) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries that is a Restricted Subsidiary (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries that are Restricted Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries that are Restricted Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Material Real Property” means any fee-owned real property located in the United States and owned by any Loan Party (i) with a fair market value in excess of $7.5 million on the Closing Date (if owned by a Loan Party on the Closing Date) or at the time of acquisition (if acquired by a Loan Party after the Closing Date) and (ii) which is improved with a facility owned by any Loan Party that is open for commercial operations; provided that for the avoidance of doubt, Material Real Property will not include any Excluded Assets.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Closing Date Term Loans, in each case that have not been extended pursuant to Section 2.16, the date that is seven years after the Closing Date, (ii) with respect to the Revolving Loans, the date that is five years after the Closing Date, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Loans, the final maturity date as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Mizuho” means Mizuho Bank, Ltd.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in Section 6.11(2)(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (5) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, pursuant to Section 6.13(2) and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to Sections 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(1)    with respect to any Asset Sale or any Casualty Event, the aggregate Cash Equivalent proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty

Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 2.05(2)(b) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) subject to clause (b) below, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10.0 million and (b) no such net cash proceeds shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2)    (a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any Parent Company, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower;

provided that “Net Proceeds” shall not include, or apply to, the proceeds of the sale component of any Sale-Leaseback Transaction, although proceeds from Specified Sale-Leaseback Transactions shall be governed by the definition of “Specified Sale-Leaseback Net Proceeds”.

“New Facility” means each new fitness center, club or exercise facility opened by the Borrower or a Restricted Subsidiary that has been open for commercial operations for less than two full calendar years.

“New Facility EBITDA Adjustment” means, for each New Facility, only to the extent it is a positive number:

(1)    the product of (a) Average Return on Invested Capital and (b) to the extent it is a positive number, the aggregate amount of capital expenditures invested in such New Facility as of the facility opening date, less the net cash proceeds received for such New Facility from any Sale-Leaseback Transactions on or prior to such determination date, minus

(2)     the actual Adjusted EBITDA of such New Facility for such period.

“Nomura” means Nomura Securities International, Inc.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.

“Note” means a Term Note, Revolving Note or Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(1).

“Obligations” means all

(1)    advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding,

(2)    obligations (other than Excluded Swap Obligations) of any Loan Party arising under any Secured Hedge Agreement and

(3)    Cash Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. Counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“ordinary course of business” means activity conducted in the ordinary course of business of the Borrower and any Restricted Subsidiary, including the expansion, remodeling, acquisition, modernization, construction, improvement and repair of facilities (including fitness centers) operated, or expected to be operated, by the Borrower or a Restricted Subsidiary, and financing transactions in connection therewith, and will include Sale-Leaseback Transactions.

“Organizational Documents” means

(1)    with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)    with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3)    with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable ECF” means Excess Cash Flow or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Applicable Indebtedness” means Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations.

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Taxes” means any and all present or future stamp or documentary Taxes, intangible, recording, filing, excise (that is not based on net income), property or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding principal Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (i) with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, an Issuing Bank or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation and (ii) with respect to any amount denominated in any Available Currency other than Dollars, the rate of interest per annum at which overnight deposits in such Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Available Currency to major banks in such interbank market.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Borrower, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), will have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Pari Passu Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens”.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.05(2)(b)(i).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Equal Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis with the Closing Date Loans and the Closing Date Revolving Facility.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.

“Permitted Holder” means (1) any of the Investors, Co-Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Co-Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Permitted Parent, (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Permitted Parent.

“Permitted Incremental Amount” means the sum of:

(1)    (a) the greater of (i) $400,000,000 and (ii) the Borrower’s Run-Rate Adjusted EBITDA for the most recently ended Test Period, minus (b) the aggregate amount of all Permitted Incremental Equivalent Debt previously incurred in reliance on this clause (1), plus (c) the aggregate principal amount of any prepayments of Term Loans (in the case of Term Loans consisting of Incremental Term Loans (or any Refinancing thereof) solely to the extent incurred in reliance on this clause (1)) made pursuant to Section 2.05(1) and voluntary prepayments of Permitted Incremental Equivalent Debt incurred in reliance on this clause (1), in each case to the extent not funded with the proceeds of Funded Debt (the “Fixed Incremental Amount” and Indebtedness incurred using the Fixed Incremental Amount, “Fixed Incremental Amount Indebtedness”), plus

(2)    such additional amount (the “Ratio Amount” and Indebtedness incurred using the Ratio Amount, “Ratio Amount Indebtedness”) that would not result in:

(a)    with regard to Indebtedness secured on a pari passu basis with the Closing Date Term Loans, the Borrower’s First Lien Net Leverage Ratio exceeding 4.00 to 1.00,

(b)    with regard to Indebtedness secured on a junior lien basis to the Closing Date Term Loans, the Borrower’s Total Net Leverage Ratio exceeding 5.10 to 1.00 or

(c)    with regard to Indebtedness that is unsecured, the Borrower’s (i) Total Net Leverage Ratio exceeding 5.10 to 1.00 or (ii) Fixed Charge Coverage Ratio being less than 2.00 to 1.00;

in each case, determined as of the most recently ended Test Period and on a pro forma basis in accordance with Section 1.07 (assuming in the case of any Incremental Revolving Commitments, a full drawing of such Revolving Commitments) and including a pro forma application of the net proceeds therefrom (excluding for netting purposes the cash proceeds of any then proposed Ratio Amount Indebtedness), as if the additional Indebtedness incurred pursuant to this clause (2) had been incurred and the application of the proceeds therefrom has occurred at the beginning of such Test Period.

For the avoidance of doubt, if the Borrower incurs Fixed Incremental Amount Indebtedness on the same date that it incurs Ratio Amount Indebtedness, then the First Lien Net Leverage Ratio will be calculated without regard to any incurrence of Fixed Incremental Amount Indebtedness.

“Permitted Incremental Equivalent Debt” means secured or unsecured Indebtedness of the Borrower and any Guarantors in the form of loans or one or more series of notes; provided that:

(1)    the aggregate principal amount of all Permitted Incremental Equivalent Debt on any date such Indebtedness is incurred or issued, after giving effect to such incurrence or issuance, shall not, together with any Incremental Facilities then outstanding (assuming in the case of any Incremental Revolving Commitments, a full drawing of such Revolving Commitments) (without netting the cash proceeds thereof), exceed the Permitted Incremental Amount;

(2)    such Permitted Incremental Equivalent Debt (a) to the extent secured on a pari passu basis with the Closing Date Term Loans, will not have a final maturity date prior to the Maturity Date of the Closing Date Term Loans and (b) to the extent secured on a junior lien basis to the Closing Date Term Loans or unsecured, (x) will not have a final maturity date and (y) will not provide for any scheduled amortization, prior to the date that is 91 days after the Maturity Date of the Closing Date Term Loans (other than upon a change of control, asset sale event or casualty or condemnation event and customary acceleration rights upon an event of default), and, in each case, will not have a shorter Weighted Average Life to Maturity than the Closing Date Term Loans;

(3)    any Permitted Incremental Equivalent Debt shall not be guaranteed by any Subsidiaries of the Borrower other than the Subsidiary Guarantors;

(4)    any mandatory prepayments of:

(a)    any Permitted Incremental Equivalent Debt that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments of such debt are (i) permitted hereunder and (ii) to the extent required hereunder or pursuant to the terms of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Loans, first made or offered to the Loans and any such Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Loans; and

(b)    any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Term Loans shall be made on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) with the Term Loans (in each case, other than pursuant to a refinancing transaction permitted hereunder or with respect to greater than pro rata payments to an earlier maturing tranche); and

(5)    if such Permitted Incremental Equivalent Debt is secured:

(a)    such Permitted Incremental Equivalent Debt is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of a letter of credit issuer or similar “fronting” lender);

(b)    if such Permitted Incremental Equivalent Debt is secured on a pari passu basis with the Closing Date Term Loans, a Debt Representative acting on behalf of the holders of such Permitted Incremental Equivalent Debt has become party to or is otherwise subject to the provisions of an Equal Priority Intercreditor Agreement; and

(c)    if such Permitted Incremental Equivalent Debt is secured on a junior basis to the Closing Date Term Loans, a Debt Representative, acting on behalf of the holders of such Permitted Incremental Equivalent Debt, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

Permitted Incremental Equivalent Debt (i) will not be subject to the “most favored nation” pricing provision(s) set forth in Section 2.14(8) except to the extent such Permitted Incremental Equivalent Debt is (x) in the form of term loans and (y) secured on a pari passu basis with the Closing Date Term Loans (in which case, such “most favored nation” pricing provision shall apply) and (ii) may be incurred or issued in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (so long as such credit facility includes customary “rollover provisions”), in which case, clause (2) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1)    any Investment (a) in any Loan Party, (b) by any Restricted Subsidiary that is a Non-Loan Party in any other Restricted Subsidiary that is a Non-Loan Party and (c) by any Loan Party in any Restricted Subsidiary that is a Non-Loan Party; provided that the aggregate amount of Investments (other than as a result of the transfer of Equity Interests or Indebtedness of any Restricted Subsidiary that is a Non-Loan Party to any other Restricted Subsidiary that is a Non-Loan Party) outstanding at any time pursuant to this clause (c), together with, but without duplication of, Investments made by any Loan Party in any Non-Loan Party pursuant to clause (3) below, shall not exceed the greater of (i) $50.0 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Run-Rate Adjusted EBITDA as of the applicable date of determination;

(2)    any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)    (a) any Investment by the Borrower or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (a “Permitted Acquisition”); provided that:

(A)    the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties or in assets that are not owned by a Loan Party pursuant to this clause (3), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (1) above, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $50.0 million and (y) an amount equal to the Equivalent Percentage of the amount set forth in the immediately preceding clause (x) multiplied by TTM Run-Rate Adjusted EBITDA as of the applicable date of determination;

(B)    subject to Section 1.07(8), immediately before and after giving pro forma effect to any such Investment, (x) no Event of Default will have occurred and be continuing and (y) either:

(1)    the First Lien Net Leverage Ratio for the Test Period is no greater than the First Lien Net Leverage Ratio in effect immediately prior (and without giving pro forma effect) to such Investment,

(2)    the Borrower is in compliance with the Financial Covenant (whether or not applicable at such time), or

(3)    the Borrower could incur at least $1.00 of additional Indebtedness pursuant to clause (A) of Section 7.02(a);

(C)    before or substantially contemporaneously with the making of such Investment, the Borrower will deliver to the Administrative Agent an Officer’s Certificate of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, certifying that all of the requirements in this clause (3) have been or will be satisfied on or prior to the consummation of such Investment; and

(b)    any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)    any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased, extended, modified, replaced, reinvested or renewed, (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted hereunder;

(6)    any Investment acquired by the Borrower or any Restricted Subsidiary:

(a)    in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)    in satisfaction of judgments against other Persons;

(c)    as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)    as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)    Hedging Obligations permitted under Section 7.02(b)(10);

(8)    any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed the greater of (a) $75.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(9)    Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 7.05(a);

(10)    (a) guarantees of Indebtedness permitted under Section 7.02, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2), (5), (9), (15) or (22) of such Section);

(12)    Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)    Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities), not to exceed the greater of (a) $100.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above (to the extent permitted thereunder) and will cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)    Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(15)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants and members of management not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16)    loans and advances to employees, directors, officers, members of management and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company;

(17)    advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrower or any Restricted Subsidiary;

(18)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20)    Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors;

(21)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22)    the purchase or other acquisition of any Indebtedness of the Borrower or any Restricted Subsidiary to the extent otherwise permitted hereunder;

(23)    Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Permitted Investments made pursuant to this clause (23) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed the greater of (a) $50.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”); provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is an Unrestricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above to the extent permitted thereunder and will cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary;

(24)    Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25)    any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26)    Investments made as part of, to effect or resulting from the Transactions;

(27)    Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Borrower and its Subsidiaries;

(29)    acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Borrower, or any Subsidiary of the Borrower in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30)    Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31)    Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32)     loans and advances to any direct or indirect parent of the Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33)    any other Investments if on a pro forma basis after giving effect to such Investment, the First Lien Net Leverage Ratio would be equal to or less than 2.75 to 1.00;

(34)    Permitted Bond Hedge Transactions; and

(35)    any Investment made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investment is financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted under this Agreement.

For purposes of determining compliance with this definition, (A) an Investment need not be incurred solely by reference to one category of Permitted Investments described in this definition, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of Permitted Investments, the Borrower may, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this definition and Section 7.05.

“Permitted Junior Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured on a junior lien basis to the Closing Date Loans and the Closing Date Revolving Facility.

“Permitted Liens” means, with respect to any Person:

(1)    Liens created pursuant to any Loan Document;

(2)    Liens, pledges or deposits made in connection with:

(a)    workers’ compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations,

(b)    insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a) or

(c)    bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided for, in each ease, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6)    survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties;

(7)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4), (6), (12), (13), (15), (23) or (25) of Section 7.02(b); provided that:

(a)    Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under such clause (4), (12) or (13) of Section 7.02(b);

(b)    Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to such clause (23) extend only to the assets of Subsidiaries that are not Guarantors;

(c)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty; and

(d)    If any such Liens (i) secure Indebtedness for borrowed money incurred pursuant to such clause (12) in a principal amount in excess of the Threshold Amount and (ii) are secured by the Collateral on a pari passu basis with, or junior basis to, the Liens that secure the Closing Date Loans, they will be subject to an Equal Priority Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.

(8)    Liens existing, or provided for under binding contracts existing, on the Closing Date;

(9)    Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;

(10)    Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired-property) that secured the obligations to which such Liens relate;

(11)    Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;

(12)    Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(13)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)    leases, subleases, licenses or sublicenses (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(15)    Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16)    Liens in favor of the Borrower or any Guarantor;

(17)    Liens on equipment or vehicles of the Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18)    Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(19)    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9) or (41) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clauses (6), (7), (8), (9) or (41) at the time the original Lien became a Permitted Lien hereunder, plus (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees, defeasance costs, underwriting discounts or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such refinancing, refunding, extension, renewal or replacement;

(20)    deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21)    other Liens securing obligations in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $75.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of incurrence; provided, that if such Liens secured Indebtedness for borrowed money and are secured by the Collateral on a pari passu basis with, or junior basis to, the Liens that secure the Closing Date Loans, they will be subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)    (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);

(25)    Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27)    Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28)    Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29)    any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)    Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04 in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(32)    Liens in connection with any Sale-Leaseback Transaction(s);

(33)    Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(34)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36)    rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37)    Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(38)    receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof;

(39)    Liens on all or any portion of the Collateral (but no other assets) to secure obligations in respect of (a) Indebtedness permitted to be incurred pursuant to Section 7.02; provided that after giving pro forma effect to the incurrence of the then proposed Indebtedness (and without netting any cash received from the incurrence of such Indebtedness) (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso), (i) if such Indebtedness is secured on a (x) pari passu basis with the Liens that secure the Closing Date Loans (“Pari Passu Lien Debt”), the First

Lien Net Leverage Ratio would be no greater than 4.00 to 1.00 or (y) junior basis to the Liens that secure the Loans (“Junior Lien Debt”), the Total Net Leverage Ratio would be no greater than 5.10 to 1.00, (ii) such Liens are in each case subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, and (iii) if such Liens secure term loans that are secured on a pari passu basis with the Closing Date Term Loans, then the Borrower shall comply with the “most favored nation” pricing provisions of Section 2.14(8) as if such Indebtedness was an Incremental Facility incurred pursuant to Section 2.14 and (b) any Refinancing Indebtedness in respect of Pari Passu Lien Debt or Junior Lien Debt (but subject to the foregoing subclause (iii));

(40)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41)    Liens securing Existing Mortgage Debt and Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42)    Liens disclosed by the title insurance policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44)     restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46)    zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements; and

(47)    Liens on all or any portion of the Collateral (but no other assets) securing (i) Permitted Incremental Equivalent Debt, (ii) Permitted Equal Priority Refinancing Debt or (iii) Permitted Junior Priority Refinancing Debt, and, in each case, Liens securing any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more such categories or clauses in any manner that complies with this definition.

If any Liens securing obligations are incurred to refinance liens securing obligations initially incurred in reliance on a Basket measured by reference to a percentage of TTM Run-Rate Adjusted EBITDA, and such refinancing would cause the percentage of TTM Run-Rate Adjusted EBITDA to be exceeded if calculated based on the TTM Run-Rate Adjusted EBITDA on the date of such refinancing, such percentage of TTM Run-Rate

Adjusted EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus the related costs incurred or payable in connection with such refinancing and if any Liens securing obligations are incurred to refinance liens securing obligations initially incurred in reliance on a Basket measured by a fixed dollar amount, such fixed dollar Basket will be deemed to be exceeded to the extent the principal amount of such obligations secured by such Liens being refinanced, plus the related costs incurred or payable in connection with such refinancing.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Borrower that at the time it became a parent of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s or a Parent Company’s common stock sold by the Borrower or a Parent Company substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Planned Expenditures” has the meaning specified in the definition of Excess Cash Flow.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(1)(b).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of a given Class of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Exposure of such Class of such Lender at such time and the denominator of which is the aggregate Term Loan Exposure of such Class of all Lenders at such time; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time; and (iii) with respect to all payments, computations and other matters relating to the Incremental Term Loans of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Incremental Term Loan Exposure of such Lender at such time and the denominator of which is the aggregate Incremental Term Loan Exposure of all Lenders at such time.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Public Lender” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (i) at any time prior to Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is (a) of a type that would be required by applicable Law to be publicly disclosed in connection with an issuance by Holdings or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (b) not material to make an investment decision with respect to securities of Holdings or any of its Subsidiaries (for purposes of United States federal, state or other applicable securities laws), and (ii) at any time on or after Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement or property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings that

(1)    is not subject to any Guarantee by any Subsidiary of Holdings (including the Borrower),

(2)    will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof,

(3)    has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (5) below),

(4)    does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is four (4) years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and

(5)    has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company);

provided that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (2) constituting a receivables financing facility.

“Qualifying IPO” means the issuance by the Borrower, or any Parent Company, of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Quarterly Financial Statements” means the unaudited quarterly balance sheet and related statements of income and cash flows of the Acquired Company for the most recent fiscal quarter(s) ended after December 31, 2014 and at least 45 days prior to the Closing Date, in each case to the extent delivered to Initial Borrower pursuant to the Acquisition Agreement or otherwise.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) are not making ratings on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Ratio Amount” has the meaning specified in the definition of “Permitted Incremental Amount”.

“RBC” means Royal Bank of Canada.

“Reference Rate” means (x) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to LIBOR, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day with a term of three months would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, on such date and (y) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Loans or Refinancing Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (y) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including any Refinancing Indebtedness, so long as:

(1)    (a) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus (b) any accrued and unpaid interest on, the Indebtedness, the amount of any accrued and unpaid dividends on, the Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (b) and (c) the “Incremental Amounts”);

(2)    such Refinancing Indebtedness has a:

(a)    Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b)    final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Maturity Date of the Loans);

(3)    to the extent such Refinancing Indebtedness Refinances (a) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt, (b) Junior Lien Debt, such Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Loans or the Guaranty thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to a Junior Lien Intercreditor Agreement or (c) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4)    such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(5)    such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);

provided that Refinancing Indebtedness will not include:

(a)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(b)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c)    Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clauses (2) and (30) of Section 7.02(b) (including any successive Refinancings thereof incurred under clause (13) of Section 7.02(b)) and any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness which does not satisfy the requirements of clause (2) above so long as, subject to customary conditions, as determined in good faith by the Borrower, such “bridge” or other interim indebtedness will either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (2) of this definition.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Refunding Capital Stock” has the meaning specified in Section 7.05(b)(2).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(2)(g).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this

Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person and (b) the respective directors, officers, employees, agents and other representatives of such Person or any of its Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Replaced Loans” has the meaning specified in Section 10.01.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (1) the incurrence by the Borrower of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Closing Date Term Loans into a new tranche of replacement Term Loans under this Agreement) (a) having an All-In Yield that is less than the All-In Yield applicable to the Closing Date Term Loans of the respective Type and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Closing Date Term Loans or (2) any effective reduction in the All-In Yield applicable to the Closing Date Term Loans (e.g., by way of amendment, waiver or otherwise); provided that a Repricing Transaction shall not include (i) any event described in clause (1) or (2) above that is not consummated for the primary purpose of lowering the All-In Yield applicable to the Closing Date Term Loans (as determined in good faith by the Borrower), including any such event consummated in connection with a Change of Control, Qualifying IPO or Enterprise Transformative Event or (ii) any Sale-Leaseback Transaction.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities (other than any Revolving Facility), Lenders having more than 50% of the sum of the (a) aggregate principal amount of outstanding Loans under such Facility or Facilities and (b) aggregate unused Commitments under such Facility or Facilities; provided that (i) to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders and (ii) the portion of outstanding Loans and the unused Commitments of any such Facility, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate Term Loan Exposure and (b) aggregate Revolving Exposure of all Lenders; provided that (i) the aggregate Term Loan Exposure and Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of the “Required Lenders” and (ii) any determination of Required Lenders shall be subject to the limitations set forth in Section 10.07(h) with respect to Affiliated Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will (i) any Securitization Subsidiary, or (ii) any special purpose vehicle that borrows mortgage debt secured by fitness centers or exercise facilities and has no other activities be considered a Restricted Subsidiary for purposes of Section 8.01(5) or (7); provided further that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Borrower (but which transactions may include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01(2).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (1) make Revolving Loans to the Borrower pursuant to Section 2.01(2) and (2) purchase participations in L/C Obligations in respect of Letters of Credit and purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Closing Date Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of all Revolving Lenders as of the Closing Date is $250.0 million, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(1).

“Revolving Exposure” means, as to each Revolving Lender, the sum of the amount of the Outstanding Amount of such Revolving Lender’s Revolving Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the Dollar Amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(2) and includes Revolving Loans under the Closing Date Revolving Facility, Incremental Revolving Loans, Refinancing Revolving Loans and Loans made pursuant to Extended Revolving Commitments.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“Run-Rate Adjusted EBITDA” means, with respect to any Person for any period, the Adjusted EBITDA of such Person and its Restricted Subsidiaries for such period increased by the Total New Facility Run-Rate Adjustment.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale-Leaseback Post-Closing Transaction” means any Sale-Leaseback Transaction consummated after the Closing Date.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank; and designated in writing by the Cash Management Bank and the Borrower to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (a) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (b) designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Notes” means the $450.0 million 8.500% senior unsecured notes of the Borrower due 2023.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of June 10, 2015, between the Borrower and Wilmington Savings Fund Society FSB, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Closing Date.

“Solicited Discount Proration” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(1)(e)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1)    the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)    the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3)    such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and

(4)    such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Company in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Initial Borrower has the right, pursuant to the Transaction Agreement, to terminate its obligations under the Transaction Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties.

“Specified Businesses” means the business units designated by the Borrower as Events, ChronoTrack and MyHealthCheck.

“Specified Discount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.05(1)(e)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(1)(e)(B)(3).

“Specified Operating Facility Sale-Leaseback Transaction” means one or more Sale-Leaseback Post-Closing Transactions, with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary on the Closing Date and on which there is a facility that is open and operational as of the Closing Date.

“Specified Other Sale-Leaseback Transaction” means one or more Sale-Leaseback Post-Closing Transactions that, in each case, is not a Specified Operating Facility Sale-Leaseback Transaction but, with respect to the Specified Sale-Leaseback Net Proceeds from which, the Borrower elects to make a Restricted Payment in accordance with Section 7.05(b)(24).

“Specified Representations” means those representations and warranties made by Holdings and the Initial Borrower in Sections 5.01(1) (with respect to the organizational existence of the Loan Parties only), 5.01(2)(b), 5.02(1), 5.02(2)(a) (with respect to the Loan Parties only and as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral pursuant to, and performance of the Loan Documents by the Loan Parties), 5.02(2)(c) (for purposes of this definition, replacing the reference at the end of Section 5.02(2) to “Material Adverse Effect” with a reference to “Closing Date Material Adverse Effect”), 5.04, 5.13, 5.16, 5.17 and 5.18.

“Specified Sale-Leaseback Net Proceeds” means with respect to the sale component of any Specified Sale-Leaseback Transaction, the excess, if any, of (i) the sum of cash and Cash Equivalents received as purchase consideration in connection with such Specified Sale-Leaseback Transaction sale component pursuant to the applicable purchase and sale agreement over (ii) the sum of (A) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred or required to be paid by the Borrower or any Restricted Subsidiary on behalf of a purchaser by the Borrower or any Restricted Subsidiary in connection with such Specified Sale-Leaseback Transaction, (B) taxes (including transfer taxes) or distributions made pursuant to clauses (a) and (b) of Section 7.05(b)(14) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Specified Sale-Leaseback Net Proceeds) and (C) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such Specified Sale-Leaseback Transaction, including liabilities related to environmental matters or against any indemnification obligations associated with such Specified Sale-Leaseback Transaction, it being understood that “Specified Sale-Leaseback Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (C). The net proceeds of any Sale-Leaseback Transaction will be determined giving effect to transaction expenses and the tax effect of such transactions (including taxes paid or payable as a result of such transactions).

“Specified Sale-Leaseback Transaction” means one or more Sale-Leaseback Transactions with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary on or after the Closing Date.

“Specified Transaction” means:

(1)    solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Borrower, in each case, in connection with an acquisition or Investment,

(2)    any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP),

(3)    any Investment that results in a Person becoming a Restricted Subsidiary,

(4)    any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5)    any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person,

(6)    any Asset Sale (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)    any operational changes identified by the Borrower that have been made by the Borrower or any Restricted Subsidiary during the Test Period,

(8)    any borrowing of Incremental Loans or Permitted Incremental Equivalent Debt (or establishment of an Incremental Revolving Facility) or

(9)    any other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.

“Sterling” means the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that by its terms is subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty.

“Subsidiary” means, with respect to any Person:

(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)    any partnership, joint venture, limited liability company or similar entity of which:

(a)    more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and

(b)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(1).

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means US Bank, and/or (as the context requires) any other Lender that becomes a Swing Line Lender in accordance with Section 2.04(8), or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(1).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(2), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit B-3, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the aggregate amount of the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning specified in Section 7.05(b)(14)(b).

“Tax Indemnitee” as defined in Section 3.01(5).

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment in respect of Replacement Loans. The initial amount of each Term Lender’s Term Commitment is its Closing Date Term Commitment or, otherwise, in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption), Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Facility” means any Facility consisting of Term Loans or Term Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Closing Date Term Loan, Incremental Term Loan, Refinancing Term Loan, Extended Term Loan or Replacement Loan, as the context may require.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Commitment, or, with regard to any Incremental Amendment at any time prior to the making of the applicable Incremental Term Loans thereunder, the Term Loan Exposure of any Lender with respect to such Incremental Facility shall be equal to such Lender’s Incremental Term Loan Commitment thereunder.

“Term Loan Increase” has the meaning specified in Section 2.14(1).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount or in a manner reasonably acceptable to the relevant Issuing Banks).

“Test Period” in effect at any time means the Borrower’s most recently ended four consecutive fiscal quarters (taken as one accounting period) for which, subject to Section 1.07(1), internal financial statements are available (as determined in good faith by the Borrower); provided that prior to the first date on which financial statements have been furnished, the Test Period in effect will be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2015.

“Threshold Amount” means $40.0 million.

“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Borrower as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet to (b) Run-Rate Adjusted EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total New Facility Run-Rate Adjustment” means, with respect to any Person for any period, the sum of the New Facility EBITDA Adjustments for each New Facility.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of March 15, 2015, among Life Time, LTF Holdings, Inc., a Delaware corporation, and LTF Merger Sub, Inc., a Minnesota corporation, as amended, modified and supplemented from time to time.

“Transaction Consideration” means an amount equal to the total funds required to consummate the Merger as set forth in the Transaction Agreement.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, any Parent Company, Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or restricted stock.

“Transactions” means, collectively, the transactions contemplated by the Transaction Agreement (as amended through the Closing Date) and transactions related or incidental to, or in connection with, such transactions, the funding of the Closing Date Loans, the issuance of the Senior Notes on the Closing Date, and the payment of Transaction Expenses.

“Treasury Capital Stock” has the meaning assigned to such term in Section 7.05(b)(2)(a).

“TTM Run-Rate Adjusted EBITDA” means, as of any date of determination, the Run-Rate Adjusted EBITDA of the Borrower for the Test Period.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or a CDOR Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(3)(b)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(3)(a).

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate:

(a)    any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(i)    such designation shall be deemed an Investment;

(ii)    each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and

(iii)    immediately after giving effect to such designation, no Event of Default under Section 8.01(1), or with respect to the Borrower only, Section 8.01(6), will have occurred and be continuing and the Borrower is in compliance on a pro forma basis with the Financial Covenant (whether or not applicable at such time); and

(b)    any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default under Section 8.01(1), or with respect to the Borrower only, Section 8.01(6), will have occurred and be continuing and either:

(i)    the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (A) of Section 7.02(a) or

(ii)    the Borrower’s Fixed Charge Coverage Ratio would be equal to or greater than its Fixed Charge Coverage Ratio immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“US Bank” means U.S. Bank National Association.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)    the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2)    the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3)    References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4)    The term “including” is by way of example and not limitation.

(5)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(7)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8)    The word “or” is not intended to be exclusive unless expressly indicated otherwise.

(9)    With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

(10)    For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. For purposes of determining compliance with the incurrence of any Credit Agreement Refinancing Indebtedness or Refinancing Indebtedness that restricts the amount of such Indebtedness relative to the amount of Credit Agreement Refinanced Debt or Refinanced Debt, respectively, the Borrower and Restricted Subsidiaries may incur an incremental principal amount of Credit Agreement Refinancing Indebtedness or Refinancing Indebtedness in such refinancing to the extent that the excess portion of the Credit Agreement Refinancing Indebtedness or Refinancing Indebtedness would otherwise be permitted to be incurred in accordance with this Agreement. For purposes of determining compliance with the incurrence of any Indebtedness under Designated Revolving Commitments in reliance on compliance with any ratio, if on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of then proposed Indebtedness thereunder, then such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with any ratio.

(11)    For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Unless the context indicates otherwise, any reference to a “fiscal year” or a “fiscal quarter” shall refer to a fiscal year ending December 31 or fiscal quarter ending March 31, June 30, September 30 or December 31 of the Borrower.

SECTION 1.04    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06    Times of Day and Timing of Payment and Performance. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07    Pro Forma and Other Calculations.

(1)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4), (5) or (7) of this Section 1.07, when calculating the First Lien Net Leverage Ratio for purposes of (a) the definition of “Applicable Rate,” (b) Section 2.05(2)(a) and (c) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that voluntary prepayments made pursuant to Section 2.05(1) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.05(2)(a) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time such prepayment pursuant to Section 2.05(2)(a) is due but shall not be given pro forma effect thereafter. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) (it being understood that for purposes of determining pro forma compliance with the Financial Covenant, if no Test Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Test Period cited in the Financial Covenant with an indicated level).

(2)    For purposes of calculating any financial ratio or test (or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Run-Rate Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07 as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period.

(3)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from or related to any such Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of any such Specified Transaction(calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are (i) reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (ii) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction and (b) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Run-Rate Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(4)    In the event that (a) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), (b) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrower or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period; provided, however, that at the election of the Borrower, the pro forma calculation will not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 7.02(b).

(5)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.

(6)    Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations (and the Run-Rate Adjusted EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(7)    Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) on or prior to the relevant date of determination.

(8)    Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, Consolidated Net Income or Run-Rate Adjusted EBITDA in connection with incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted or the repayment of Indebtedness, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence with of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted or the repayment of Indebtedness, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 8.01(1), or, solely with respect to the Borrower, Section 8.01(6), shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Run-Rate Adjusted EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions, unless on such date an Event of Default pursuant to Section 8.01(1) or 8.01(6) shall be continuing. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or Basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or Basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCA Test Date; provided that for purposes of any such calculation of the Fixed Charge Coverage Ratio, Consolidated Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Acquisition based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or its Restricted Subsidiaries (x) incurs

Indebtedness, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with any Limited Condition Acquisition under a ratio-based Basket and (y) incurs Indebtedness, creates Liens, makes Asset Sales, Investments or Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with such Limited Condition Acquisition under a non-ratio-based Basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based Basket without regard to any such action under such non-ratio-based Basket made in connection with such Limited Condition Acquisition.

SECTION 1.08    Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount specified in Section 7.05(a) immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under Section 7.05(a) as so calculated.

SECTION 1.09    Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10    Currency Generally.

(1)    The Administrative Agent shall determine the Dollar Amount of each Revolving Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (a) as of the first day of each Interest Period applicable thereto and (b) as of the end of each fiscal quarter of the Borrower, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (i) on the date of the related Request for Credit Extension for purposes of the initial such determination for any Revolving Loan or Letter of Credit and (ii) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(2)    If after giving effect to any such determination of a Dollar Amount, the Total Revolving Outstandings exceed the aggregate amount of Revolving Commitments then in effect by 5.0% or more, the Borrower shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay the applicable outstanding Dollar Amount of the Revolving Loans denominated in Alternative Currencies or take other action as the Administrative Agent, in its discretion, may direct (including Cash Collateralization of the applicable L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

(3)    The Borrower shall determine in good faith the Dollar Amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(4)    For purposes of determining the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11    Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Bank Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01    The Loans.

(1)    Term Borrowings. Subject to the terms and conditions set forth in Section 4.01 hereof, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Closing Date Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(2)    Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars or one or more Alternative Currencies pursuant to Section 2.02 from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, (a) the aggregate principal Dollar Amount of Total Revolving Outstandings denominated in Canadian Dollars will not exceed $25.0 million and (b) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender, such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(2), prepay under Section 2.05 and reborrow under this Section 2.01(2). Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans or CDOR Loans, as further provided herein.

SECTION 2.02    Borrowings, Conversions and Continuations of Loans.

(1)    Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans and CDOR Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Administrative Agent (provided that the notice in respect of the initial Credit Extension, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of the Merger or such Permitted Acquisition or other transaction, as applicable), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (a) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or CDOR Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (b) on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (a) above may be delivered on or prior to the Closing Date in the case of the Closing Date Term Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(1) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.14, 2.15 and 2.16, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or CDOR Loans shall be in a principal Dollar Amount of $5.0 million or a whole multiple Dollar Amount of $1.0 million in excess thereof

(provided that any continuation of Eurodollar Rate Loans or CDOR Loans funded in an Available Currency other than Dollars may be for the entire Dollar Amount of such Eurodollar Rate Loans or CDOR Loans then outstanding in such Available Currency). Except as provided in Sections 2.03(3), 2.14, 2.15 and 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a principal Dollar Amount of $1.0 million or a whole multiple Dollar Amount of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify

(i)    whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of Eurodollar Rate Loans or CDOR Loans,

(ii)    the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iii)    the principal amount of Loans to be borrowed, converted or continued,

(iv)    in the case of Revolving Loans, the currency in which the Revolving Loans to be borrowed are to be denominated,

(v)    the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted,

(vi)    if applicable, the duration of the Interest Period with respect thereto and

(vii)    wire instructions of the account(s) to which funds are to be disbursed.

If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one (1) month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Rate Loan or CDOR Loan, shall have a one-month Interest Period. Any such automatic continuation of Eurodollar Rate Loans or CDOR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or CDOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or CDOR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified in a Committed Loan Notice for Revolving Borrowings, the requested Borrowing shall be in Dollars.

(2)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurodollar Rate Loans or CDOR Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 2:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 for the Borrowing on the Closing Date, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (a) crediting the account(s) of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Facility is given by the Borrower (other than with respect to the Closing Date Revolving Borrowing), there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrower as provided above.

(3)    Except as otherwise provided herein, a Eurodollar Rate Loan or a CDOR Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or CDOR Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent at the direction of the Required Revolving Lenders or the Required Facility Lenders (as applicable) under the applicable Facility may require by notice to the Borrower that no Loans under such Facility may be converted to or continued as Eurodollar Rate Loans or CDOR Loans.

(4)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and CDOR Loans upon determination of such interest rate. The determination of the Eurodollar Rate and CDOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(5)    After giving effect to all Term Borrowings, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(5) shall increase by three (3) Interest Periods for each applicable Class so established.

(6)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (2) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03    Letters of Credit.

(1)    The Letter of Credit Commitments.

(a)    Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03,

(A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit at sight denominated in Dollars or another Available Currency for the account of the Borrower or a Restricted Subsidiary (provided that any such Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(2), and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. In accordance with Section 2.03(8), all Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.03(1) (except that the provisions of 2.03(7) shall not apply to such deemed issuance on the Closing Date).

(b)    An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(ii)    subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iii)    the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iv)    the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit generally; or

(v)    any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)    An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(2)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 12:00 p.m., New York time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i)    the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)    the amount thereof;

(iii)    the expiry date thereof;

(iv)    the name and address of the beneficiary thereof;

(v)    the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi)    the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder;

(vii)    the Available Currency in which the requested Letter of Credit to be issued will be denominated; and

(viii)    such other matters as the relevant Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(A)    the Letter of Credit to be amended;

(B)    the proposed date of amendment thereof (which shall be a Business Day);

(C)    the nature of the proposed amendment; and

(D)    such other matters as the relevant Issuing Bank may reasonably request.

(b)    Promptly after receipt of any L/C Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, if applicable, any Restricted Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(c)    If the Borrower so requests in any applicable L/C Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the relevant Issuing Bank and the Borrower at the time such Letter of Credit is issued. Unless otherwise agreed in such Letter of Credit, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable L/C Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank; provided that the relevant Issuing Bank shall not permit any such extension if (i) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(1)(b) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 will not be satisfied on the applicable date of the Credit Extension.

(d)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(3)    Drawings and Reimbursements; Funding of Participations.

(a)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof (including the date on which such payment is to be made). Upon the same day of any payment by an Issuing Bank under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, or cause to be reimbursed, such Issuing Bank through the Administrative Agent in an amount equal to the Dollar Amount of such drawing; provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant Issuing Bank on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant Issuing Bank shall notify the Borrower of the Dollar Amount of the drawing promptly following the determination or revaluation thereof. If the Borrower fails to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the Dollar Amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the requirements for the amount of the unutilized portion of the Revolving Commitments under the applicable Revolving Facility of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(3)(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)    Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.03(3)(a) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(3)(c), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(c)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(3)(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(d)    Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(3) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant Issuing Bank.

(e)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(3), shall be absolute and unconditional and shall not be affected by any circumstance, including

(i)    any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever;

(ii)    the occurrence or continuance of a Default; or

(iii)    any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(3) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(b), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(3)(d) shall be conclusive absent manifest error.

(4)    Repayment of Participations.

(a)    If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(3), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the Dollar Amount received by the Administrative Agent.

(b)    If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(3)(a) or Section 2.03(3)(b) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this Section 2.03(4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)    any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(f)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such Issuing Bank constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(6)    Role of Issuing Banks. The Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate or facsimile message, order or other document or telephone message signed, sent or made by any Person that the Issuing Bank reasonably believed to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Issuing Bank (which may include, at the Issuing Bank’s option, counsel of the Administrative Agent or the Borrower). Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Person of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for

(a)    any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable;

(b)    any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or

(c)    the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.

Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Related Persons of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.03(5); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each Issuing Bank, its Related Persons and their respective directors, officers, agents and employees (to the extent not reimbursed by the

Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.03 or any action taken or omitted to be taken by such indemnitees hereunder.

(7)    Cash Collateral. Subject to Section 2.17(1)(d), if,

(a)    as of any L/C Expiration Date, any applicable Letter of Credit issued for the account of the Borrower or any Restricted Subsidiary may for any reason remain outstanding and partially or wholly undrawn,

(b)    any Event of Default occurs and is continuing and the Administrative Agent upon the direction of the Required Revolving Lenders, as applicable, may require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or

(c)    an Event of Default set forth under Section 8.01(6) occurs and is continuing,

the Borrower will Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all relevant L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable L/C Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (i) in the case of the immediately preceding clauses (a) or (b), (x) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m. or (y) if clause (x) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (ii) in the case of the immediately preceding clause (c), the Business Day on which an Event of Default set forth under Section 8.01(6) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Borrower will Cash Collateralize all Fronting Exposure (after giving effect to Section 2.17(1)(d) and any Cash Collateral provided by the Defaulting Lender). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders of the applicable Facility, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Loan Parties or the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay, or cause to be paid, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall promptly be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(7) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall promptly be refunded to the Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Loan Parties or the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(8)    Existing Letters of Credit. Subject to the terms and conditions hereof, (a) Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date or (b) all letters of credit issued for the account of the Borrower or any Restricted Subsidiary and outstanding on the Closing Date and issued by an entity that is an Issuing Bank under this Agreement, which, by its execution of this Agreement, has agreed to act as an Issuing Bank hereunder and is listed on Schedule 2.03(8) (each, an “Existing Letter of Credit”) shall automatically be continued hereunder on the Closing Date by such Issuing Bank, and as of the Closing Date the Revolving Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Closing Date without any further action by the Borrower.

(9)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender for the applicable Revolving Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate set forth in the “Eurodollar Rate, CDOR Rate and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount decreases or increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(1)(d), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate set forth in the “Eurodollar Rate, CDOR Rate and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” during any calendar quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such calendar quarter that such Applicable Rate was in effect.

(10)    Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank equal to 0.25% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable Issuing Bank) of the maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, the Borrower shall pay, or cause to be paid, directly to each Issuing Bank for its own account with respect to each Letter of Credit issued for the account of the Borrower or any Restricted Subsidiary the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(11)    Conflict with L/C Application. Notwithstanding anything else to the contrary in this Agreement or any L/C Application, in the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

(12)    Addition of an Issuing Bank. There may be one or more Issuing Banks under this Agreement from time to time. After the Closing Date, a Revolving Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(13)    Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(3) and (4)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(7).

(14)    Letter of Credit Reports. For so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit R, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(15)    Letters of Credit Issued for Holdings and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary of the Borrower, the Borrower shall be obligated to reimburse, or cause to be reimbursed, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or such Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s businesses derives substantial benefits from the businesses of Holdings and such Restricted Subsidiaries.

SECTION 2.04    Swing Line Loans.

(1)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and in its individual capacity, make revolving credit loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Commitment; provided that, after giving effect to any Swing Line Loan, the Revolving Exposure shall not exceed the aggregate Revolving Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan will be obtained or maintained as a Base Rate Loan unless Swing Line Lender agrees to a lower interest rate; provided that (a) Swing Line Lender may not agree to a different rate if an Event of Default has occurred and is continuing and (b) upon the occurrence and during the continuance of an Event of Default under Section 8.01(1), the Swing Line Loans will, at the option of Swing Line Lender, bear interest on past due amounts at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(2)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender, which may be given in writing or by telephone. Each such notice must be received by the Swing Line Lender not later than 2:00 p.m., New York time, on the requested Borrowing date and shall specify (a) the amount to be borrowed, which shall be a minimum of $100,000 and (b) the requested Borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, together with substantially simultaneous notice (by telephone or in writing) to the Administrative Agent. If the Swing Line Lender agrees to provide such requested Swing Line Borrowing, unless it has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) or it determines that (i) after giving effect to any Swing Line Loan, the Revolving Exposure will exceed the aggregate Revolving Commitment or (ii) one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York time, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(3)    Repayment or Refinancing of Swing Line Loans.

(a)    The Borrower has the right to prepay all or a portion of any Swing Line Loan at any time without premium or penalty. The Swing Line Lender at any time in its sole and absolute discretion may request, by written notice to the Borrower, the Administrative Agent and the Revolving Lenders, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but not in excess of the unutilized portion of the aggregate Revolving Commitments and subject to the conditions set forth in Section 4.02; provided that, in the following circumstances, any such request shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date of the Revolving Facility, (ii) the occurrence of an Event of Default with respect to the Borrower under Section 8.01(6) or (iii) the acceleration of the Obligations or other exercise of remedies under Section 8.02 (each such borrowing made on account of any such deemed request under this Section 2.04(3)(a), a “Mandatory Swing Line Borrowing”). The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. New York time on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(3)(b), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(b)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(3)(a) (including as a result of a proceeding under any Debtor Relief Law), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(a)(1) shall be deemed payment in respect of such participation; provided, that (i) all interest payable on the Swing Line Loans is for the account of Swing Line Lender until the date as of which the respective participation is purchased and (ii) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall pay Swing Line Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swing Line Borrowing purchase occurs under this Agreement to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

(c)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(3) by the time specified in Section 2.04(3)(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Revolving Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving

Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(3) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(3) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(4)    Repayment of Participations.

(a)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(b)    If any payment received by the relevant Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Revolving Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of any Swing Line Loan, interest in respect of such Pro Rata Share or other applicable share provided for under this Agreement shall be solely for the account of the Swing Line Lender.

(6)    Payments Directly to Swing Line Lender. Subject to Section 2.04(3)(a), the Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(7)    Provisions Related to Extended Revolving Commitments. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a later Maturity Date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (a) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(13)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (b) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

(8)    Addition of a Swing Line Lender. A Revolving Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional Swing Line Lender hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender (which agreement shall include the Swing Line Sublimit for such additional Swing Line Lender). The Administrative Agent shall notify the Revolving Lenders of any such additional Swing Line Lender.

SECTION 2.05    Prepayments.

(1)    Optional.

(a)    The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and any Class or Classes of Revolving Loans in whole or in part without premium (except as set forth in Section 2.18) or penalty; provided that

(i)    such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and CDOR Loans and (B) on the date of prepayment of Base Rate Loans;

(ii)    any partial prepayment of Eurodollar Rate Loans and CDOR Loans shall be in a principal amount of $2.0 million or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iii)    any prepayment of Base Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid (and, for the avoidance of doubt, may indicate the prepayments by more than one Borrower on such date in such amounts so specified, which, individually, may be below any minimum or multiple, but which, in the aggregate amount on any given date, shall satisfy such minimum and multiple requirements). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or CDOR Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(b)    [Reserved].

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(1)(a) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(d)    Each prepayment in respect of any Term Loans pursuant to this Section 2.05(1) may be applied to any Class of Term Loans as directed by the Borrower. Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity, including any remaining scheduled installments of principal). For the avoidance of doubt, the Borrower may (i) prepay Term Loans of any Term Loan Class pursuant to this Section 2.05 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.05 without any requirement to prepay any Term Loans that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Term Loan Classes.

(e)    Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Loans are used for this purpose, any Borrower Party may (i) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Term Loans (which Term Loans shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such purchase or prepayment), which in the case of clause (ii) only shall be prepaid without premium or penalty on the following basis:

(A)    Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(1)(e) and without premium or penalty.

(B)    (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)    Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)    If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)    (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)    The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)    If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)    (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)    The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the applicable Borrower Party (the “Acceptable Discount”), if any. If the applicable Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the applicable Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(1)(e)(D). If the applicable Borrower Party elects to accept any Acceptable Discount, then such Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those

Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)    In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to the applicable Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Borrower Party to such Auction Agent for its own account in connection therewith.

(F)    If any Term Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant Class(es) and Lenders as specified by the applicable Borrower Party in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(1)(e) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective applicable share as calculated by the Auction Agent in accordance with this Section 2.05(1)(e). The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(1)(e), the relevant Borrower Party shall make a representation to the assigning or assignee Term Lenders, as applicable, that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or shall make a statement that such representation cannot be made.

(G)    To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(1)(e), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H)    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(1)(e), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next succeeding Business Day.

(I)    Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(1)(e) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(1)(e) as well as activities of the Auction Agent.

(J)    Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(1)(e) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(2)    Mandatory.

(a)    Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1), commencing with delivery of financial statements for the fiscal year ended December 31, 2016, the Borrower shall, subject to clauses (f) and (g) of this Section 2.05(2), prepay, or cause to be prepaid, an aggregate principal amount of Term Loans equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow in excess of $15.0 million, if any, for the fiscal year covered by such financial statements minus the sum of all voluntary prepayments of

(i)    Term Loans made pursuant to Sections 2.05(1)(a) and 2.05(1)(e) (in an amount, in the case of prepayments pursuant to Section 2.05(1)(e), equal to the discounted amount actually paid in respect of the principal amount of such Term Loans and only to the extent that such Loans have been cancelled),

(ii)    Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Debt, in each case to the extent secured in whole or in part on a pari passu basis with the Closing Date Term Loans and

(iii)    Revolving Loans, Refinancing Revolving Loans or loans under any other revolving facility that is secured, in whole or in part, on a pari passu basis with the Revolving Loans (in each case of this clause (iii), to the extent accompanied by a permanent reduction in the corresponding Revolving Commitments or other revolving commitments), in the case of each of the immediately preceding clauses (i), (ii) and (iii), made during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.05(2)(a) for any prior fiscal year) or after the end of such fiscal year-end but prior to the date a prepayment pursuant to this Section (2)(a) is required to be made in respect of such fiscal year and in each case to the extent such prepayments are not funded with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities); provided that the ECF Percentage for any fiscal year shall be (x) 25% if the First Lien Net Leverage Ratio as of the end of such fiscal year was less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 and (y) 0% if the First Lien Net Leverage Ratio as of the end of such fiscal year was less than or equal to 3.00 to 1.00; provided further that:

(A)    if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge Other Applicable Indebtedness with Other Applicable ECF pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time);

(B)    the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable ECF required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(a) shall be reduced accordingly; and

(C)    to the extent the lenders or holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of Excess Cash Flow, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(a).

(b)    (i) If (x) the Borrower or any Restricted Subsidiary makes an Asset Sale or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, the Borrower shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, subject to clause (ii) of this Section 2.05(2)(b) and clauses (2)(g) and (g) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% (such percentage as it may be reduced as described below, the “Disposition Percentage”) of all Net Proceeds realized or received; provided that (I) the Disposition Percentage shall be (x) 50% if the First Lien Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00 and (y) 0% if the First Lien Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.00 to 1.00 and (II) no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment to reinvest) in accordance with Section 2.05(2)(b)(ii); provided further that

(A)    if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time;

(B)    the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(b)(i) shall be reduced accordingly; and

(C)    to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of such Net Proceeds, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment to reinvest) in accordance with Section 2.05(2)(b)(ii).

(ii)    With respect to any Net Proceeds realized or received with respect to any Asset Sale or any Casualty Event, the Borrower or any Restricted Subsidiary, at its option, may reinvest all or any portion of such Net Proceeds in assets useful for their business within (x) eighteen (18) months following receipt of such Net Proceeds or (y) if the Borrower or any Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Proceeds within eighteen (18) months following receipt thereof, within the later of (A) eighteen (18) months following receipt thereof and (B) one hundred eighty (180) days of the date of such legally binding commitment; provided that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (g) and (h) of this Section 2.05(2), an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(c)    (i) If the Borrower or any Restricted Subsidiary enters into a Specified Operating Facility Sale-Leaseback Transaction, which results in the receipt by the Borrower or such Restricted Subsidiary of Specified Sale-Leaseback Net Proceeds, the Borrower shall prepay (or cause to be prepaid) on or prior to the date which is ten (10) Business Days after the date of receipt of such Specified Sale-Leaseback Net Proceeds an aggregate principal amount of Loans equal to 100.0% of such Specified Sale-Leaseback Net Proceeds; provided that if the Borrower elects to make a Restricted Payment under Section 7.05(b)(24), the Borrower will only be required to prepay (or cause to be prepaid) an aggregate principal amount of Loans equal to 60% of such Specified Sale-Leaseback Net Proceeds.

(ii)    If the Borrower or any Restricted Subsidiary enters into a Specified Other Sale-Leaseback Transaction, which results in the receipt by the Borrower or such Restricted Subsidiary of Specified Sale-Leaseback Net Proceeds and the Borrower elects to make a Restricted Payment under Section 7.05(b)(24) the Borrower shall prepay (or cause to be prepaid) substantially concurrently with the making of such Restricted Payment an aggregate principal amount of Loans equal to 60% of such Specified Sale-Leaseback Net Proceeds.

(d)    If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (B) that constitutes Credit Agreement Refinancing Indebtedness or Refinancing Loans, the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans of any Class or Classes (in each case, as directed by the Borrower) equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(e)    Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment,

(i)    each prepayment of Term Loans required by Sections 2.05(2)(a) through (d) shall be applied to each Class of Term Loans then outstanding on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with any other Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche);

(ii)    with respect to each Class of Loans (other than Revolving Loans), each prepayment pursuant to clauses (a) through (d) of Section 2.05(2) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment as directed by the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity); and

(iii)    each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment;

provided that with respect to the allocation of such prepayments under this clause (e) between a Class of existing Loans and a Class of Extended Loans, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower may not allocate to such Extended Loans any such mandatory prepayment (other than in the case of a refinancing of Extended Loans) unless such prepayment under this clause (e) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Term Loans of the same Class, if any, from which such Extended Loans were converted or exchanged (or such Term Loans of the existing Loan Class have otherwise been repaid in full).

(f)    Subject to Section 1.10(2), if for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans and Swing Line Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(2)(f) unless after the prepayment in full of the Revolving Loans and Swing Line Loans (as applicable) such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Commitments then in effect.

(g)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (c) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment or other applicable share provided for under this Agreement. Each Term Lender may reject all or a portion of its Pro Rata Share, or other applicable share provided for under this Agreement, of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (a) and (b) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining shall be retained by the Borrower (or the applicable Restricted Subsidiary) and may be applied by the Borrower or such Restricted Subsidiary in any manner not prohibited by this Agreement.

(h)    Notwithstanding any other provisions of this Section 2.05(2), (A) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) (a “Foreign Asset Sale”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), the Specified Sale-Leaseback Net Proceeds of any Specified Sale Leaseback by a Foreign Subsidiary (a “Foreign Sale-Leaseback”) or all or a portion of Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds, Specified Sale-Leaseback Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds, Specified Sale-Leaseback Net Proceeds or Excess Cash Flow is permitted under the applicable local law such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(2) to the extent otherwise provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all or the Net Proceeds of any Foreign Asset Sale or Foreign Casualty Event, the Specified Sale-Leaseback Net Proceeds of any Foreign Sale-Leaseback or Excess Cash Flow would have an adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, Specified Sale-Leaseback Net Proceeds or Excess Cash Flow, the Net Proceeds, Specified Sale-Leaseback Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(i)    Interest, Funding Losses, etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan or CDOR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan or CDOR Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans or CDOR Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan or CDOR Loan prior to the last day of the Interest Period therefor, the Borrower may, in their its discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

SECTION 2.06    Termination or Reduction of Commitments.

(1)    Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that

(a)    any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction,

(b)    any such partial reduction shall be in an aggregate amount of $5.0 million or any whole multiple of $1.0 million in excess thereof or, if less, the entire amount thereof and

(c)    if, after giving effect to any reduction of the Commitments, the L/C Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Facility, such sublimit shall be automatically reduced by the amount of such excess.

Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit or Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(2)    Mandatory. The Closing Date Term Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans to the Borrower pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(3)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit, Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07    Repayment of Loans.

(1)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September, 2015, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (b) on the Maturity Date for the Closing Date Term Loans, the aggregate principal amount of all Closing Date Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the Closing Date Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Closing Date Term Loans comprising part of such Class continue to receive a payment that is not less than the same dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans.

(2)    Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

(3)    Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (a) the date selected by Swing Line Lender and (b) the Maturity Date for the applicable Revolving Facility.

SECTION 2.08    Interest.

(1)    Subject to the provisions of Section 2.08(2), (a) each Eurodollar Rate Loan and CDOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate or CDOR Rate for such Interest Period, respectively, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest as provided in Section 2.04(1).

(2)    During the continuance of a Default under Section 8.01(1), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09    Fees.

(1)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under each Revolving Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitment for the applicable Revolving Facility exceeds the sum of (a) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding any Swing Line Loans) for such Revolving Facility and (b) the Outstanding Amount of L/C Obligations for such Revolving Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments under any Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Facility shall accrue at all times from the Closing Date until the Maturity Date for the applicable Revolving Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the last Business Day of September, 2015, and on the Maturity Date for such Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(2)    Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11    Evidence of Indebtedness.

(1)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2)    In addition to the accounts and records referred to in Section 2.11(1), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the

Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(3)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(1) and (2), and by each Lender in its account or accounts pursuant to Sections 2.11(1) and (2), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12    Payments Generally.

(1)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrower, for the account of any Lender or an Issuing Bank hereunder or, in the case of the Lenders, for the account of any Issuing Bank, Swing Line Lender or the Borrower hereunder), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a)    if the Borrower failed to make such payment, each Lender or Issuing Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(b)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(3) shall be conclusive, absent manifest error.

(c)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13    Sharing of Payments. Other than as expressly provided elsewhere herein (including with respect to any discounted prepayment of Term Loans pursuant to Section 2.05(2)(e) or 2.05(2)(g)), if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it or the participations in L/C Obligations and Swing Line Loans held by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans of such Class made by them or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing

Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14    Incremental Facilities.

(1)    Incremental Loan Request. The Borrower may at any time and from time to time, on one or more occasions, after the Closing Date, by notice to the Administrative Agent (a) increase the aggregate principal amount of any outstanding Class of Term Loans (a “Term Loan Increase”) or add one or more additional Classes of term loans under the Loan Documents (each an “Incremental Term Facility” and the term loans made thereunder, the “Incremental Term Loans”) or (b) increase the aggregate principal amount of the Revolving Commitments (a “Revolving Commitment Increase”) or establish one or more new revolving credit commitments (each an “Incremental Revolving Facility” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”) (each such increase to any existing Class of Loans or creation of a new Class of Loans pursuant to the preceding clauses (a) and (b), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(2)    Ranking. Incremental Facilities will (a) rank pari passu in right of payment with the Closing Date Term Loans and the initial Revolving Commitments (subject to Section 8.03) and (b) will either be secured by Liens that rank on a pari passu or junior basis with or to the Liens securing the Obligations or be unsecured; provided that any Liens that rank on a junior basis to the Liens securing the Obligations will be subject to a Junior Lien Intercreditor Agreement.

(3)    Size. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred, together with the aggregate principal amount of Permitted Incremental Equivalent Debt incurred at or prior to such time, will not exceed an amount equal to the Permitted Incremental Amount. Calculation of the Ratio Amount, if used, shall be evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Unless the Borrower elects otherwise, each Incremental Facility shall be deemed incurred first under the Ratio Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. Each Incremental Facility will be in an integral multiple Dollar Amount of $1.0 million and in an aggregate principal Dollar Amount that is not less than $10.0 million (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

(4)    Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Incremental Loan, nor will the Borrower have any obligation to approach any existing Lender(s) to provide any Incremental Loan) or by any Additional Lender on terms permitted by this Section 2.14; provided that the Administrative Agent, the Swing Line Lender and each Issuing Bank shall have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Incremental Revolving Facilities if such consent would be required under Section 10.07(b)(iii) for an assignment of such Loans or Revolving Commitments, as applicable, to such Person. While existing Lenders may (but are not obligated, unless invited and so elect, to) participate in any syndication of an Incremental Facility and may (but are not obligated, unless invited and so elect,

to) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication, and will not have any right of first refusal or other right to provide all or any portion, of any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.14. For the avoidance of doubt, no Affiliated Lender may provide any Incremental Revolving Loans, and any Affiliated Lender that provides any Incremental Term Loans shall be subject to the limitations on Affiliated Lenders set forth in Section 10.07(h) (including the Affiliated Lender Cap).

(5)    Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Person providing such Incremental Facility and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. An Incremental Amendment may (a) extend or add “call protection” to any existing Class of Term Loans, including amendments to Section 2.18, (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.07(1) (provided that any such amendment shall not decrease the dollar amount of any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment) and (c) make other amendments to the terms of any existing Term Loans, in the case of each clause (a), (b) and (c), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided that such amendments are not adverse to the existing Term Loan Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(6)    Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions:

(a)    no Event of Default shall exist after giving effect to such Incremental Facilities; provided that the condition set forth in this clause (a) may be waived (or not required) (other than with respect to Events of Default under Section 8.01(1) or, with respect to the Borrower only, Section 8.01 (6)) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, an Investment or other acquisition or investment permitted hereunder; and

(b)    the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facilities and the initial Borrowings thereunder; provided that, if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, an Investment or other acquisition or investment permitted hereunder, the condition set forth in this clause (b) may be waived (or not required) by the Persons providing more than 50% of such Incremental Facilities (other than with respect to (i) the Specified Representations (conformed as reasonably necessary for such Investment, acquisition or investment) and (ii) the Specified Acquisition Agreement Representations as applied to the target of such Investment, acquisition or investment (conformed as reasonably necessary for such Investment, acquisition or investment) and only to the extent that the failure of such Specified Acquisition Agreement Representations would result in a failure of a condition precedent to the obligation of the Borrower or any Restricted Subsidiary to consummate such Investment, acquisition or investment).

(7)    Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Loans; provided that:

(a)    the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Closing Date Term Loans;

(b)    the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Closing Date Term Loans;

(c)    such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Loans; and

(d)    except as otherwise set forth herein, all other terms of any (i) Term Loan Increase or a Revolving Commitment Increase will be on terms and pursuant to documentation applicable to the Class of Term Loans or Revolving Commitments, as applicable, being increased by such Term Loan Increase or Revolving Commitment Increase, as applicable, and (ii) Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Facility, provided that, in each case, the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent

(8)    Pricing. The interest rate, fees, and original issue discount for any Incremental Facilities will be as determined by the Borrower and the Persons providing such Incremental Facilities; provided that in the event that the All-In Yield applicable to any Incremental Term Loans exceeds the All-In Yield of any Closing Date Term Loans by more than 50 basis points, then the interest rate margins for such Closing Date Term Loans shall be increased to the extent necessary so that the All-In Yield of such Closing Date Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points; provided further that any increase in All-In Yield of the Closing Date Term Loans due to the increase in a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Eurodollar Rate or Base Rate floor applicable to such Closing Date Term Loans.

(9)    Reallocation of Revolving Exposure. Upon each Revolving Commitment Increase pursuant to this Section 2.14,

(a)    each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swing Line Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(b)    if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

(10)    The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.15    Refinancing Amendments.

(1)    Refinancing Loans. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans then outstanding under this Agreement, in the form of Refinancing Loans or Refinancing Commitments in each case pursuant to a Refinancing Amendment.

(2)    Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions precedent as may be requested by the providers of the applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Refinancing Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively). A Refinancing Amendment may (a) extend or add “call protection” to any existing Class of Term Loans, including amendments to Section 2.18, (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.07(1) (provided that any such amendment shall not decrease the dollar amount of any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Refinancing Amendment) and (c) make other amendments to the terms of any existing Term Loans, in the case of each clause (a), (b) and (c), so that such Refinancing Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided that such amendments are not adverse to the applicable existing Term Loan Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Refinancing Loans.

(3)    Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. This Section 2.15 supersedes any provision in this Agreement to the contrary (including Section 10.01).

(4)    Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no exiting Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender on terms permitted by this Section 2.15; provided that the Administrative Agent, the Swing Line Lender and each Issuing Bank shall have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Refinancing Loans or Refinancing Commitments if such consent would be required under Section 10.07(b)(iii) for an assignment of Loans or Commitments to such Person. For the avoidance of doubt, any Affiliated Lender that provides any Refinancing Term Loans will be subject to the limitations on Affiliated Lenders set forth in Section 10.07(h) (including the Affiliated Lender Cap).

SECTION 2.16    Extensions of Loans.

(1)    Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension,” and each group of Loans or Commitments so extended, as well as any Loans of the same Class not so extended, each being a “tranche” for purposes of this Section 2.16). Each Extension Offer will specify the minimum amount of Loans or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $10.0 million, or if less, (a) the aggregate principal amount of such Loans outstanding or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments offered to be extended pursuant to such Extension Offer, then the Loans or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Loans or Commitments of any or all applicable tranches be tendered.

(2)    Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) as may be necessary or appropriate in order to effect the provisions of this Section 2.16, establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (5) below as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Extended Loans and Extended Commitments. An Extension Amendment may (a) extend or add “call protection” to any existing Class of Term Loans, including amendments to Section 2.18, (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.07(1) (provided that any such amendment shall not decrease the dollar amount of any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Extension Amendment) and (c) make other amendments to the terms of any existing Term Loans, in the case of each clause (a), (b) and (c), so that such Extended Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided that such amendments are not adverse to the existing Term Loan Lenders (as determined in good faith by the Borrower). This Section 2.16 supersedes any provision(s) in Section 2.13 or 10.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3)    Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(a)    the final maturity date of such Extended Loans and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Loans or Commitments subject to such Extension Offer;

(b)    the Weighted Average Life to Maturity of any Extended Loans that are Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c)    any Extended Loans that are Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Loans;

(d)    such Extended Loans and Extended Commitments are not secured by any assets or property that does not constitute Collateral;

(e)    such Extended Loans and Extended Commitments are not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party; and

(f)    the covenants and events of default applicable to Extended Loans or Extended Commitments are either (i) substantially identical to, or, taken as a whole, no more favorable to the Lenders providing such Extended Loans or Extended Commitments than, those applicable to the Loans subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment or (ii) otherwise on customary market terms, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that this clause (f) will not apply:

(A)    if an Extension Offer is made with respect to all the Loans or Commitments of a particular Class and all such Loans or Commitments are accepted in such Extension Offer and amended pursuant to the applicable Extension Amendment or

(B)    to any of the following:

(1)    terms addressed in the preceding clauses (a) through (e),

(2)    interest rate, fees, funding discounts and other pricing terms,

(3)    redemption, prepayment or other premiums,

(4)    optional redemption or prepayment terms and

(5)    covenants and events of default applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Any Extended Loans will constitute a separate tranche of Term Loans or Revolving Loans from the Term Loans or Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(4)    Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments or Revolving Loans, the following shall apply:

(a)    all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(b)    the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(c)    no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(d)    the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of the Swing Line Lender and the Issuing Banks; and

(e)    at no time shall there be more than five (5) different tranches of Revolving Commitments (or greater than five (5) tranches to the extent agreed by the Administrative Agent).

If the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations exceeds the Revolving Commitment as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(5)    Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or condition), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16 will not apply to any of the transactions effected pursuant to this Section 2.16.

SECTION 2.17    Defaulting Lenders.

(1)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the relevant Swing Line Lender or Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the relevant Swing Line Lender or Issuing Banks, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the relevant Swing Line Lender or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the relevant Swing Line Lender or Issuing Banks against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(1)(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees. That Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.09(1) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(9)

(d)    Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.03, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Non-Defaulting Lender. If the reallocation described above in this clause (d) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under any law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the applicable Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(7).

(2)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the relevant Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans of the applicable Facility and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share of the applicable Facility (without giving effect to Section 2.17(1)(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extent, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.18    Loan Repricing Protection.

In the event that, on or prior to the six month anniversary of the Closing Date, the Borrower (a) makes any prepayment of Closing Date Term Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of the Closing Date Term Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1.00% of the aggregate principal amount of the applicable Closing Date Term Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01    Taxes.

(1)    Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.

(2)    If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents:

(a)    the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it;

(b)    the applicable Loan Party or other applicable withholding agent shall be entitled to make such deduction or withholding and shall pay any amounts deducted or withheld to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(c)    if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(d)    within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3)    Status of Lender. The Administrative Agent and each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its inability to do so.

Without limiting the foregoing:

(a)    Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(b)    Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i)    two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(ii)    two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN or W-8BEN-E, as applicable, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable (provided that if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v)    two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(c)    If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(4)    In addition to the payments by a Loan Party required by Section 3.01(2), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(5)    The Loan Parties shall, jointly and severally, indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6)    If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this paragraph (6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7)    The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or the CDOR Rate, or to determine or charge interest rates based upon the Eurodollar Rate or the CDOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Eurodollar Rate Loans or CDOR Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or CDOR Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) with respect to Loans denominated in Dollars, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate) or (ii) with respect to Loans denominated in an Alternative Currency, the interest rate with respect to such Loans shall be determined by an alternative rate determined by the Administrative Agent in consultation with the Borrower, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or CDOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or CDOR Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03    Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or CDOR Loan or a conversion to or continuation thereof that

(1)    Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan,

(2)    adequate and reasonable means do not exist for determining the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or

(3)    the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or CDOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans or CDOR Loans, as the case may be, shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (or, in the case of a pending request with respect to a Loan denominated in an Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

SECTION 3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans and CDOR Loans.

(1)    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan or CDOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or CDOR Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate”, “CDOR Rate” or this clause (c);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate or the CDOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(3)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(1)    any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan or CDOR Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan or CDOR Loan on the date or in the amount notified by the Borrower; or

(3)    any assignment of a Eurodollar Rate Loan or CDOR Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or CDOR Loan or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 with respect to the “floor” specified in the proviso to the definition of “Eurodollar Rate”.

SECTION 3.06    Matters Applicable to All Requests for Compensation.

(1)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2)    Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3)    Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07    Replacement of Lenders under Certain Circumstances. If (1) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans or CDOR Loans as a result of any condition described in Section 3.02 or Section 3.04, (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (3) any Lender is a Non-Consenting Lender, (4) any Lender becomes a Defaulting Lender or (5) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent:

(a)    require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (3) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(ii)    such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and, in the case of a Repricing Transaction, any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed in connection therewith) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an

Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)    the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)    such assignment does not conflict with applicable Laws;

(vii)    any Lender that acts as an Issuing Bank may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit; and

(viii)    the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.11, or

(b)    terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (A) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (including in the case of a Repricing Transaction, any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed in connection therewith) and (B) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by such Issuing Bank as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (3) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders, Required Revolving Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01    Conditions to Credit Extensions on Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(1)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in ..pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(a)    a Committed Loan Notice;

(b)    executed counterparts of this Agreement and the Guaranty;

(c)    each Collateral Document set forth on Schedule 4.01(1)(c) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with:

(i)    certificates, if any, representing the Pledged Collateral referred to therein, and to the extent certificated, accompanied by undated stock powers executed in blank; and

(ii)    evidence that all UCC-1 financing statements in the jurisdiction of organization of each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(d)    certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(e)    a customary legal opinion from (i) Latham & Watkins LLP, special counsel to the Loan Parties, and (ii) Faegre Baker Daniels LLP, special Minnesota counsel to the Loan Parties;

(f)    a solvency certificate from a Financial Officer of the Initial Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I; and

(g)    copies of a recent Lien search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties to the extent requested by the Administrative Agent no less than thirty (30) days prior to the Closing Date;

provided, however, that each of the requirements set forth in clause (1)(c) above, including the delivery of any document(s) or instrument(s) necessary to satisfy the Collateral and Guarantee Requirement (except for the execution and delivery of the Security Agreement and to the extent that a Lien on Collateral may be perfected by (x) the filing of a financing statement under the UCC or (y) the delivery of the stock certificate of the Initial Borrower) will not constitute conditions precedent to the Borrowing on the Closing Date after the Initial Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Initial Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion) or, in the case of stock certificates of Life Time and its Subsidiaries constituting Pledged Collateral, no later than 5:00 p.m., New York time, on the Closing Date;

provided further that with respect to the requirements set forth in clauses (1)(b), (1)(c) or (1)(d) above, each Loan Document (or certificate or other document) required to be executed and delivered on the Closing Date by any Loan Party other than Holdings or Initial Borrower will not constitute conditions precedent to the initial of any Facility on the Closing Date; provided that each of Life Time and its Restricted Subsidiaries that are Loan Parties will execute and deliver any such document(s) substantially concurrently with the consummation of the Merger, but no later than 5:00 p.m. Minneapolis, Minnesota time on the Closing Date, and (ii) subject to the first proviso of this section 4.01(1), certificated securities issued by Life Time or its subsidiaries constituting Collateral and required to be delivered to the Administrative Agent under this Agreement, will be delivered promptly after consummation of the Merger, but in no event later than 5:00 p.m., New York City time, on the Closing Date.

(2)    The Arrangers shall have received the Quarterly Financial Statements; provided, that the Arrangers hereby acknowledge that they have received the Quarterly Financial Statements for the fiscal quarter ended March 31, 2015 and that such Quarterly Financial Statements satisfy the condition in this clause (2).

(3)    The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information in respect of Holdings and the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by it at least ten (10) Business Days prior to the Closing Date.

(4)    The Arrangers shall have received a certification by a Responsible Officer of the Initial Borrower that the following conditions have been satisfied:

(a)    The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that the condition precedent in this clause (4)(a) with respect to Specified Acquisition Agreement Representations shall fail to be satisfied only to the extent a breach of such Specified Acquisition Agreement Representations results in a failure of a condition precedent to the obligation of Holdings or the Initial Borrower to consummate the Merger pursuant to the terms of the Transaction Agreement or provides Holdings or the Initial Borrower with the right to, pursuant to the Transaction Agreement, terminate its obligations under the Transaction Agreement or decline to consummate the Merger as a result of the breach of such Specified Acquisition Agreement Representations.

(b)    Prior to or substantially concurrently with the initial Borrowing on the Closing Date, (i) the Equity Contribution (subject to any reduction pursuant to the second proviso of this Section 4.01(4)(b) shall have been consummated; and (ii) the Merger shall have been consummated in accordance with the terms of the Transaction Agreement (which, since March 15, 2015 has not been amended or waived in any respect in a manner that is materially adverse to the Lenders on the Closing Date, in their capacities as such, without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned));

provided that each of the following will be deemed to be materially adverse to such Lenders:

(i)    any change to the definition of “Company Material Adverse Effect” contained in the Transaction Agreement,

(ii)    any waiver of the condition precedent set forth in Section 7.03(a)(iii) of the Transaction Agreement (regarding the absence of any “Company Material Adverse Effect” (as defined in the Transaction Agreement)) and

(iii)    any amendment to or waiver of the condition set forth in the proviso in Section 1.02 of the Transaction Agreement (requiring the completion of the Marketing Period prior to the Closing (each as defined in the Transaction Agreement), including any amendment to or waiver of any component definition thereof) of the Transaction Agreement;

provided further that any reduction in the amount of consideration required to consummate the Merger shall be deemed not to be materially adverse to such Lenders and so long as any reduction will be allocated (A) first, to a reduction in the Equity Contribution until the Equity Contribution equals the Minimum Equity Contribution (as defined in the Commitment Letter) and (B) thereafter (1) 70% to a reduction in the Closing Date Term Loans and Senior Notes (on a pro rata basis) and (2) 30% to the Equity Contribution.

(c)    Except as disclosed in the Disclosure Schedules (as defined in the Transaction Agreement) (it being understood that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face) dated as of March 15, 2015, (i) since January 1, 2015 through the date of the Transaction Agreement, no Company Material Adverse Effect (as defined in the Transaction Agreement as of March 15, 2015) shall have occurred and (ii) during the period from March 15, 2015 to the Closing Date, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, in the case of each of clauses (i) and (ii) that would result in the failure of a condition precedent to the obligation of Holdings or the Initial Borrower to consummate the Merger under the Transaction Agreement.

(5)    All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date shall have been paid in full.

(6)    Prior to or substantially concurrently with the initial Borrowing on the Closing Date, the Closing Date Refinancing shall have been consummated.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02    Conditions to Credit Extensions after Closing Date.

Except as set forth in Section 2.14(6) with respect to Incremental Loans, Section 2.15(2) with respect to Refinancing Loans and 2.16(2) with respect to Extended Loans, and subject to Section 1.07(8), the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or CDOR Loans) after the Closing Date, is subject to the following conditions precedent:

(1)    The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(2)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(3)    The Administrative Agent, the relevant Issuing Bank or the Swing Line Lender (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(4)    Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or CDOR Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(1) and 4.02(2) have been satisfied on and as of the date of the applicable Credit Extension.

In addition, solely to the extent the Borrower has delivered to the Administrative Agent a notice of intent to cure pursuant to Section 8.04, no request for Borrowing shall be honored after delivery of such notice until the applicable Cure Amount specified in such notice is actually received by the Borrower. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders, after giving effect to the Merger, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV or Section 2.14, as applicable):

SECTION 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary:

(1)    is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2)    has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3)    is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4)    is in compliance with all applicable Laws, orders, writs, injunctions and orders and

(5)    has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in the preceding clauses (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02    Authorization; No Contravention.

(1)    The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2)    None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will:

(a)    contravene the terms of any of such Person’s Organizational Documents;

(b)    result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or

(c)    violate any applicable Law;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03    Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1)    filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,

(2)    the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and

(3)    those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05    Financial Statements; No Material Adverse Effect.

(1)    (a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Acquired Company and its Subsidiaries as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)    The unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of Life Time as of and for the 12-month period ending on March 31, 2015, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period (in the case of the statement of income) (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Life Time and its Subsidiaries as of March 31, 2015 and their estimated results of operations for the period covered thereby.

(2)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(3)    The forecasts of consolidated balance sheets and statements of income of Life Time and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that:

(a)    no forecasts are to be viewed as facts,

(b)    all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Investors,

(c)    no assurance can be given that any particular forecasts will be realized and

(d)    actual results may differ and such differences may be material.

SECTION 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, overtly threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08    Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (b) each Loan Party and each of its Restricted Subsidiaries has obtained and maintained all Environmental Permits required to conduct their operations; (c) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim in writing or Environmental Liability; and (d) none of the Loan Parties or any of their respective Restricted Subsidiaries or predecessors has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility.

SECTION 5.10    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11    ERISA Compliance.

(1)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(2)    (a) No ERISA Event has occurred or is reasonably expected to occur;

(b)    no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan;

(c)    none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan;

(d)    none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and

(e)    neither any Loan Party nor any ERISA Affiliate has been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been determined to be in endangered or critical status and no such Multiemployer Plan is expected to be insolvent or in endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3)    Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders, and (b) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12    Subsidiaries.

(1)    As of the Closing Date, after giving effect to the Transactions all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by Holdings in the Borrower, and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.

(2)    As of the Closing Date, Schedule 5.12 sets forth:

(a)    the name and jurisdiction of each Subsidiary,

(b)    the ownership interests of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership, and

(c)    the Equity Interests of each Subsidiary described in clause (b) that are required to be pledged on the Closing Date after giving effect to the Transactions pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13    Margin Regulations; Investment Company Act.

(a)    As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)    No Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14    Disclosure. None of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15    Intellectual Property; Licenses, etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Subsidiary of the Borrower as currently conducted does not infringe upon, dilute, misappropriate or violate any rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16    Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17    USA PATRIOT Act; Anti-Terrorism Laws. To the extent applicable, Holdings, Borrower and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the USA PATRIOT Act, (ii) the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), and (iii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. None of Holdings, Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of any of Holdings, the Borrower or any of the Restricted Subsidiaries, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (“Sanctions”). No proceeds of the Loans will be used by Holdings, the Borrower or any Restricted Subsidiary (a) directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the FCPA or (b) for the purpose of financing activities of or with any Person, that, at the time of such financing, is the subject of any Sanctions administered by OFAC.

SECTION 5.18    Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Assets.

SECTION 5.19    Use of Proceeds. The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance with (and not in contravention of) each Loan Document.

ARTICLE VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01    Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(1)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP, any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit or be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification (other than with respect to (i) an upcoming maturity or (ii) any actual or anticipated inability to satisfy a financial maintenance covenant (including, for the avoidance of doubt, the Financial Covenant));

(2)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2015, a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) condensed consolidated statement of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (b) condensed consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower;

(3)    within one hundred ninety (90) days after the end of each fiscal year, commencing with the 2015 fiscal year, a consolidated budget for the following fiscal year on a quarterly basis as customarily prepared by management of the Borrower for its internal use (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected operations or income, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget), which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements (it being understood by the Secured Parties that any such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and the Investors and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material);

(4)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrower) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(5)    annually, upon request of the Administrative Agent, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 6.01(1) above, commencing with the delivery of information with respect to the 2015 fiscal year, to participate in a conference call for Lenders to discuss the financial position and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered.

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of Deloitte & Touche LLP, any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and (y) shall not be subject to any qualification as to the scope of such audit or be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification (other than with respect to (i) an upcoming maturity or (ii) any actual or anticipated inability to satisfy a financial maintenance covenant (including, for the avoidance of doubt, the Financial Covenant)).

Any financial statements required to be delivered pursuant to Sections 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender:

(1)    no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(1) and (2) (commencing with such delivery for the fiscal quarter ending September 30, 2015), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower; provided that if such Compliance Certificate demonstrates a Financial Covenant Event of Default, any of the Permitted Holders may deliver, prior to or together with such Compliance Certificate, a notice of an intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.02 to the extent permitted thereunder;

(2)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3)    promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Senior Notes Indenture so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(4)    together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), (a) a report setting forth the information required by Sections (I)(A) (other than with respect to any foreign qualification(s)) and (II)(B) of the Perfection Certificate (or confirming that there has been no change in such information since the latter of the Closing Date or the last such report) and (b) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list; and

(5)    promptly, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower, its Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (iv) the Administrative Agent and the Arrangers will treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.03    Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(1)    the occurrence of any Default; and

(2)    (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or its Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (c) the occurrence of any ERISA Event that, in any such case referred to in clauses (a), (b) or (c) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (a) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04    Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05    Preservation of Existence, etc.

(1)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2)    take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business, except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.

SECTION 6.06    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07    Maintenance of Insurance.

(1)    Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Each such policy of insurance will as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder; provided that to the extent that the requirements of this Section 6.07 are not satisfied on the Closing Date, the Borrower may satisfy such requirements within ninety (90) days of the Closing Date (or such later date as the Administrative Agent may agree).

(2)    If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower will, or will cause each Loan Party to (a) maintain, or cause to be maintained, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

SECTION 6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

SECTION 6.11    Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(1)    (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary or (iv) an Excluded Subsidiary that is a Material Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a Restricted Subsidiary of the Borrower, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(a)    within sixty (60) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion cause such Material Domestic Subsidiary required to become a Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and

(A)    within sixty (60) days (or within one hundred (120) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent, Mortgages and the other items listed in Section 6.11(2)(b), mutatis mutandis, with respect to any Material Real Property, supplements to the Security Agreement, a counterpart signature page to the Intercompany Subordination Agreement, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(B)    within sixty (60) days after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and a joinder to the Intercompany Subordination Agreement substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Domestic Subsidiary;

(C)    within sixty (60) days (or within one hundred and twenty (120) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, take and cause (i) the applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and (ii) to the extent applicable, each direct or indirect parent of such applicable Material Domestic Subsidiary, in each case, to take customary action(s) (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Liens permitted by Section 7.01) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(D)    within sixty (60) days (or one hundred and twenty (120) days in the case of documents listed in Section 6.11(2)(b)) after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request;

provided that actions relating to Liens on real property are governed by Section 6.11(2) and not this Section 6.11(1).

(2)    Material Real Property.

(a)    Notice.

(i)    Within sixty (60) days (or such longer period as the Collateral Agent may agree in its reasonable discretion), after the formation, acquisition or designation of a Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, the Borrower will, or will cause such Material Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset(s)) owned by such Material Domestic Subsidiary.

(ii)    Within sixty (60) days (or such longer period as the Collateral Agent may agree in its reasonable discretion), after the acquisition of any Material Real Property (other than any Excluded Asset(s)) by a Loan Party (other than Holdings), after the Closing Date, the Borrower will, or will cause such Loan Party to, furnish to the Collateral Agent a description of any such Material Real Property.

(b)    Mortgages. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(2)(a), within ninety (90) days of the acquisition, formation or designation of such Material Domestic Subsidiary or the acquisition of such Material Real Property (or such longer period as the Collateral Agent may agree in its sole discretion), together with:

(i)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01 or such other Liens reasonably satisfactory to the Collateral Agent that do not have an adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)    customary Opinions of Counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and any related fixture filings, the authorization, execution and delivery of the Mortgages and such other matters as the Collateral Agent may reasonably request, in form and substance reasonably satisfactory to the Collateral Agent;

(iv)    American Land Title/American Congress on Surveying and Mapping surveys for each Material Real Property or existing surveys together with no change Mortgaged affidavits, in each case certified to the Collateral Agent if deemed necessary by Collateral Agent in its reasonable discretion, sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements and otherwise reasonably satisfactory to the Collateral Agent (if reasonably requested by the Collateral Agent);

(v)    a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent and otherwise in compliance with the Flood Insurance Laws, and if any such Material Real Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, the Borrower’s duly executed acknowledgement of receipt of written notification from the Collateral Agent about special flood hazard area status and flood disaster assistance and evidence that the Borrower or applicable Loan Party has obtained flood insurance reasonably satisfactory to the Collateral Agent that is in compliance with all applicable requirements of the Flood Insurance Laws; and

(vi)    as promptly as practicable after the reasonable request therefor by the Collateral Agent, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property.

SECTION 6.12    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.

SECTION 6.13    Further Assurances and Post-Closing Covenant.

(1)    Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonable request from time to time in order to carry out more effectively the purposes of the Collateral Documents and to satisfy the Collateral and Guarantee Requirement.

(2)    As promptly as practicable, and in any event no later than ninety (90) days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions required pursuant to sub clauses (i) through (vi) of Section 6.11(2)(b) hereof with respect to any Mortgaged Properties listed in Schedule 1.01(2), including the Phase I Environmental Site Assessments prepared by EMG in connection with the Transactions, as if notice had been provided with respect to such Mortgaged Properties listed in Schedule 1.01(2), except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.14    Use of Proceeds.

(1)    The proceeds of the Closing Date Term Loans and Closing Date Revolving Borrowings, together with the proceeds of the Equity Contribution and the Senior Notes, will be used on the Closing Date to (a) repay Indebtedness incurred under the Existing Credit Agreement and certain other Indebtedness, in each case together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (b) pay (i) any original issue discount or upfront fees in connection with the Transactions resulting from the exercise of any “market flex” pursuant to the Fee Letter, (ii) the Transaction Consideration and (iii) the Transaction Expenses and (c) to the extent any such proceeds remain after the foregoing uses, for general corporate purposes not prohibited by the terms of this Agreement.

(2)    The proceeds of the Revolving Loans and Swing Line Loans borrowed after the Closing Date will be used for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including Permitted Acquisitions and other investments permitted hereunder).

(3)    Letters of Credit will be used by the Borrower for general corporate purposes of the Borrower, Holdings and the Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.

SECTION 6.15    Maintenance of Ratings. Use commercially reasonable efforts to maintain (1) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (2) a public rating (but not any specific rating) in respect of each Term Facility as of the Closing Date from each of S&P and Moody’s.

ARTICLE VII

Negative Covenants

So long as the Termination Conditions are not satisfied:

SECTION 7.01    Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02    Indebtedness.

(a)    The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(i)    create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or

(ii)    issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;

provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case if no Event of Default exists or would result therefrom (subject to Section 1.07(8)), and either:

(A)    the Fixed Charge Coverage Ratio of the Borrower for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been (A) at least 2.00 to 1.00 or (B) no less than the Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock; or

(B)    the Total Net Leverage Ratio of the Borrower for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) (without netting any cash received from the incurrence of such Indebtedness) would be no greater than 5.10 to 1.00 in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period;

provided further that Restricted Subsidiaries of the Borrower that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of such Restricted Subsidiaries incurred or issued pursuant to this Section 7.02(a) then outstanding would exceed the greater of (1) $100.0 million and (2) an amount equal to the Equivalent Percentage of the amount in the preceding clause (1) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such incurrence.

(b)    The provisions of Section 7.02(a) will not apply to:

(1)    Indebtedness under the Loan Documents (including Incremental Loans, Refinancing Loans and Extended Loans);

(2)    the incurrence by the Borrower and any Guarantor of Indebtedness represented by the Senior Notes and any Guarantees thereof (but excluding any Additional Notes (as defined in the Senior Notes Indenture) issued after the Closing Date);

(3)    (a) the incurrence of Indebtedness by the Borrower and any Restricted Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clauses (1) and (2), but including Indebtedness in respect of Existing Mortgage Debt);

(4)    (a) the incurrence of Attributable Indebtedness and (b) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4), at such time not to exceed the greater of (i) $100.0 million and (ii) the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such incurrence and (ii) any Refinancing Indebtedness thereof;

(5)    Indebtedness incurred by the Borrower or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(6)    the incurrence of Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)    the incurrence of Indebtedness of the Borrower to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8)    the incurrence of Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent permitted by Section 7.05; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)    the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10)    the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)    the incurrence of Obligations in respect of self-insurance and Obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or Obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12)    the incurrence of:

(a)    Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Borrower and its Restricted Subsidiaries since the Closing Date from the issue or sale of Equity Interests of the Borrower and the Guarantors or contributions to the capital of the Borrower and the Guarantors, including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any Subsidiary or any exercise of the cure right set forth in Section 8.04) as determined in accordance with clauses (3)(b) and (3)(c) of Section 7.05(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.05(a) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof); and

(b)    Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (i) the greater of (x) $100.0 million and (y) an amount equal to the Equivalent Percentage of the amount set forth in clause (x) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such incurrence (and any Refinancing Indebtedness thereof ) plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness or Disqualified Stock, an amount equal to the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness or Disqualified Stock;

provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12) will cease to be deemed incurred, issued or outstanding for purposes of this clause (12) but will be deemed incurred or issued for the purposes of Section 7.02(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 7.02(a) without reliance on this clause (12);

(13)    the incurrence by the Borrower of Indebtedness or Disqualified Stock or the incurrence by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 7.02(a) and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clauses (14), (23) and (30), or any successive Refinancing Indebtedness with respect to any of the foregoing;

(14)    the incurrence of:

(a)    Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets) or that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition or investment, and

(b)    Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement;

provided that, in the case of the preceding clauses (a) and (b) either:

(i)    after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either Fixed Charge Coverage Ratio test set forth in clause (A) of Section 7.02(a); or

(ii)    the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock does not exceed the greater of (A) $100.0 million and (B) an amount equal to the Equivalent Percentage of the amount set forth in clause (A) multiplied by TTM Run-Rate Adjusted EBITDA as of the applicable date of such incurrence, at any one time outstanding, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (ii) and any outstanding Indebtedness under clause (13) incurred to Refinance Indebtedness initially incurred in reliance on this clause (ii) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (ii) will cease to be deemed incurred or outstanding for purposes of this clause (ii) but will be deemed incurred pursuant to Section 7.02(a), under clause (2) of the definition of Permitted Incremental Amount or under clause (i) above from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under such provision;

(15)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(16)    the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection herewith or any Credit Agreement Refinancing Indebtedness, in each case, in a principal amount not in excess of the stated amount of such letters of credit or bank guarantees;

(17)    (a) the incurrence of any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Restricted Subsidiary is permitted by this Agreement, or (b) any co-issuance by the Borrower or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary was permitted hereunder;

(18)    the incurrence of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management and consultants thereof,

their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(b)(4);

(19)    customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(20)    the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(21)    Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(22)    the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(23)    the incurrence of Indebtedness or Disqualified Stock by Restricted Subsidiaries of the Borrower that are not Guarantors in an amount not to exceed and together with any other Indebtedness incurred and outstanding under this clause (23) the greater of (a) $50.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such incurrence; it being understood that any Indebtedness or Disqualified Stock deemed incurred or issued pursuant to this clause (23) will cease to be deemed incurred or issued or outstanding for the purpose of this clause (23) but will be deemed incurred or issued for the purposes of Section 7.02(a) or under clause (2) of the definition of Permitted Incremental Amount from and after the first date on which the Borrower or such Restricted Subsidiaries could have incurred such Indebtedness under Section 7.02(a) or under clause (2) of the definition of Permitted Incremental Amount without reliance on this clause (23);

(24)    the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(25)    [reserved];

(26)    guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(27)    the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(28)    the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Borrower or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(29)    the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice;

(30)    (a) Credit Agreement Refinancing Indebtedness and (b) Permitted Incremental Equivalent Debt;

(31)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (30) above.

(c)    For purposes of determining compliance with this Section 7.02:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (31) above or is entitled to be incurred pursuant to Section 7.02(a), the Borrower, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 7.02(a) as determined by the Borrower at such time; provided that all Indebtedness (x) represented by the Senior Notes and related Guarantees on the Closing Date and (y) incurred hereunder on the Closing Date will, at all times, be treated as incurred on the Closing Date under Section 7.02(b)(1) and (2), respectively, and may not be reclassified;

(2)    the Borrower is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 7.02(a) and (b), subject to the proviso to the preceding clause (1) of this Section 7.02(c);

(3)    the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(4)    in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued pursuant to Section 7.02(b) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued under Section 7.02(a), then the Fixed Charge Coverage Ratio, or applicable leverage ratio, will be calculated with respect to such incurrence under Section 7.02(a) without regard to any incurrence under Section 7.02(b); provided that unless the Borrower elects otherwise, the incurrence of Indebtedness, Disqualified Stock or Preferred Stock will be deemed incurred or issued first under Section 7.02(a) to the extent permitted with the balance incurred under Section 7.02(b); and

(5)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness,

Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clauses (2), (3), (4), (12), (13), (14) and (23) of Section 7.02(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness and reasonable tender premiums), defeasance costs and fees and expenses incurred in connection with such refinancing.

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or Disqualified Stock or Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated (or Equivalent Percentage, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock (as applicable) being refinanced plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

For purposes of determining compliance with this Section 7.02, if any Indebtedness is refinanced in reliance on a Basket measured by reference to a percentage of Run-Rate Adjusted EBITDA, and such refinancing would cause the percentage of Run-Rate Adjusted EBITDA to be exceeded if calculated based on the Run-Rate Adjusted EBITDA on the date of such refinancing, such percentage of Run-Rate Adjusted EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness being refinanced, plus (ii) the related costs incurred or payable in connection with such refinancing.

SECTION 7.03    Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(1)    Subject to clause (g) of Section 4.1 of the Security Agreement, Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that

(a)    the Borrower shall be the continuing or surviving Person,

(b)    such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and

(c)    in the case of a merger or consolidation of Holdings with and into the Borrower,

(i)    Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement,

(ii)    Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower,

(iii)    no Default or Event of Default exists at such time or after giving effect to such transaction and

(iv)    after giving effect to such transaction, the direct parent of the Borrower will (A) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and (B) pledge 100% of the Equity Interest of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrower;

(2)    (a) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party,

(b)    any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;

(c)    any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States will be permitted and

(d)    any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

provided that in the case of clauses (b) through (d), (x) no Event of Default shall result therefrom and (y) the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3)    any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (x) the transferee must be a Loan Party or (y) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary which is not a Loan Party in connection with any Investment permitted hereunder;

(4)    so long as no Default has occurred and is continuing or would result therefrom (subject to Section 1.07(8)), the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(i)    the Successor Borrower will:

(A)    be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B)    expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and

(C)    deliver to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

(ii)    substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(A)    each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(B)    each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,

(C)    if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent and the Borrower), confirm that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; and

(iii)    after giving pro forma effect to such incurrence, the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (A) of Section 7.02(a); or

(iv)    the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(5)    so long as no Default exists or would result therefrom (subject to Section 1.07(8)), Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:

(i)    the Person formed by or surviving any such merger or consolidation is not Holdings,

(ii)    Holdings is not the Person into which the applicable Person has been liquidated or

(iii)    in connection with a disposition of all or substantially all of Holdings’ assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will:

(A)    be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B)    expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,

(C)    (I) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and (II) pledge 100% of the Equity Interests of the Borrower to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower,

(D)    if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(iv)    the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(6)    any Restricted Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other investment permitted pursuant to Section 7.05; provided that solely in the case of a merger or consolidation involving a Loan Party and subject to Section 1.07(8), no Event of Default exists or would result therefrom; provided further that the continuing or surviving Person will be (a) the Borrower or (b) a Loan Party, in each case, which together with each of its Restricted Subsidiaries, will have complied with the applicable requirements of Section 6.11;

(7)    a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 (other than under clause (2)(c) of the definition of “Asset Sale”);

(8)    subject to clause (g) of Section 4.1 of the Security Agreement, the Borrower may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of a jurisdiction in the United States and (b) change its name; and

(9)    the Loan Parties and the Restricted Subsidiaries may consummate the Transactions.

Upon consummation of the Merger, Life Time will succeed to, and be substituted for, and may exercise every right and power of, Merger Sub hereunder. Notwithstanding anything in this Agreement to the contrary, the merger of Merger Sub with and into Life Time on the Closing Date as described in the Transaction Agreement will be permitted hereunder, and no supplement or other deliverable will be required in connection therewith.

SECTION 7.04    Asset Sales. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of and

(2)     except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis), received by the Borrower or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a)    any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Restricted Subsidiary);

(b)    any securities, notes or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c)    any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of the receipt of such Designated Non-Cash Consideration (or, at the Borrower’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value;

(d)    Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; or

(e)    any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 2.05(2)(b)(iv).

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

In addition, none of the Borrower or any Restricted Subsidiary shall enter into any Sale-Leaseback Transaction unless (1) at the time of the consummation thereof no Event of Default has occurred and is continuing, and (2) such Sale-Leaseback Transaction is conducted as an arm’s-length basis and is for fair market value of the applicable property as determined by a Responsible Officer of the Borrower in good faith.

SECTION 7.05    Restricted Payments.

(a)    The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(A)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i)    dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(B)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;

(C)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:

(i)    Indebtedness permitted under clauses (7), (8) and (9) of Section 7.02(b); or

(ii)    the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(D)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1)    in the case of a Restricted Payment other than a Restricted Investment, no Event of Default will have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Investment utilizing clause (3)(g) below, no Event of Default pursuant to Section 8.01(1) or 8.01(6) will have occurred and be continuing or would occur as a consequence thereof;

(2)    except in the case of a Restricted Investment, immediately after giving effect to any such Restricted Payment made pursuant to clause (3)(a) below on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (A) of Section 7.02(a);

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by 7.05(b) other than clause (1) thereof), is less than the sum of (without duplication):

(a)    50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) commencing on the Closing Date to the end of the most recently ended Test Period preceding such Restricted Payment or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b)    100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower and its Restricted Subsidiaries since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(b)(12)(a)) from the issue or sale of:

(i)    (A) Equity Interests of the Borrower (other than any Permitted Warrant Transaction), including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(I)

Equity Interests to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferees thereof) of the Borrower, its Subsidiaries or any Parent Company after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(b)(4); and

(II)	Designated Preferred Stock; and

(B)    Equity Interests of Parent Companies (other than any Permitted Warrant Transaction), to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(b)(4); or

(ii)    Indebtedness of the Borrower or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Borrower or any Parent Company;

provided that this clause (b) will not include the proceeds from (v) any exercise of the cure right set forth in Section 8.04, (w) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(b)(2) below, (x) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(c)    100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (including the fair market value of any Indebtedness contributed to the

Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of the Borrower through consolidation, amalgamation or merger following the Closing Date, in each case not involving cash consideration payable by the Borrower (other than (w) net cash proceeds of any exercise of the cure right set forth in Section 8.04, (x) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(b)(12)(a), (y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (z) Excluded Contributions); plus

(d)    100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(i)    the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on investments from, Restricted Investments made by the Borrower or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(ii)    the sale (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); plus

(e)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(f)    100% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Subordinated Indebtedness pursuant to clause (b)(13) below); plus

(g)    $100.0 million.

(b)    The provisions of Section 7.05(a) will not prohibit:

(1)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;

(2)    (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon ( “Treasury Capital Stock”) or (ii) Subordinated Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Company (to the extent such Equity Interests or proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) and (y) within 120 days of such sale or issuance (“Refunding Capital Stock”),

(b)    the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and

(c)    if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower were permitted under clauses (6)(a) or (b) of this Section 7.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)    the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(a)    Subordinated Indebtedness of the Borrower or a Guarantor made (i) by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor and (ii) within 120 days of such sale, issuance or incurrence,

(b)    Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Subordinated Indebtedness of the Borrower or a Guarantor, made within 120 days of such sale, issuance or incurrence,

(c)    Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02 and

(d)    any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $10.0 million in any fiscal year (increasing to $20.0 million following an underwritten public Equity Offering by the Borrower or any Parent Company) with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further that each of the amounts in any calendar year under this clause (4) may be increased by an amount not to exceed:

(a)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 7.05(a); plus

(b)    the amount of any cash bonuses otherwise payable to members of management, employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(c)    the cash proceeds of life insurance policies received by the Borrower or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Borrower) after the Closing Date; minus

(d)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.02 to the extent such dividends are included in the definition of Fixed Charges;

(6)    (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Borrower or any Restricted Subsidiary after the Closing Date;

(b)    the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Closing Date; provided that the amount of dividends and distributions paid pursuant to this clause (b) will not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(c)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 7.05(b);

provided that in the case of each of clauses (a), (b) and (c) of this clause (6), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)    (a) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Restricted Subsidiary or any Parent Company,

(b)    any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and

(c)    loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(8)    the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such company’s common equity), following the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, in an amount not to exceed the sum of (a) 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution and (b) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(9)    Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(10)    Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (a) $75.0 million and (b) an amount equal to the Equivalent Percentage of the amount in clause (a) multiplied by TTM Run-Rate Adjusted EBITDA of the Borrower for the most recently ended Test Period on the date of such Restricted Payment; provided that if this clause (10) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (10) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(11)    distributions or payments of Securitization Fees;

(12)    any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to any Affiliate(s) including any payments to holders of Equity Interests of Life Time in connection with, or as a result of, their exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) related to the Transactions;

(13)    the repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to clause (f) of the proviso to paragraph (a) above);

(14)    the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:

(a)    franchise, excise and similar taxes and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(b)    for any taxable period for which the Borrower or any of its Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and its Restricted Subsidiaries and Unrestricted Subsidiaries; provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and its Subsidiaries, as applicable, would have been required to pay as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(c)    salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management and consultants of any Parent Company, and any payroll, social security or similar taxes thereof;

(d)    general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(e)    fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(f)    amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 7.07(b) (other than clause 2(a) thereof);

(g)    interest or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary or that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 7.02;

(h)    to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrower; provided that:

(i)    such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment,

(ii)    such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or another Loan Party or (B) the merger, amalgamation, consolidation or sale of the Person formed or acquired into the Borrower or another Loan Party (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment,

(iii)    such Parent Company and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement,

(iv)    any property received by the Borrower may not increase amounts available for Restricted Payments pursuant to clause (3) of Section 7.05(a); and

(v)    to the extent constituting an Investment, such Investment will be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (9) of this Section 7.05(b)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(15)    the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(16)    cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company;

(17)    Restricted Payments; provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the First Lien Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.75 to 1.00;

(18)    making payments for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 7.07;

(19)    payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(20)    the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;

(21)    the making of cash payments in connection with any conversion of Convertible Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(22)    any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(23)    any dividend or other Restricted Payment of or related to the Specified Businesses, including distributions or payments to any Parent Company to fund the payment of taxes by such Parent

Company and by the direct or indirect owners of such Parent Company (based on the assumption that all such owners are individuals resident in Los Angeles, California) resulting from the dividend or other Restricted Payment of the Specified Businesses to the direct and indirect owners of any Parent Company; and

(24)    Restricted Payments in an amount not to exceed 40.0% of the Specified Sale-Leaseback Net Proceeds of any Specified Sale-Leaseback Transactions consummated after the Closing Date; provided that (a) the aggregate amount of such Restricted Payments may not exceed $100.0 million and (b) after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 5.10 to 1.00;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (15) and (17), no Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (7), (14) and (23) above, taxes will include all interest and penalties with respect thereto and all additions thereto.

(c)    For purposes of determining compliance with this Section 7.05, in the event that any Restricted Payment or Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 7.05(a), clauses (1) through (24) of Section 7.05(b) or one or more of the clauses contained in the definition of “Permitted Investments,” the Borrower will be entitled to divide or classify (or later divide, classify or reclassify), in whole or in part, in its sole discretion, such Restricted Payment or Investment (or any portion thereof) among Section 7.05(a), such clauses (1) through (24) of Section 7.05(b) or one or more clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 7.05.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement.

SECTION 7.06    Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date.

SECTION 7.07    Transactions with Affiliates.

(a)    The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless (A) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view, and (B) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of $100.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (A) above.

(b)    The foregoing restriction will not apply to the following:

(1)    (a) transactions between or among the Borrower and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2)    (a) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition), (b) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (c) Indebtedness permitted by Section 7.02;

(3)    (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Management Services Agreement (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Management Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect on the Closing Date or as described in the offering circular with respect to the Senior Notes,

(b)    the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors,

(c)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice,

(d)    any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company and

(e)    any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(4)    the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary;

(5)    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis;

(6)    the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(7)    the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;

(8)    the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)    the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(11)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(12)    payments by the Borrower or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(13)    payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Borrower in good faith;

(14)    (a) investments by Affiliates in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(15)    payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(16)    payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Company;

(17)    any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Borrower in good faith;

(18)    intellectual property licenses in the ordinary course of business or consistent with industry practice;

(19)    the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to the equity holders agreement or the registration rights agreement entered into on or after the Closing Date;

(20)    transactions permitted by, and complying with, Section 7.03 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Borrower or any Parent Company, (b) forming a holding company or (c) reincorporating the Borrower in a new jurisdiction;

(21)    transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate;

(22)    (a) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;

(23)    (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;

(24)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(25)    investments by any Investor or Parent Company in securities of the Borrower or any Guarantor; and

(26)    payments in respect of (a) the Obligations (or any Credit Agreement Refinancing Indebtedness), (b) the Senior Notes or (c) other Indebtedness of the Borrower and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Borrower in compliance herewith.

SECTION 7.08    Burdensome Agreements.

(a)    The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to:

(1)    (a) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)    pay any Indebtedness owed to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(2)    make loans or advances to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(3)    sell, lease or transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary that is a Guarantor; or

(4)    with respect to the Borrower or any Subsidiary Guarantor, (a) Guaranty the Obligations or (b) create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any Obligation (including the application of any remedy bars thereto) to any other Obligation will not be deemed to constitute such an encumbrance or restriction.

(b)    Section 7.08(a) will not apply to any encumbrances or restrictions existing under or by reason of:

(a)    encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;

(b)    the Senior Notes Indenture, the Senior Notes and the guarantees thereof;

(c)    Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)    applicable Law or any applicable rule, regulation or order;

(e)    any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(f)    contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)    [reserved];

(h)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted by Section 7.01;

(i)    Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(j)    provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice;

(k)    customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(l)    restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility;

(m)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(o)    customary provisions restricting assignment of any agreement;

(p)    restrictions arising in connection with cash or other deposits permitted under Section 7.01;

(q)    any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents, the Senior Notes Indenture and the Senior Notes as of the Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower;

(r)    (i) Indebtedness and Liens in respect of Existing Mortgage Debt, Indebtedness permitted to be incurred pursuant to Section 7.02(b)(4) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;

(s)    customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.08;

(t)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(u)    any encumbrances or restrictions of the type referred to in clauses (1), (2) or (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (t) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(v)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(w)    applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred pursuant to Section 7.02 is incurred.

SECTION 7.09    Accounting Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.10    Modification of Terms of Subordinated Indebtedness. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Subordinated Indebtedness having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Subordinated Indebtedness permitted by any subordination provisions set forth in the applicable Subordinated Indebtedness or any other stand-alone subordination agreement in respect thereof and, in each case connected to the Administrative Agent shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.11    Holdings. Holdings will not conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto):

(1)    the ownership or acquisition of the Capital Stock (other than Disqualified Stock) of any other Successor Holdings or the Borrower,

(2)     the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance,

(3)    to the extent applicable, participating in tax, accounting and other administrative matters as a member of the combined group of Holdings and the Borrower,

(4)    the performance of its obligations under and in connection with, and payments with respect to, the Loan Documents, the Senior Notes, the Senior Notes Indenture and related documentation and any documents relating to other Indebtedness permitted under Section 7.02 (including, for the avoidance of doubt, the incurrence of Qualified Holding Company Debt),

(5)    any public offering of its common stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by this Article VII, including the costs, fees and expenses related thereto,

(6)    repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Loans, to the extent permitted hereunder),

(7)    the incurrence of Qualified Holding Company Debt,

(8)    any transaction that Holdings is permitted to enter into or consummate under this Article VII and any transaction between or among Holdings and the Borrower or any one or more Restricted Subsidiaries permitted under this Article VII, including:

(a)    making any payment(s) or Restricted Payment(s) (i) to the extent otherwise permitted under this Section 7.11 and (ii) with any amounts received pursuant to transactions permitted under Section 7.05 (or the making of a loan to any Parent Company in lieu of any such payment(s) or Restricted Payment(s)) or holding any cash received in connection therewith pending application thereof by Holdings,

(b)    making any investment to the extent (i) payment therefor is made solely with the Capital Stock of Holdings (other than Disqualified Stock), the proceeds of Restricted Payments received from the Borrower or proceeds of the issuance of, or contribution in respect of the, Capital Stock (other than Disqualified Stock) of Holdings and (ii) any property (including Capital Stock) acquired in connection therewith is contributed to the Borrower or a Subsidiary Guarantor (or, if otherwise permitted by Section 7.05 or constituting a Permitted Investment, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged with the Borrower or a Subsidiary Guarantor;

(c)    guaranteeing the obligations and granting of Liens of the Borrower and its Subsidiaries to the extent such obligations are not prohibited hereunder;

(d)    incurrence of Indebtedness of Holdings representing deferred compensation to employees, consultants or independent contractors of Holdings and unsecured Indebtedness consisting of promissory notes issued by any Loan Party to future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Subsidiary or any Parent Company to finance the retirement, acquisition, repurchase, purchase or redemption of Capital Stock of Holdings,

(e)    incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes,

(f)    providing indemnification to officers and directors and as otherwise permitted in this Article VII,

(g)    activities incidental to the consummation of the Transactions,

(h)    the making of any loan to any officers or directors contemplated by Section 7.05 or constituting a Permitted Investment, the making of any investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 7.05 or constituting a Permitted Investment, a Restricted Subsidiary,

(i)    participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower,

(j)    making contributions to the capital of its Subsidiaries, or

(k)    making investments in cash and Cash Equivalents, or

(9)    activities incidental to the businesses or activities described in clauses (1) through (8) of this Section 7.11.

SECTION 7.12    Financial Covenant. The Borrower and each of the Restricted Subsidiaries covenant and agree that:

(1)    Commencing with the Test Period ending September 30, 2015, the Borrower will not permit the First Lien Net Leverage Ratio as of the last day of any Test Period to exceed 6.50 to 1.00 if the aggregate principal amount of Revolving Loans (including Letters of Credit, but excluding all cash-collateralized Letters of Credit and undrawn amounts under any other Letters of Credit, up to $20.0 million) exceeds (or exceeded) 30% of the then outstanding Revolving Commitments in effect on such date.

(2)    The provisions of this Section 7.12 are for the benefit of the Revolving Lenders only and only the Required Revolving Lenders (without the consent of any other Lenders) may amend, waive or otherwise modify this Section 7.12 or the defined terms used in this Section 7.12 (solely in respect of the use of such defined terms in this Section 7.12) or waive any Default resulting from a breach of this Section 7.12.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01    Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1)    Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2)    Specific Covenants. The Borrower, any other Loan Party or, in the case of Section 7.11, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(1) or 6.05(1) (solely with respect to the Borrower, other than in a transaction permitted under Section 7.03 or 7.04) or Article VII; provided that the Borrower’s failure to comply with the Financial Covenant (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the date on which the Revolving Lenders have actually terminated the Revolving Commitments and declared all Obligations with respect to the Revolving Facility to be immediately due and payable pursuant to Section 8.02 (and such declaration has not been rescinded as of the applicable date) (a “Financial Covenant Cross Default”); provided further that any Financial Covenant Event of Default is subject to cure pursuant to Section 8.04; or

(3)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(4)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any Subsidiary Guarantor herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(5)    Cross-Default. Any Loan Party or any Restricted Subsidiary (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrower, or any Subsidiary Guarantor or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (B) this clause (5)(b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(6)    Insolvency Proceedings, etc. Holdings, the Borrower, any Loan Party or any Restricted Subsidiary that is a Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8)    ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (ii) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (b) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable Law or plan terms, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9)    Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason, other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions;

(10)    Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) ceases to create, a valid and perfected Lien with the priority required by the Collateral Document (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) and continuation statements or to take any other action primarily within its control with respect to the Collateral and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(11)    Change of Control. There occurs any Change of Control.

SECTION 8.02    Remedies upon Event of Default. Except as provided in clause (a) below, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(1)    declare the Commitments of each Lender and any obligation of the Issuing Banks to make L/C Credit Extensions and the Swing Line Lender to make Swing Line Loans to be terminated, whereupon such Commitments and obligation will be terminated;

(2)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under any Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(3)    require that the Borrower Cash Collateralize the then outstanding Letters of Credit (in an amount equal to the then Outstanding Amount thereof); and

(4)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender and any obligation of the Issuing Banks to issue Letters of Credit and any obligation of the Swing Line Lender to make Swing Line Loans, will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid will automatically become effective, in each case without further act of the Administrative Agent or any Lender;

provided further that:

(a)    (i) if a Financial Covenant Event of Default occurs and is continuing, the Required Revolving Lenders may either (x) terminate the Revolving Commitments or (y) take the actions specified in this Section 8.02 in respect of the Revolving Commitments, the Revolving Loans, the Swing Line Loans and Letters of Credit and (ii) the Required Lenders may take any of the actions specified in this Section 8.02 in respect of a Financial Covenant Event of Default that has occurred and is continuing upon the occurrence of a Financial Covenant Cross Default; and

(b)    notwithstanding anything to the contrary, if the only Event of Default then having occurred and continuing is the Financial Covenant Event of Default, then the Administrative Agent may not take any of the actions set forth in this Section 8.02 (i) unless the Required Revolving Lenders have taken action under the preceding clause (a)(i) or (ii) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 8.04.

SECTION 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the first proviso to Section 8.02), subject to any Intercreditor Agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(3), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrower.

SECTION 8.04    Right to Cure.

(1)    Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Run-Rate Adjusted EBITDA for the applicable fiscal quarter; provided that

(a)    such amounts to be designated are actually received by the Borrower (i) on or after the last Business Day of the applicable fiscal quarter and (ii) on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),

(b)    such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and

(c)    the Borrower will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Run-Rate Adjusted EBITDA for one fiscal quarter will be used and included when calculating Run-Rate Adjusted EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was made other than the amount of the Run-Rate Adjusted EBITDA referred to in the immediately preceding sentence, except to the extent such proceeds are actually applied to prepay Indebtedness under the Facilities. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Cure Amount by the Borrower, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated.

(2)    In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.

(3)    There can be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facilities.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01    Appointment and Authorization of the Administrative Agent.

(1)    Each Lender and Issuing Bank hereby irrevocably appoints Deutsche Bank AG New York Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09, 9.10, 9.11, 9.12 and 9.16) are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank and the Borrower shall not have rights as a third-party beneficiary of any such provision.

(2)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02    Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03    Exculpatory Provisions. The Administrative Agent, Collateral Agent and the Arrangers shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) and an Arranger:

(1)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent or Arranger is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or Arranger to liability or that is contrary to any Loan Document or applicable law; and

(3)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent, Arranger or any of their Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, or an Issuing Bank.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of

Holdings, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Holdings, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuances of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.08    Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09    The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 9.11    Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrower. If the Administrative Agent is in material breach of its obligations hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. If the Administrative Agent is a Defaulting Lender, the Borrower may remove the Defaulting Lender from such role upon fifteen days prior written notice to the Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Upon any such notice of resignation by, or notice of removal of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders or the Borrower, as applicable, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.09 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12    Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Collateral Agent to take the actions to be taken by them as set forth in Section 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12. In each case as specified in this Section 9.12, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13    [Reserved].

SECTION 9.14    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and relevant Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 9.15    Appointment of Supplemental Administrative Agents.

(1)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3)    Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16    Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or an Intercreditor Agreement contemplated hereunder. In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement. Each Lender acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.18    Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01    Amendments, etc.

(1)    Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (g), (h) or (i) below (in the cause of clause (i), to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, (ii) the agreement, consent or waiver by the Required Revolving Lenders of interest or unused commitment fees as set forth in clause (b) of the Applicable Rate definition and (iii) any change to the definition of “First Lien Net Leverage Ratio,” “Total Net Leverage Ratio,” “Fixed Charge Coverage Ratio” or, in each case, in the component definitions thereof;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (III) of the proviso immediately succeeding clause (i) of this Section 10.01(1)) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest: (i) any change to the definition of “First Lien Net Leverage Ratio,” “Total Net Leverage Ratio,” “Fixed Charge Coverage Ratio,” or, in each case, in the component definitions thereof and (ii) the agreement, consent or waiver by the Required Revolving Lenders of interest or unused commitment fees as set forth in clause (b) of the Applicable Rate definition; provided that only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate,” (B) the Required Lenders or, with respect to any Default Rate payable pursuant to clause (b) of the Applicable Rate definition, the Required Revolving Lenders with respect to the Revolving Facility will be necessary to waive any obligation of the Borrower to pay interest at the Default Rate and (C) the Swing Line Lender with respect to the Swing Line Facility shall be necessary to waive any obligation to pay interest at the Default Rate;

(d)    except as contemplated by clause (C) in the second proviso immediately succeeding clause (i) of this Section 10.01(1), change any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Facility Lenders,” “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby or change the definition of “Required Revolving Lenders” without the consent of each Revolving Lender;

(e)    other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f)    other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g)    amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more Revolving Facilities) which directly affects Lenders under one or more Revolving Facilities and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Revolving Lenders under such applicable Revolving Facility or Facilities with respect to Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Revolving Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Revolving Lenders under the applicable Revolving Facility or Facilities (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.14 shall be subject to clause (i) below);

(h)    amend, waive or otherwise modify the Financial Covenant or any definition related thereto (solely in respect of the use of such defined terms in the Financial Covenant) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant without the written consent of the Required Revolving Lenders under the applicable Revolving Facility or Facilities with respect to Revolving Commitments (such Required Revolving Lenders shall consent together as one Facility); provided, however, that the amendments, waivers and other modifications described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders under the applicable Revolving Facility or Facilities;

(i)    amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Loans and Incremental Revolving Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Revolving Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Revolving Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, the waivers described in this clause (i) shall only require the consent of the Required Revolving Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments;

provided that:

(I)    no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Issuing Bank Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Administrative Agent, the applicable Issuing Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby;

(II)    no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, are not adversely affected thereby;

(III)    no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(IV)    Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(V)    the consent of the Required Revolving Lenders or Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under any Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities; and

(VI)    the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders or Required Facility Lenders) shall be required to amend, waive or otherwise modify any provision of clause (b) of the definition of “Applicable Rate” that provides for an agreement, consent or waiver by the Required Revolving Lenders;

provided further that notwithstanding the foregoing:

(A)    no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the

Required Lenders, the Required Facility Lenders, the Required Revolving Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(B)    no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(C)    this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, the Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(D)    any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(E)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Refinancing Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively;

(F)    the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e).

(2)    In addition, notwithstanding anything to the contrary in this Section 10.01, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that

(a)    the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Replaced Loans with such Replacement Loans,

(b)    the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Replaced Loans (or similar interest rate spread applicable to such Replaced Loans) immediately prior to such refinancing,

(c)    the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing and

(d)    all other terms (other than with respect to pricing, premiums and optional prepayment or redemption terms) applicable to such Replacement Loans shall be substantially identical to, or no less favorable taken as a whole (in each case as determined by the Borrower in its reasonable judgment) to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing (provided that Officer’s Certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Replacement Loans, together with a reasonably detailed description of the material terms and conditions of such Replacement Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5)-Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees));

provided further that each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

(3)    In addition, notwithstanding anything to the contrary in this Section 10.01,

(a)    unless and until a Financial Covenant Cross Default has occurred and remains continuing, only the consent of the Required Revolving Lenders shall be necessary to, and upon the occurrence of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to (a) waive or consent to any Financial Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to, Section 7.12 (including the related definitions as used in such Section, but not as used in other Sections of this Agreement) and no such amendment, modification, waiver or consent shall be permitted (i) without the consent of the Required Revolving Lenders (unless and until a Financial Covenant Cross Default has occurred) and (ii) without the consent of the Required Lenders (upon the occurrence and during the continuance of a Financial Covenant Cross Default) or (b) amend this sentence. Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (1) amend or modify the terms and provisions of Section 7.12 (in each case, whether or not a Financial Covenant Cross Default has occurred) or (2) amend this sentence,

(b)    the Guaranty, the Collateral Documents and related documents executed by Holdings, the Borrower or any Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein) and

(c)    if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02    Notices and Other Communications; Facsimile Copies.

(1)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)    if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2)    Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(4)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5)    Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(6)    Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or

Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04    Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arrangers (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Davis Polk & Wardwell LLP and, if necessary, a single local counsel in each relevant material jurisdiction, and (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, to pay or reimburse the Administrative Agent, each Issuing Bank, the Swing Line Lender and the other Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Issuing Bank, the Swing Line Lender, each other Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any (i) actual or threatened claim, litigation, investigation, proceeding or Environmental Liabilities relating to the Transactions or (ii) to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Borrower or any of their Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower, Holdings, the Investors or any of their Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

SECTION 10.06    Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an Eligible Assignee and (A) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, in accordance with the provisions of Section 10.07(h), (B) in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary thereof, in accordance with the provisions of Section 10.07(l), or (C) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, in accordance with the provisions of Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million, in the case of Term Loans, and not less than $2.5 million, in the case of Revolving Loans and Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date or (2) in respect of an assignment of all or a portion of the Term Loans only, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of a failure to respond to such request for assignment; provided further that no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h), (k) or (l);

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or a portion of the Loans pursuant to Section 10.07(g), (h), (k) or (l), or (ii) from an Agent to its Affiliate;

(C)    the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required at the time of such assignment; provided that no consent of the Issuing Banks shall be required for any assignment not related to Revolving Commitments or Revolving Exposure or any assignment to an Agent or an Affiliate of an Agent; and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Commitments or Revolving Exposure or any assignment to an Agent or an Affiliate of an Agent.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(l), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of its Subsidiaries except as permitted under Section 2.05(1)(e), (B) subject to Sections 10.07(h), (k) and (l) below, to any Affiliate of the Borrower, (C) to a natural person or (D) to any Disqualified Institution.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(l), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning Lender of its

Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsections (h) or (l) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(3) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in L/C Obligations or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clauses (d), (g),(h) and (i) thereof) that directly affects such Participant. Subject to subsection (e) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (2), (3) and (4), as applicable as though it were a Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a

Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)    Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i)    Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii)    each Affiliated Lender that purchases any Loans or Commitments pursuant to clause (x) above will either (A) represent and warrant to the selling Lender (other than any other Affiliated Lender) that it either as of the date of any such purchase or sale, it does not possess any information that is not Public-Side Information that has not been disclosed to the Lenders generally (other than any Lender(s) that have elected not to receive such information) or (B) make a statement that such representation cannot be made;

(iii)    Affiliated Lenders (other than, for the avoidance of doubt, any Debt Fund Affiliate(s)) will not be permitted to own or hold any Revolving Facility;

(iv)    the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(v)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence or pursuant to clause (v) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(i)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i)    all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have taken any actions; and

(ii)    all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(k)    Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(h), (i) or (j), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(l)    Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (y) open market purchases on a non-pro rata basis; provided that:

(i)     (x) if the assignee is Holdings or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii)    each Person that purchases any Term Loans pursuant to clause (x) of the first paragraph of this subsection (l) shall represent and warrant to the selling Term Lender (other than any Affiliated Lender) that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders or shall make a statement that such representation cannot be made; and

(iii)    purchases of Term Loans pursuant to this subsection (l) may not be funded with the proceeds of Revolving Loans.

(m)    Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08    Resignation of Issuing Bank and Swing Line Lender. Notwithstanding anything to the contrary contained herein, any Issuing Bank or Swing Line Lender may, upon thirty (30) Business Days’ notice to the Borrower and the Lenders, resign as an Issuing Bank or Swing Line Lender, respectively. In the event of any such resignation of an Issuing Bank or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank or Swing Line Lender, as the case may be. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(3)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(3).

SECTION 10.09    Confidentiality. Each of the Agents, the Arrangers, the Lenders and each Issuing Bank agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, Arranger, Lender or Issuing Bank, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, each Arranger, each Lender and each Issuing Bank agrees to seek confidential treatment with respect to any such disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger, such Lender or such Issuing Bank, as applicable, agrees (x) that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulation examination) unless such notification is prohibited by law, rule or regulation and (y) to seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.09, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) with the prior consent of the Borrower, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower, the Agents and the Arrangers, including as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arrangers or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a “due diligence” defense, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Arranger, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender, such Issuing Bank or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate of the Borrower or (z) is independently developed by the Agents, the Lenders, the Issuing Banks, the Arrangers or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.

For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Arranger, each Lender and each Issuing Bank acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arrangers, the Lenders and any Issuing Bank under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.

SECTION 10.10    Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16    GOVERNING LAW.

(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)    THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)    THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20    Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24    Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)    The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary. The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) any contingent obligations not then due and (iv) the Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) have been paid in full and all Commitments have terminated, upon request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) any contingent obligations not then due and (iv) any Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

(d)    Notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrower’s assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.

SECTION 10.25    Assumption and Acknowledgment. Effective immediately after the consummation of the Merger, the execution and delivery by Life Time of a counterpart hereto and the funding of the Closing Date Loans hereunder, and without affecting any of the obligations of Holdings as a Guarantor under any Loan Document, Life Time hereby assumes all of Initial Borrower’s rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as the “Borrower” hereunder (collectively, the “Assumption”), including, any claims, liabilities, or obligations arising from Initial Borrower’s failure to perform any of its covenants, agreements, commitments or obligations under the Loan Documents to be performed prior to the date of the Assumption. Holdings hereby acknowledges the Assumption by Life Time and its effectiveness immediately after the consummation of the Merger, the execution and delivery by Life Time of a counterpart hereto and the funding of the Closing Date Loans hereunder. Without limiting the generality of the foregoing, upon its execution and delivery of a counterpart hereto, Life Time hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties, and agreements contained herein which are binding upon, and to be observed or performed by, the Borrower. Each Agent and each Lender hereby consents to the Assumption.

SECTION 10.26    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative

Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LTF MERGER SUB, INC. (which on the Closing Date shall be merged with and into Life Time Fitness, Inc., with Life Time Fitness, Inc. surviving such merger as the Borrower),

By:	/s/ J. Kristofer Galashan
Name: J. Kristofer Galashan
Title: President and Chief Executive Officer

LTF INTERMEDIATE HOLDINGS, INC., as Holdings,

By:	/s/ J. Kristofer Galashan
Name: J. Kristofer Galashan
Title: President

The undersigned hereby confirms that, as a result of its merger with LTF Merger Sub, Inc., it hereby assumes all of the rights and obligations of LTF Merger Sub, Inc. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as the Borrower thereunder.

LIFE TIME FITNESS, INC.

By:	/s/ Eric Buss
Name: Eric Buss
Title Executive Vice President and Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Revolving Lender and Term Lender

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Dusan Lasarov
Name: Dusan Lasarov
Title: Director

GOLDMAN SACHS BANK USA, as Revolving Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

JEFFERIES FINANCE LLC, as Revolving Lender

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

BANK OF MONTREAL, as Revolving Lender

By:	/s/ Philip Langheim
Name: Philip Langheim
Title: Managing Director

ROYAL BANK OF CANADA, as Revolving Lender

By:	/s/ Simone G. Vinocour McKeever
Name: Simone G. Vinocour McKeever
Title: Authorized Signatory

MIHI LLC, as Revolving Lender

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Authorized Signatory

NOMURA SECURITIES INTERNATIONAL, INC., as Revolving Lender

By:	/s/ Carl Mayer
Name: Carl Mayer
Title: Managing Director

MIZUHO BANK, LTD., as Revolving Lender

By:	/s/ Stephen J. Jeselson
Name: Stephen J. Jeselson
Title: Deputy General Manager

U.S. BANK NATIONAL ASSOCIATION, as Revolving Lender, Swing Line Lender and Issuing Bank

By:	/s/ Mark Utlant
Name: Mark Utlant
Title: Senior Vice President

SCHEDULE 4.01(1)(c)

CERTAIN COLLATERAL DOCUMENTS

1.	Security Agreement, to be dated as of the Closing Date and to be by and among the Initial Borrower, Holdings, the other Loan Parties party thereto and the Collateral Agent.

2.	Guaranty, to be dated as of the Closing Date and to be by and among Holdings, the Initial Borrower, the other Loan Parties party thereto and the Collateral Agent.

3.	Intercompany Subordination Agreement, to be dated as of the Closing Date and to be by and among the Initial Borrower, Holdings, the Administrative Agent and the other parties party thereto.

4.	Perfection Certificate, to be dated as of the Closing Date and to be executed by the Initial Borrower.

SCHEDULE 2.01

COMMITMENTS

Lender	Closing Date Term Loan Commitment	Closing Date Revolving Commitment
Deutsche Bank AG New York Branch	$1,250,000,000	$67,675,000
Goldman Sachs Bank USA		$67,675,000
Jefferies Finance LLC		$28,200,000
Bank of Montreal		$19,750,000
Royal Bank of Canada		$19,750,000
MIHI LLC		$11,275,000
Nomura Corporate Funding Americas, LLC		$11,275,000
Mizuho Bank, Ltd.		$9,400,000
U.S. Bank National Association		$15,000,000

Total:	$1,250,000,000	$250,000,000

SCHEDULE 6.13(2)

POST-CLOSING MATTERS

None.

EXHIBIT E

FORM OF GUARANTY

[See Attached]

E-1

EXHIBIT E

FORM OF GUARANTY

Dated as of

June 10, 2015

among

LTF INTERMEDIATE HOLDINGS, INC.,

as Holdings,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

i

SCHEDULES
Schedule I	Closing Date Guarantors

EXHIBITS
Exhibit I	Form of Guaranty Supplement

ii

This GUARANTY, dated as of June 10, 2015, is among LTF Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), the other Guarantors set forth on Schedule I hereto, each other Guarantor from time to time party hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent for the Secured Parties.

Reference is made to the Credit Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, LTF Merger Sub, Inc., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto.

The Lenders have agreed to extend credit to the Borrower, the Issuing Bank has indicated its willingness to issue Letters of Credit for the account of the Borrower, the Hedge Banks have agreed to enter into or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into or maintain Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Secured Cash Management Agreements, as applicable. The obligations of the Lenders to extend such credit, the obligations of the Issuing Bank to issue Letters of Credit, the obligations of the Hedge Banks to enter into or maintain such Secured Hedge Agreements and the obligations of the Cash Management Banks to enter into or maintain such Secured Cash Management Agreements are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrower pursuant to the Credit Agreement, (ii) the issuance of Letters of Credit by the Issuing Bank in accordance with the Credit Agreement, (iii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower or any Restricted Subsidiary and (iv) the entering into or maintaining by the Cash Management Banks of Secured Cash Management Agreements with the Borrower or any Restricted Subsidiary, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Issuing Bank to issue such Letters of Credit, the Hedge Banks to enter into or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into or maintain such Secured Cash Management Agreements. Accordingly, in consideration of the mutual covenants and agreements contained herein and in the other Loan Documents, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01    Credit Agreement Definitions.

(a)    Terms used in this Agreement, including the preliminary statements above, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)    The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02    Other Defined Terms.

As used in this Agreement, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Guaranteed Obligations” means the “Obligations” as defined in the Credit Agreement; provided that, for the avoidance of doubt, the Guaranteed Obligations will not include any Excluded Swap Obligations.

“Guarantor Indemnified Liabilities” has the meaning assigned to such term in Section 4.03(b).

“Guarantors” means, collectively, Holdings, each other Guarantor listed on Schedule I hereto and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.11; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.10, such Person shall cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Specified Loan Party” means any Guarantor that is not a Qualified ECP Guarantor.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01    Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under or arising out of any Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable Law, each of the Guarantors (i) waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and (ii) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02    Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

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Section 2.03    No Limitations.

(a)    Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.10, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any other Loan Party, the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any other Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date; or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the satisfaction of the Termination Conditions). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b)    To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the satisfaction of the Termination Conditions. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Conditions have been satisfied. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Guarantor waives any and all suretyship defenses.

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Section 2.04    Reinstatement.

Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05    Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06    Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07    Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07, or otherwise under this Agreement, as it relates to such Specified Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payments that must be made in order for the Termination Conditions to be satisfied. If any amount shall be paid to the Borrower or any other Guarantor in violation of the restrictions in the preceding sentence on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether

4

matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payments that must be made in order for the Termination Conditions to be satisfied. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01    Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Guarantor other than Holdings shall be given in care of the Borrower.

Section 4.02    Waivers; Amendment.

(a)    No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03    Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.

(a)    Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent and the Collateral Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with, and to the extent provided under, Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor.”

(b)    Without duplication of any amounts paid by the Borrower pursuant to Section 10.05 of the Credit Agreement, each Guarantor hereby agrees to indemnify and hold harmless the Indemnitees against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liability) of

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any nature to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between or among Indemnitees, one additional counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to this Agreement or to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Guarantor Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of any Guarantor or any of their Affiliates (as determined by a final, non appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 4.03(b) may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Guarantors shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Guarantor Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Guarantor have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to Indemnification pursuant to this Section 4.03(b)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 4.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Guarantor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 4.03(b) shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 4.03(b) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Guaranteed Obligations. This Section 4.03(b) shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower, Holdings, or any of their Affiliates under this Section 4.03(b) to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

Section 4.04    Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction permitted under the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

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Section 4.05    Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each other Secured Party, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.10 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06    Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf or .tif format via electronic mail) means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07    Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08    GOVERNING LAW, ETC.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)    CONSENT TO JURISDICTION. THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING

7

PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)     VENUE. THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED PARTY EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 4.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(d).

(e)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 4.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 4.09     Obligations Absolute.

To the fullest extent permitted by applicable Law, all rights of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.10     Termination or Release.

(a)     This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when the Termination Conditions have been satisfied; provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise with respect to Secured Hedge Agreements or Secured Cash Management Agreements to the extent not provided for thereunder.

8

(b)     A Guarantor shall automatically be released from its obligations hereunder in the circumstances set forth in Sections 7.04, 9.12 and 10.24 of the Credit Agreement.

(c)     In connection with any termination or release pursuant to clauses (a) or (b) of this Section 4.10, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d)     At any time that the respective Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in the immediately preceding clause (c), it shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) of this Section 4.10. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.10.

Section 4.11     Additional Restricted Subsidiaries.

Each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.11 of the Credit Agreement, together with any Parent Company or other Restricted Subsidiary that the Borrower causes, in its sole discretion to Guarantee the Obligations pursuant hereto, shall, upon execution and delivery by such Restricted Subsidiary or Parent Company of a Guaranty Supplement, become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other signatory hereto or Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.12     Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 4.13     Intercreditor Agreements.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE GUARANTEED OBLIGATIONS, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S), IF ANY. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LTF INTERMEDIATE HOLDINGS, INC., as Holdings,

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LTF CLUB OPERATIONS COMPANY, INC., as Guarantor,

By:
Name:
Title:

LTF OPERATIONS HOLDINGS, INC., as Guarantor,

By:
Name:
Title:

LTF MANAGEMENT SERVICES, LLC, as Guarantor,

By:
Name:
Title:

LTF CONSTRUCTION COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF RESTAURANT COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF CLUB MANAGEMENT COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF MINNETONKA RESTAURANT COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF TRIATHLON SERIES, LLC, as Guarantor,

By:
Name:
Title:

CHRONOTRACK SYSTEMS CORP., as Guarantor,

By:
Name:
Title:

THE RED ROCK COMPANY, INC., as Guarantor,

By:
Name:
Title:

CEO CHALLENGE, LLC, as Guarantor,

By:
Name:
Title:

LTF ARCHITECTURE, LLC, as Guarantor,

By:
Name:
Title:

LTF LEASE COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF YOGA COMPANY, LLC, as Guarantor,

By:
Name:
Title:

LTF REAL ESTATE HOLDINGS, LLC, as Guarantor,

By:
Name:
Title:

LEADVILLE TRAIL 100 INC., as Guarantor,

By:
Name:
Title:

CREATIVE & PRODUCTION RESOURCES, INC., as Guarantor,

By:
Name:
Title:

CHEQUAMEGON FAT TIRE FESTIVAL, INC., as Guarantor,

By:
Name:
Title:

LTF REAL ESTATE COMPANY, INC., as Guarantor,

By:
Name:
Title:

LTF REAL ESTATE VOYAGER III (BLOOMINGTON), LLC, as Guarantor,

By:
Name:
Title:

LTF GROUND LEASE COMPANY, LLC, as Guarantor,

By:
Name:
Title:

ACCEPTED AND AGREED:

LTF MERGER SUB, INC. (which on the Closing Date shall be merged with and into Life Time Fitness, Inc., with Life Time Fitness, Inc. surviving such merger)

By:
Name:
Title:

ACCEPTED AND AGREED:

The undersigned hereby confirms that, as a result of its merger with LTF Merger Sub, Inc., it hereby assumes all of the rights and obligations of LTF Merger Sub, Inc. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement.

LIFE TIME FITNESS, INC.

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I TO GUARANTY

[CLOSING DATE GUARANTORS]

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.     , dated as of             , 20     (this “Guaranty Supplement”), to the Guaranty, dated as of June 10, 2015, among LTF Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), the other Guarantors party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”).

A.     Reference is made to the Credit Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, LTF Merger Sub, Inc., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto.

B.     Terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty, as applicable.

C.     The Guarantors have entered into the Guaranty in order to induce (x) the Lenders to make Loans to the Borrower and the Issuing Bank to issue Letters of Credit, (y) the Hedge Banks to enter into or maintain Secured Hedge Agreements and (z) the Cash Management Banks to enter into or maintain Secured Cash Management Agreements. Section 4.11 of the Guaranty provides that additional Restricted Subsidiaries or Parent Companies, as applicable, of the Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement or as directed by the Borrower in its sole discretion.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1.     In accordance with Section 4.11 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by the Borrower with respect to it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2.     The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Guaranty Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3.     This Guaranty Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty Supplement shall become effective when it shall have been executed and delivered by the New Guarantor and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 of the Guaranty. Delivery of an executed counterpart of a signature page of this Guaranty Supplement by facsimile or other electronic imaging (including in .tif or .pdf format) means shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement.

Section 4.     Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.10 thereof.

Section 5.

(a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)     The other terms of Section 4.08 of the Guaranty with respect to submission to jurisdiction, venue, waiver of jury trial and consent to service of process are incorporated herein by reference, mutatis mutandis, and the parties hereto, or beneficiaries hereof, agree to such terms.

Section 6.     If any provision of this Guaranty Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.     All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8.     The New Guarantor agrees to reimburse the Administrative Agent and the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Guaranty Supplement as provided in Section 4.03(a) of the Guaranty.

Section 9.     For purposes of New York General Obligations Law §5-1105, the parties hereto agree that the promise by the New Guarantor contained herein is a Guaranty (as defined in the Credit Agreement) and that (i) the consideration for this Guaranty, which is hereby expressed in writing, is the making of the Loans to the Borrower on the Closing Date and from time to time thereafter, the making of Commitments with respect to the Loans on the Closing Date and from time to time thereafter and the other extensions of credit that constitute Obligations (other than any Excluded Swap Obligation) under the Credit Agreement from time to time outstanding, and (ii) such Loans, Commitments and other extensions of credit have been given and/or performed and would be valid consideration for this Guaranty Supplement but for the time that they were given (i.e., would have been valid consideration for this Guaranty if the New Guarantor had entered into this Guaranty contemporaneously with the initial making of the Loans, Commitments and other extensions of credit on the Closing Date).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Supplement to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

FORM OF SECURITY AGREEMENT

[See Attached]

F-1

EXHIBIT F

FORM OF PLEDGE AND SECURITY AGREEMENT

Dated as of June 10, 2015

by and among

THE GRANTORS REFERRED TO HEREIN

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

TABLE OF CONTENTS

Page
Article I

DEFINITIONS

Section 1.1	Terms Defined in Credit Agreement	2
Section 1.2	Terms Defined in UCC	2
Section 1.3	Terms Generally	2
Section 1.4	Definitions of Certain Terms Used Herein	2

Article II

GRANT OF SECURITY INTEREST

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Title, Perfection and Priority	8
Section 3.2	Type and Jurisdiction of Organization, Organizational and Identification Numbers	10
Section 3.3	Principal Location	10
Section 3.4	Exact Names	10
Section 3.5	Intellectual Property	10
Section 3.6	No Financing Statements or Security Agreements	10
Section 3.7	Pledged Collateral	10
Section 3.8	Commercial Tort Claims	11
Section 3.9	Perfection Certificate	11
Section 3.10	No Representations	11

Article IV

COVENANTS

Section 4.1	General	12
Section 4.2	Delivery of Pledged Collateral	13
Section 4.3	Uncertificated Pledged Collateral	13
Section 4.4	Pledged Collateral	14
Section 4.5	Intellectual Property	15
Section 4.6	Commercial Tort Claims	16

Article V

REMEDIES

Section 5.1	Remedies	16
Section 5.2	Grantors’ Obligations Upon Default	18
Section 5.3	Grant of Intellectual Property License	18

ii

Page
SCHEDULES:

Schedule I	Pledged Collateral
Schedule II	Jurisdictions
Schedule III	Commercial Tort Claims

EXHIBITS:

Exhibit A	Form of Perfection Certificate
Exhibit B	Form of Joinder
Exhibit C	Form of Short Form Intellectual Property Security Agreement

iii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 10, 2015, by and among LTF Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), LTF Merger Sub, Inc., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), each other Grantor (as defined below) from time to time party hereto and Deutsche Bank AG New York Branch, in its capacity as Collateral Agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, reference is made to that certain (a) Credit Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, Merger Sub, the Administrative Agent, the Collateral Agent and each Lender and other party from time to time party thereto and (b) Guaranty, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Guaranty”), by and among each Guarantor party thereto and the Collateral Agent;

WHEREAS, the Lenders have agreed to extend credit to the Borrower, the Issuing Bank has indicated its willingness to issue Letters of Credit, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Cash Management Services agreements, as applicable;

WHEREAS, each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the obligations of the Borrower under the Credit Agreement;

WHEREAS, the obligations of the Lenders to extend such credit, the obligations of the Issuing Bank to issue Letters of Credit, the obligations of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligations of the Cash Management Banks to enter into and/or maintain such Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor (as defined below); and

WHEREAS, the Grantors are Affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrower pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the entering into and/or maintaining by the Cash Management Banks of Cash Management Services with the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services.

ACCORDINGLY, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Terms Defined in Credit Agreement. All capitalized terms used in this Agreement (including terms used in the preamble and preliminary statements hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

Section 1.2     Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Agreement or the Credit Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, have the meaning specified in Article 9 thereof).

Section 1.3     Terms Generally. The rules of construction and other interpretive provisions specified in Sections 1.02 through 1.10 (inclusive) of the Credit Agreement also apply to this Agreement (mutatis mutandis), including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4     Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account Debtor” means any Person obligated to any Grantor in respect of an Account.

“Agreement” has the meaning specified in the preamble hereto.

“Collateral” has the meaning specified in Article II.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Control” has the meaning specified in Section 8-106 of Article 8 of the UCC or in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC, as applicable.

“Copyright Office” means the United States Copyright Office of the Library of Congress.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business, (d) escrow, fiduciary or trust accounts, (e) designated disbursement accounts and non-U.S. bank accounts and (f) the funds or other property held in or maintained in any such account identified in clauses (a) through (e).

2

“Excluded Assets” means:

(a)     (i) any leasehold interest (including any ground lease interest) in real property, (ii) any interest in any fee-owned real property other than any Material Real Property, (iii) any (x) vacant real property and (y) land under construction with improvements where such improvements are not open for commercial operations, and (iv) any Fixtures affixed to any real property (x) that is not Material Real Property or (y) to the extent a security interest in such Fixtures may not be perfected by the filing of a UCC financing statement in the jurisdiction of organization of the applicable Grantor;

(b)     motor vehicles, aircraft and other assets subject to certificates of title or ownership (including aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements and rolling stock);

(c)     (i) Letter-of-Credit Rights (other than to the extent consisting of Supporting Obligations that can be perfected by the filing of a Uniform Commercial Code financing statement) and (ii) Commercial Tort Claims having a value of less than $7,500,000;

(d)     any governmental licenses or state or local franchises, charters and authorizations (together with any rights or interests under any of the foregoing) to the extent a security interest therein is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC);

(e)     assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable law, rule or regulation; (y) solely with respect to any Intellectual Property, would cause the destruction, invalidation or abandonment of such asset under applicable law, rule or regulation; or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority that has not been obtained;

(f)     Excluded Equity Interests;

(g)     any lease, license or agreement or any property or asset (including any Equipment or Inventory subject to a purchase money security interest or similar arrangement) (together with any rights or interests under any of the foregoing) to the extent that a grant of a security interest therein is prohibited by or would violate or invalidate such lease, license or agreement or purchase money or similar arrangement (or any right or interest under any of the foregoing) or create a right of termination, re-negotiation or acceleration in favor of any party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition;

(h)     any asset(s) to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent;

(i)     any asset(s) as to which the Administrative Agent reasonably determines (in consultation with Borrower) that the cost or other consequence(s) of obtaining, perfecting or maintaining a security interest or pledge in such asset(s) exceed the fair market value (as determined by the Borrower in its reasonable judgment) thereof or are excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby;

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(j)     any assets to the extent (and only to the extent) that action would be required under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property arising under the laws of, or registered or applied for in any non-U.S. jurisdiction;

(k)     as extracted collateral, timber to be cut, farm products, manufactured homes, health care insurance receivables, or aircraft engines, satellites, ships or railroad rolling stock;

(l)     Excluded Accounts and Excluded Intercompany Debt;

(m)     any property or asset(s) securing any Existing Mortgage Debt or other property if including such property or assets in the Collateral would violate the terms of (or require a consent under) documents governing such Existing Mortgage Debt;

(n)     any property or asset(s) (and any related rights and any related property or asset(s)) (i) sold or otherwise transferred in connection with a Sale and Lease-Back Transaction permitted by the Credit Agreement or (ii) subject to any Permitted Lien and consisting of property or asset(s) (and any related rights and any related asset(s)) subject to such Sale and Lease-Back Transaction permitted by the Credit Agreement or General Intangibles related thereto; and

(o)     any United States intent-to-use trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law;

provided that the Proceeds of, or in respect of, any Excluded Assets will constitute Collateral (except to the extent such Proceeds are Excluded Asset(s)).

“Excluded Equity Interests” means any and all of the following: (i) Margin Stock, (ii) Equity Interests of any Person other than (a) the Borrower, (b) any Subsidiary Guarantor or (c) any wholly owned Material Subsidiary that is directly owned by a Borrower or any Subsidiary Guarantor other than a CFC or CFC Holdco, (iii) more than 65% of the issued and outstanding voting Equity Interests of any (a) Foreign Subsidiary, (b) CFC or (c) CFC Holdco, (iv) any Equity Interests to the extent the pledge thereof would be prohibited by any law or to the extent not permitted by the terms of such Person’s Organizational Documents (in each case, except to the extent that any such prohibition or restriction would be rendered ineffective under the UCC or other applicable Law), (v) any Equity Interests with respect to which the Administrative Agent has reasonably determined (in consultation with the Borrower) that the cost or other consequences (including any adverse tax consequences) of pledging, perfecting or maintaining a security interest in such Equity Interests are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, (vi) the Equity Interests of any Subsidiary of a Foreign Subsidiary, CFC or CFC Holdco, (vii) the Equity Interests of any Unrestricted Subsidiary, special purpose vehicle (or similar entity, including any Securitization Subsidiary), Captive Insurance Subsidiary, Sale-Leaseback SPE or not-for-profit Subsidiary and (viii) any other Equity Interests that constitute Excluded Assets.

“Excluded Intercompany Debt” means intercompany Indebtedness to the extent secured by the assets of a Foreign Subsidiary.

“fair market value” shall have the meaning set forth in the Credit Agreement.

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“Filing Period” has the meaning specified in Section 4.7.

“Grantors” means Holdings, the Borrower and each Subsidiary Guarantor.

“Guaranty” has the meaning specified in the preliminary statements hereto.

“Holdings” has the meaning specified in the preamble hereto.

“Indemnified Liabilities” has the meaning specified in Section 7.17.

“Indemnitees” has the meaning specified in Section 7.17.

“Initial Borrower” has the meaning specified in the preamble hereto.

“Intellectual Property” means, with respect to any Grantor, all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights and Trademarks, all related registrations of the foregoing and all rights therein and thereto.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Short Form Intellectual Property Security Agreements specified in Exhibit C hereto (as applicable).

“IP Collateral” means, with respect to any Grantor, the Collateral consisting of Intellectual Property of such Grantor.

“Joinder” means a joinder agreement substantially in the form of Exhibit B hereto or such other form as the Collateral Agent and the applicable Grantor may agree.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in and to its (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Merger Sub” has the meaning specified in the preamble hereto.

“NASD Rule 1017” has the meaning specified in Section 4.7.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means a certificate substantially in the form of Exhibit A or any other form acceptable to the Collateral Agent and the Borrower, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

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“Permitted Liens” has the meaning specified in Section 3.1(a).

“Pledged Debt” has the meaning specified in the definition of “Pledged Collateral”.

“Pledged Collateral” means Collateral consisting of any and all of the following: (i) Equity Interests held by the Grantors, including such Equity Interests described in Schedule I hereto or required to be pledged in accordance with the Credit Agreement and (ii) any promissory note(s), Tangible Chattel Paper and Instrument(s) evidencing Indebtedness for borrowed money in an aggregate principal Dollar Amount in excess of $10,000,000 (individually) owed by Holdings, the Borrower or any Restricted Subsidiary to any Grantor and not subject to the Intercompany Subordination Agreement (the “Pledged Debt”), including such Collateral described in Schedule I hereto or required to be pledged pursuant to the Credit Agreement. Notwithstanding the foregoing, “Pledged Collateral” does not (and will not) include any Excluded Asset(s).

“Sale-Leaseback SPE” means any special purpose entity formed for the primary purpose to hold a leasehold interest in real property that is subject to a Sale-Leaseback Transaction that and has no other activities other than those incidental to holding such leasehold interest, including Healthy Way of Life I, LLC, Healthy Way of Life II, LLC, Healthy Way of Life III, LLC and any successors or assigns thereof, and any such special purpose tenant entities formed in connection with any Specified Sale-Leaseback Transactions.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Secured Obligations” means “Obligations” as such term is defined in the Credit Agreement; provided that, for the avoidance of doubt, the Secured Obligations will not include any Excluded Swap Obligations.

“Security Interest” has the meaning specified in Article II.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; and (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

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“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, a security interest (“Security Interest”) in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a)     all Accounts;

(b)     all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)     all Intellectual Property;

(d)     all Documents;

(e)     all Equipment;

(f)     all Fixtures;

(g)     all General Intangibles;

(h)     all Goods;

(i)     all Instruments;

(j)     all Inventory;

(k)     all Investment Property;

(l)     all Letter-of-Credit Rights and Supporting Obligations;

(m)     all Deposit Accounts;

(n)     all Commercial Tort Claims as specified from time to time in Schedule III hereto;

(o)     all cash or other property deposited with the Collateral Agent or any Lender or any Affiliate of the Collateral Agent or any Lender or which the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, or any Lender or such Affiliate is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Agreement or any of the Loan Documents, including amounts on deposit in any Cash Collateral Account;

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(p)     all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(q)     any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, (x) in no event shall the “Collateral” include, or the security interest attach to, any Excluded Asset and (y) for the avoidance of doubt, the exercise of rights and remedies with respect to Equity Interests of any Subsidiary is and will remain limited by and subject to the requirements of any and all applicable requirements of Law (including rules and regulations of any self-regulatory organization of which such Subsidiary is a member).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV or Section 2.14 of the Credit Agreement, as applicable):

Section 3.1     Title, Perfection and Priority.

(a)     Each Grantor has valid rights in the Collateral with respect to which it has purported to grant a Security Interest hereunder, free and clear of all Liens (other than Liens permitted under Section 4.1(e) (collectively, “Permitted Liens)), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize or enforce such properties for their intended purposes (which rights are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Collateral pursuant hereto. This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Security Interest in the Collateral granted by each Grantor. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Agreement, except:

(i)     such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement),

(ii)     for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents and

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(iii)     those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Subject to (x) the limitations set forth in clause (c) of this Section 3.1 and (y) the Collateral and Guarantee Requirement, the Security Interest constitutes (i) a valid security interest and (ii) with respect to any:

(A)     Collateral in which a security interest may be perfected by filing a financing statement in the United States (or any political subdivision thereof) pursuant to the UCC, upon the filing of UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing office set forth opposite such Grantor’s name on Schedule II hereto,

(B)     IP Collateral (to the extent such IP Collateral cannot be perfected pursuant to subparagraph (A) above), the filing and recording of fully executed Intellectual Property Security Agreements describing the IP Collateral consisting of U.S. Patents, U.S. Trademarks and U.S. Copyrights in the USPTO or Copyright Office (as applicable) within the time period(s) required pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or 17 U.S.C. § 205; and

(C)     certificated Pledged Collateral, the delivery (and continued possession) of such Pledged Collateral to the Collateral Agent in the State of New York in accordance with this Agreement,

will constitute a perfected (subject to Permitted Liens) security interest, in each case, in such Collateral in favor of the Collateral Agent for the benefit of the Secured Parties. Such Security Interest is prior to all other Liens (other than Permitted Liens).

(c)     Notwithstanding anything to the contrary herein, no Grantor is or will be required to:

(i)     take any action with respect to any Excluded Asset(s);

(ii)     perfect the Security Interest by any means other than those filings and other actions described in (a) clauses (A), (B) and, to the extent required by Section 4.2, (C) of Section 3.1(b)(ii) (including, for the avoidance of doubt, taking any action to perfect the Security Interest in any Letter-of-Credit Rights other than the filing of a UCC financing statement) and (b) with respect to any Commercial Tort Claims constituting Collateral, Section 4.6;

(iii)     obtain or deliver landlord waivers, estoppels, collateral access letters or similar documentation in any circumstances;

(iv)     perfect the Security Interest through control agreements or otherwise through Control except as, and to the extent, expressly provided for (a) hereunder with respect to any Pledged Collateral or (b) under the Credit Agreement with respect to the Cash Collateral Account; or

(v)     complete any filings or take any action(s) (other than the filings described in Section 3.1(b) or the delivery of Pledged Collateral as expressly required

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elsewhere herein) with respect to the creation, perfection or enforcement of security interests in property or assets located or titled outside the United States, including any Intellectual Property registered or applied for in any jurisdiction outside of the United States, and no Grantor is or will be required to make any filing with any Governmental Authority, or to enter into any agreement governed by the Laws of any jurisdiction, in each case other than the United States, any state thereof (including any subdivision of any state) and the District of Columbia.

Section 3.2     Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization and its federal employer identification number, in each case as of the Closing Date, are set forth in the Perfection Certificate.

Section 3.3     Principal Location. Each Grantor’s chief executive office and mailing address (if different), in each case as of the Closing Date, is disclosed in the Perfection Certificate.

Section 3.4     Exact Names. As of the Closing Date, the name of each Grantor set forth in Schedule IA of the Perfection Certificate is the exact name of such Grantor as it appears in such Grantor’s certificate of organization or like document, as amended, as filed with such Grantor’s jurisdiction of organization.

Section 3.5     Intellectual Property. As of the Closing Date, no Grantor owns any interest in, or title to, any United States federal registered or applied for Patent, or Trademark or registered Copyright except as set forth in Schedule IIB of the Perfection Certificate.

Section 3.6     No Financing Statements or Security Agreements. As of the Closing Date after giving effect to the Transactions, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.7     Pledged Collateral.

(a)     Schedule I hereto sets forth a complete and accurate list, as of the Closing Date, of all of the Pledged Collateral and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Closing Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 7.01 of the Credit Agreement. Each Grantor further represents and warrants that, as of the Closing Date:

(i)     all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable,

(ii)     with respect to any certificates delivered to the Collateral Agent (or its non-fiduciary agent or designee) representing an Equity Interest of a Person organized under the laws of a state of the United States, either such certificates are Securities as

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defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent (or its non-fiduciary agent or designee) may take steps to perfect its security interest therein as a General Intangible, and

(iii)     to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer, subject to applicable Debtor Relief Laws and general principles of equity, and such issuer is not in default thereunder.

(b)     As of the Closing Date, except for restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally, none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder; provided, however, that the exercise of rights and remedies with respect to Pledged Collateral constituting Equity Interests of any Subsidiary is and will remain limited by and subject to the requirements of any and all applicable requirements of Law (including rules and regulations of any self-regulatory organization of which such Subsidiary is a member).

Section 3.8     Commercial Tort Claims. As of the Closing Date, no Grantor holds any Commercial Tort Claims having a value in excess of $7,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule III hereto.

Section 3.9     Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Closing Date.

Section 3.10     No Representations

Notwithstanding anything herein to the contrary (including this Article III), no Grantor makes (or will make) any representation or warranty as to:

(1)     the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, under foreign Law;

(2)     the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement; or

(3)     on the Closing Date and until required pursuant to Section 6.13 or 4.01(1)(c) of the Credit Agreement, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 6.13 or 4.01(1)(c) of the Credit Agreement.

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ARTICLE IV

COVENANTS

From the Closing Date, and thereafter until the Termination Conditions have been satisfied or waived, each Grantor agrees that:

Section 4.1     General.

(a)     Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of Section 6.09 of the Credit Agreement.

(b)     Authorization to File Financing Statements, etc. Each Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements and other documents with respect to the Collateral (or any part thereof) and take such other actions as may from time to time be requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. The Collateral Agent is further irrevocably authorized to file (to the extent the Grantors have not already made such filings) Intellectual Property Security Agreements with respect to the applicable IP Collateral, executed by the applicable Grantor(s) with the USPTO or the Copyright Office (or any successor offices).

(c)     Further Assurances. Each Grantor will, if reasonably requested by the Collateral Agent:

(i)     take or cause to be taken such further actions in accordance with Section 6.13 of the Credit Agreement;

(ii)     subject to the Collateral and Guarantee Requirement, and in accordance with Sections 6.11 and 6.13 of the Credit Agreement, take such other actions as the Collateral Agent reasonably deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement; and

(iii)     take commercially reasonable actions to defend the Security Interest and priority thereof against the claims and demands not expressly permitted by the Loan Documents of all Persons whomsoever.

(d)     Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for licenses, sales, leases, transfers and other dispositions specifically permitted under Section 7.04 of the Credit Agreement.

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(e)     Liens. No Grantor will create, incur or assume any Lien on the Collateral except (i) the Security Interest and (ii) Liens permitted by Section 7.01 of the Credit Agreement.

(f)     Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted under Section 4.1(e).

(g)     Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within sixty (60) days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor’s legal name; or (ii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation.

(h)     Exercise of Duties. Anything herein to the contrary notwithstanding, (i) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (ii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2     Delivery of Pledged Collateral. Each Grantor will promptly deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Agreement (or at such later time as permitted under the Credit Agreement or as the Collateral Agent may agree) all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank.

Section 4.3     Uncertificated Pledged Collateral. Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder will either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend: ‘This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.’ No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC.

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Section 4.4     Pledged Collateral.

(a)     Registration in Nominee Name; Denominations. The Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default upon written request therefor, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b)     Exercise of Rights in Pledged Collateral.

(i)     Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor has the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not in conflict with the Loan Documents; provided, however, that no vote or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the rights of the Collateral Agent in respect of the Pledged Collateral (except as expressly permitted under the terms and conditions of the Loan Documents). The Collateral Agent will promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise such voting or other rights, in each case as specified in such request and in form and substance reasonably satisfactory to the Collateral Agent and such Grantor.

(ii)     Each Grantor will permit the Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, after prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent will have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights; provided further that the exercise of rights and remedies with respect to Pledged Collateral constituting Equity Interests of a Subsidiary is and will remain limited by and subject to the requirements of any and all applicable requirements of Law (including rules and regulations of any self-regulatory organization of which such Subsidiary is a member).

(iii)     Each Grantor is entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in

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exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property, but shall be held in trust for the benefit of the Secured Parties and shall be promptly delivered to the Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange, redemption or sale of such Pledged Collateral permitted pursuant to the terms of the Credit Agreement.

Section 4.5     Intellectual Property.

(a)     Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any License held by such Grantor in order to enforce the security interests granted hereunder.

(b)     Each Grantor shall in its reasonable business judgment notify the Collateral Agent promptly if it knows or reasonably expects that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may become abandoned or dedicated to the public, or of any material adverse determination or material adverse development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the Copyright Office or any court) regarding such Grantor’s ownership of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c)     In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any material Patent, Trademark or Copyright with the USPTO or the Copyright Office or otherwise becomes the owner of any material Patent, Trademark or Copyright registered or applied for in the USPTO or the Copyright Office, such Grantor will, together with the delivery of a Compliance Certificate with respect to the financial statements delivered pursuant to Section 6.01(1) of the Credit Agreement, provide the Collateral Agent with a report setting forth the information required by Section (II)(B) of the Perfection Certificate (or confirming that there has been no change in such information since the latter of the Closing Date or the last such report), and, upon request of the Collateral Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)     Except to the extent permitted by Section 4.5(f) below, each Grantor shall take all actions necessary or reasonably requested by the Collateral Agent to maintain and pursue each material application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) material to the conduct of such Grantor’s business (including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate

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opposition and interference and cancellation proceedings against third parties), except in cases where (y) the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (z) in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright.

(e)     In the event any Grantor shall become aware of any infringement, misappropriation, or dilution of any material Patent, Trademark or Copyright owned by such Grantor and included in the Collateral, such Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of its business, promptly notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution of such material Patent, Trademark or Copyright and take reasonable steps to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright.

(f)     Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or enforce, or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such disposition, discontinuance, abandonment or other action (or non-action) is desirable in the conduct of its business.

Section 4.6     Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Collateral Agent otherwise consents, such Grantor shall update Schedule III hereof, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $7,500,000 held by each Grantor or to the extent such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1     Remedies. Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower of its intent to do so:

(a)     the Collateral Agent may (and at the direction of the Required Lenders, shall) exercise any or all of the following rights and remedies:

(i)     those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document;

(ii)     those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

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(iii)     give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(iv)     enter the premises of any Grantor where any Collateral is located (with or without judicial process) for a reasonable period of time to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; provided that the Collateral Agent will provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; and

(v)     transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof;

provided, however, that the exercise of rights and remedies with respect to Pledged Collateral constituting Equity Interests of any Subsidiary is and will remain limited by and subject to the requirements of any and all applicable requirements of Law (including rules and regulations of any self-regulatory organization of which such Subsidiary is a member).

(b)     Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)     The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases to the extent permitted by applicable Law.

(d)     Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e)     Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or

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remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)     Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

Section 5.2     Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a)     assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b)     permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3     Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, a nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that such licenses granted with regard to trade secrets shall be subject to the requirement that the secret status trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) as to the rights of Grantor’s themselves, and subject to the rights of any third party at law, in equity, or pursuant to any license agreement entered into by a Grantor, irrevocably agrees that, at any time and from time to time

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following the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell or license any Grantor’s Inventory directly to any Person, including Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any intellectual property interest owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1    Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default after at least two Business Days’ prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2    Authorization for Secured Party to Take Certain Action.

(a)     Each Grantor hereby (i) authorizes the Collateral Agent, at any time and from time to time in the sole discretion of the Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s Security Interest in the Collateral, including to file financing statements permitted under Section 4.1(b) and (2) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 7.01 of the Credit Agreement), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided in Section 8.03 of the Credit Agreement, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle,

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adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (10) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions Section 10.04 of the Credit Agreement; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Agreement or under the Credit Agreement.

(b)    All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 6.3    PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR COLLATERAL AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4    NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, COLLATERAL AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

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ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence and during the continuance of an Event of Default), except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral after the occurrence of and during the continuance of an Event of Default, made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

Section 7.2    Limitation on Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Collateral Agent against

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risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3    Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 10.04 of the Credit Agreement. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 10.04 of the Credit Agreement.

Section 7.5    No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Collateral Agent to the extent discretion is given to the Collateral Agent herein or pursuant to any other Loan Documents, or otherwise by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 10.01 of the Credit Agreement (if any), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be

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recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

Section 7.7    Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability any Loan Document, any Secured Hedge Agreements, any Cash Management Services, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Secured Hedge Agreements, any Cash Management Services, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination or release of a Grantor’s obligations hereunder in accordance with the terms of Section 7.12, but without prejudice to reinstatement rights under Section 2.04 of the Guaranty, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.8    Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder.

Section 7.9    Survival of Representations. All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 7.10    Expenses. Solely to the extent required by Section 10.04 of the Credit Agreement, each Grantor jointly and severally agrees to reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11    Additional Grantors. Pursuant to and in accordance with Section 6.11 of the Credit Agreement, each Grantor shall cause (i) each Material Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of the Credit Agreement and (ii) any Material Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to enter into this Agreement as a Grantor by executing a Joinder. For avoidance of doubt, the Borrower may, in its sole discretion, cause any Restricted Subsidiary that is not required to join this Agreement as a Grantor to execute a Joinder. Upon execution and delivery by the Collateral Agent and such Subsidiary of a Joinder, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named a Grantor herein. The execution and delivery of any such instrument

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shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder will remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.12    Termination or Release.

(a)     This Agreement shall continue in effect until, and shall terminate upon, the satisfaction of the Termination Conditions.

(b)     A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Section 9.12 and Section 10.24 of the Credit Agreement, including, with respect to any Subsidiary Guarantor, as a result of any transaction permitted under the Credit Agreement pursuant to which such Subsidiary Guarantor ceases to be a Subsidiary of a Borrower.

(c)     Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral as set forth in Section 9.12 or 10.24 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)     The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to Section 9.12 or 10.24 of the Credit Agreement.

(e)     The security interest in any Collateral shall be automatically released in any circumstance set forth in Section 9.12 or 10.24 of the Credit Agreement or upon any release of the Lien on such Collateral in accordance with Section 9.12 or 10.24 of the Credit Agreement.

(f)     In connection with any termination or release pursuant to Section 7.12 (a), (b), (c), (d) or (e), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.10, the Borrower shall reimburse (or cause to be reimbursed) the Collateral Agent in accordance with Section 10.04 of the Credit Agreement for all reasonable and documented out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12.

Section 7.13    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Collateral Agent relating to the Collateral.

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Section 7.14    GOVERNING LAW, ETC.

(a)    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

(b)    CONSENT TO JURISDICTION. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT AND SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)    VENUE. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 7.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.15    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

25

ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.17    Indemnity, Subrogation and Subordination.

(a)    Each Grantor hereby agrees to indemnify and hold harmless the Collateral Agent, the other Secured Parties, and their respective Related Persons (collectively, the “Indemnitees”) against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liability) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to this Agreement or to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of any Grantor or any of their Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 7.17 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Grantors shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Grantor have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith

26

or therewith (whether before or after the Closing Date) (other than, in the case of any Grantor, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to Indemnification pursuant to this Section 7.17). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.17 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Grantor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 7.17 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 7.17 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 7.17 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrowers, any Holdings Entity, the Sponsor or any of their Affiliates under this Section 7.17 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(b)    Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior satisfaction of the Termination Conditions. If any amount shall be paid to the Borrower or any other Grantor in contravention of the foregoing subordination on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 7.18    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 7.19    Mortgages. In the case of a conflict between this Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Agreement and the Mortgages, this Agreement shall govern.

ARTICLE VIII

NOTICES

Section 8.1    Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 10.02 to the Credit Agreement.

Section 8.2    Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

INTERCREDITOR AGREEMENT(S)

Section 9.1    Intercreditor Agreement(s) Govern. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF THE APPLICABLE INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LTF MERGER SUB, INC. (which on the Closing Date shall be merged with and into Life Time Fitness, Inc., with Life Time Fitness, Inc. surviving such merger as the Borrower),

By:
Name:
Title:

LTF INTERMEDIATE HOLDINGS, INC., as Holdings,

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LTF CLUB OPERATIONS COMPANY, INC., as Grantor,

By:
Name:
Title:

LTF OPERATIONS HOLDINGS, INC., as Grantor,

By:
Name:
Title:

LTF MANAGEMENT SERVICES, LLC, as Grantor,

By:
Name:
Title:

LTF CONSTRUCTION COMPANY, LLC, as Grantor,

By:
Name:
Title:

LTF RESTAURANT COMPANY, LLC, as Grantor,

By:
Name:
Title:

LTF CLUB MANAGEMENT COMPANY, LLC, as Grantor,

By:
Name:
Title:

LTF MINNETONKA RESTAURANT COMPANY, LLC, as Grantor,

By:
Name:
Title:

LTF TRIATHLON SERIES, LLC, as Grantor,

By:
Name:
Title:

CHRONOTRACK SYSTEMS CORP., as Grantor,

By:
Name:
Title:

LTF ARCHITECTURE, LLC, as Grantor,

By:
Name:
Title:

LTF LEASE COMPANY, LLC, as Grantor,

By:
Name:
Title:

LTF REAL ESTATE HOLDINGS, LLC, as Grantor,

By:
Name:
Title:

LTF REAL ESTATE COMPANY, INC., as Grantor,

By:
Name:
Title:

LTF EDUCATIONAL PROGRAMS, LLC, as Grantor,

By:
Name:
Title:

LTF GROUND LEASE COMPANY, LLC, as Grantor,

By:
Name:
Title:

The undersigned hereby confirms that, as a result of its merger with LTF Merger Sub, Inc., it hereby assumes all of the rights and obligations of LTF Merger Sub, Inc. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as the Borrower thereunder.

LIFE TIME FITNESS, INC.

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Number of Shares/Interest Owned	Percentage of Ownership Pledged

Pledged Collateral constituting Promissory Notes, Tangible Chattel Paper and Instruments

Grantor	Issuer	Initial Principal Amount	Date of Issuance	Maturity Date

SCHEDULE I I

Jurisdictions

SCHEDULE I II

Commercial Tort Claims

EXHIBIT A

Form of PERFECTION CERTIFICATE

[Date]

This Perfection Certificate is delivered in accordance with Section 4.01(1)(c) of that certain Credit Agreement, dated as of June 10, 2015 (the “Credit Agreement”) among LTF Intermediate Holdings, Inc., a Delaware corporation (Holdings”), LTF Merger Sub, Inc., a Minnesota corporation (“Merger Sub”), which on the Closing Date will merge with and into Life Time Fitness, Inc., a Minnesota corporation (“Life Time Fitness”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and each Lender from time to time party thereto. Terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement or the Security Agreement (as defined in the Credit Agreement).

The undersigned Responsible Officer of the Borrower hereby certifies, in his capacity as an officer of the Borrower and not in an individual capacity and without personal liability, to the Administrative Agent, Collateral Agent and each other Secured Party, on behalf of Holdings, the Borrower and each other Loan Party specified below (such Loan Parties together with Holdings and the Borrower, the “Grantors”) after giving effect to the Transactions as follows:

I.	CURRENT INFORMATION

A.    Legal Names, Organizations, Jurisdictions of Organization, Organizational Identification Numbers, etc. The exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational document(s), in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and if applicable, foreign qualification, the organizational identification number and tax i.d. number of each Grantor is as follows:

Name of Grantor	Type of Organization	Jurisdiction of Organization/ Formation	Jurisdiction(s) of Foreign Qualification	Organizational Identification Number	FEIN

B.    Chief Executive Offices and Mailing Addresses. The chief executive office address and the preferred mailing address (if different than chief executive office) of each Grantor is as follows:

Name of Grantor	Address of Chief Executive Office	Mailing Address:

C.    Special Debtors and Former Article 9 Debtors. Except as specifically identified below none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico. All references in this Section C to “Section” are to sections of the New York Uniform Commercial Code, as in effect on the date hereof.

EXHIBIT A -2

D.    Trade Names/Assumed Names, etc.

1.    Current Trade Names. Set forth below is each registered trade name or assumed name currently used by any Grantor or by which any Grantor is known or is transacting any business:

Grantor	Trade/Assumed Name

2.    IRS Filings. Set forth below is each name (other than those listed under item D1 above and on Schedule IA hereto) used by any Grantor on any filings with the Internal Revenue Service at any time within the past five (5) years:

Grantor	Other Name

E.    Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, in Section G below or in connection with initial formations or the Transactions, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Grantor	Date of Change	Description of Change

F.    Prior Addresses. Except as set forth below or in connection with the Transactions, no Grantor has changed its chief executive office within the past five (5) years:

Grantor	Prior Address/City/State/Zip Code

G.    Acquisitions of Equity Interests or Assets. Except as set forth below or in connection with the Transactions, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity for an aggregate consideration in excess of $10,000,000 within the past five (5) years:

Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

EXHIBIT A -3

H.    Corporate Ownership and Organizational Structure. Attached as Schedule IH hereto is a true and correct chart showing the ownership relationship of Holdings, the Borrower and its Subsidiaries after giving effect to the Transactions.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A.    Investment Related Property.

1.    Equity Interests. The following is a true and correct list of all Equity Interests owned by each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Grantor	Issuer	Type of Organization	Jurisdiction of Organization / Formation	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value

2.    Debt Securities & Instruments. Set forth below is a true and correct list of all debt securities and instruments owed to each Grantor (other than checks to be deposited in the ordinary course of business) required to be pledged under the Security Agreement, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

Grantor	Issuer	Face Value	Maturity Date

B.    Intellectual Property. The following is a true and correct list of all Patents and Trademarks issued by, registered in or applied for with the USPTO, and all Copyrights registered with the Copyright Office, in each case owned by the Grantors (except, in each case, as may be otherwise indicated on such schedule).

1.    Trademarks and Trademark Applications.

Owner	Mark	Serial Number / Reg. Number	Filing Date / Reg. Date

2.    Copyrights.

Owner	Title	Registration No.	Registration Date

3.    Patents and Patent Applications.

Owner	Application Number / Patent Number	Title	Filing Date / Issue Date

EXHIBIT A -4

EXHIBIT B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of        ,     , 20    , s entered into [between]                     , a                     (the “New Grantor”), and DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”) under that certain Security Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Security Agreement” ), by and among LTF Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), LTF Merger Sub, Inc., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), each other Grantor (as defined below) from time to time party thereto and Deutsche Bank AG New York Branch, in its capacity as Collateral Agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

Reference is made to that certain (a) Credit Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, Merger Sub, the Administrative Agent, the Collateral Agent and each Lender and other party from time to time party thereto and (b) Guaranty, dated as of June 10, 2015 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Guaranty”), by and among each Guarantor party thereto and the Collateral Agent. All terms used herein (including terms used above) and not otherwise defined herein have the meanings specified in the Credit Agreement or Security Agreement, as applicable.

The Grantors have entered into the Security Agreement to, among other things, induce the Lenders to make the Loans under the Credit Agreement. Section 7.11 of the Security Agreement provides that certain Subsidiaries may become Grantors under the Security Agreement by execution and delivery of a Joinder. The undersigned New Grantor is executing this Agreement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to, among other things, induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the New Grantor and the Collateral Agent, for the benefit of the Secured Parties, hereby agree as follows:

1.    The New Grantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Grantor will be deemed to be a “Grantor” under the Security Agreement for all purposes of the Security Agreement and will have all of the obligations of a “Grantor” thereunder as if it had executed the Security Agreement, including the grant pursuant to Article II of the Security Agreement of the Security Interest in the Collateral of the New Grantor. In furtherance of the foregoing, the New Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the Collateral, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the New Grantor (including under any trade name or derivations thereof), and regardless of where located.

EXHIBIT B -6

2.    The New Grantor hereby agrees that each reference in the Security Agreement to a Grantor or Subsidiary Guarantor shall also mean and be a reference to the New Grantor.

3.    Attached to this Agreement are a duly completed Schedule I, Schedule II and Schedule III to the Security Agreement, a Perfection Certificate in substantially the form of Exhibit A to the Security Agreement and, if applicable, Intellectual Property Security Agreements in substantially the form of Exhibit C to the Security Agreement, in each case, with respect to the New Grantor (collectively, the “Supplemental Schedules”). The New Grantor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such New Grantor and its properties and affairs is true, complete and accurate in all material respects as of the date hereof.

4.    The New Grantor hereby waives acceptance by the Collateral Agent and the Lenders of this Agreement and acknowledges that the Secured Obligations are and will be deemed to be incurred, and that credit extensions under the Credit Agreement, Secured Cash Management Agreements and Secured Hedge Agreements are made and maintained in reliance on this Agreement and the New Grantor’s joinder as a party to the Security Agreement as herein provided.

5.    This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

6.    All communications and notices hereunder will be in writing and given as provided in Section 8.1 of the Security Agreement.

7.    Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

8.    Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

9.    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

10.    THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

EXHIBIT B -7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[NEW GRANTOR], as New Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B -8

EXHIBIT C

FORM OF SHORT FORM INTELLECTUAL PROPERTY SECURITY AGREEMENTS

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is entered into as of [            ], 20[    ], by and among [NAME OF GRANTOR] (“Grantor”) and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Grantor is party to a Pledge and Security Agreement, dated as of June 10, 2015 (as it may be from time to time amended, restated, amended and restated, replaced, supplemented and/or otherwise modified, the “Security Agreement”), in favor of the Collateral Agent pursuant to which Grantor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.    Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.    Grant of Security Interest in Trademark Collateral. Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in and to all of its right, title and interest in, to and under all the following Collateral owned by Grantor:

(a)    Trademarks owned by Grantor listed on Schedule I attached hereto;

(b)    all goodwill of the business symbolized by such Trademarks; and

(c)    all proceeds of any and all of the foregoing.

SECTION 3.    Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement (and are expressly subject to the terms and conditions thereof). In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.    Termination. Upon the termination of the Security Agreement in accordance with its terms, the Collateral Agent shall execute, acknowledge, and deliver to Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

EXHIBIT C -1

SECTION 5.    Counterparts. This Trademark Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Trademark Security Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

SECTION 6.    Intercreditor Agreement(s). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

SECTION 7.    GOVERNING LAW. THIS TRADEMARK SECURITY AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

EXHIBIT C -2

IN WITNESS WHEREOF, the parties hereto have caused this Trademark Security Agreement to be duly executed as of the date first above written.

[GRANTOR], as Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C -1

PATENT SECURITY AGREEMENT

This Patent Security Agreement (this “Patent Security Agreement”) is entered into as of [            ], 20[    ], by and among [NAME OF GRANTOR] (“Grantor”) and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Grantor is party to a Pledge and Security Agreement, dated as of June 10, 2015 (as it may be from time to time amended, restated, amended and restated, supplemented and/or otherwise modified, the “Security Agreement”), in favor of the Collateral Agent pursuant to which Grantor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.     Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.     Grant of Security Interest in Patent Collateral. Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in and to all of its right, title and interest in, to and under the Patents owned by Grantor listed on Schedule I attached hereto, including all proceeds of any and all of the foregoing.

SECTION 3.     Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement (and are expressly subject to the terms and conditions thereof). In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.     Termination. Upon the termination of the Security Agreement in accordance with its terms, the Collateral Agent shall execute, acknowledge, and deliver to Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5.     Counterparts. This Patent Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Patent Security Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement.

SECTION 6.     Intercreditor Agreement(s). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE

EXHIBIT C -2

PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

SECTION 7.     GOVERNING LAW. THIS PATENT SECURITY AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

EXHIBIT C -3

IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be duly executed as of the date first above written.

[GRANTOR], as Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C -4

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is entered into as of [            ], 20[    ], by and among [NAME OF GRANTOR] (“Grantor”) and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Grantor is party to a Pledge and Security Agreement, dated as of June 10, 2015 (as it may be from time to time amended, restated, amended and restated, replaced, supplemented and/or otherwise modified, the “Security Agreement”), in favor of the Collateral Agent pursuant to which Grantor is required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement (as defined in the Security Agreement), Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.     Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.     Grant of Security Interest in Copyright Collateral. Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in and to all of its right, title and interest in, to and under all Copyrights owned by Grantor listed on Schedule I attached hereto, including all proceeds of any and all of the foregoing.

SECTION 3.     Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement (and are expressly subject to the terms and conditions thereof). In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.     Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5.     Counterparts. This Copyright Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Copyright Security Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement.

SECTION 6.     Intercreditor Agreement(s). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE

EXHIBIT C -5

PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

SECTION 7.     GOVERNING LAW. THIS COPYRIGHT SECURITY AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

EXHIBIT C -6

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be duly executed as of the date first above written.

[GRANTOR], as Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C -7

EXHIBIT G-1

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

[See Attached]

G-1-1

EXHIBIT G-1

[FORM OF]

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Dated as of [            ], 20[    ]

among

LTF INTERMEDIATE HOLDINGS, INC.,

as Holdings,

LIFE TIME FITNESS, INC.,

as Borrower,

and the other Grantors from time to time party hereto,

[DEUTSCHE BANK AG NEW YORK BRANCH],

as Administrative Agent for the Credit Agreement Secured Parties,

[                    ],

as Authorized Representative for the Credit Agreement Secured Parties,

[                    ],

as the Additional First Lien Agent,

[                    ],

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

G-1-2

EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, this “Agreement”), among LTF INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), LIFE TIME FITNESS, INC., a Minnesota corporation and successor in interest to LTF MERGER SUB, INC., as Borrower, the other Grantors (as defined below) from time to time party hereto, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), DBNY, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [                    ], as collateral agent for the Initial Additional Senior Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional First Lien Agent”), [                    ], as Authorized Representative for the Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional First Lien Agent (for itself and on behalf of the Additional First Lien Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Senior Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement; provided, that following the Discharge of the Initial Additional First Lien Obligations, the Additional First Lien Agent shall be the Authorized Representative of a Series of Additional First Lien Obligations then outstanding as designated by (i) if prior to the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative, or (ii) if after the Discharge of Credit Agreement Obligations, the Applicable Authorized Representative.

“Additional First Lien Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations and any Refinancing of such debt, the notes, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First Lien Obligations) has been designated as Additional First Lien Obligations pursuant to Section 5.13 hereto.

“Additional First Lien Obligations” means all amounts owing to any Additional Senior Secured Party (including the Initial Additional Senior Secured Parties) pursuant to the terms of any Additional First Lien Document (including the Initial Additional First Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnification, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

G-1-3

“Additional Senior Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Senior Secured Parties.

“Additional First Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement.”

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Agent.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional Senior Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any Additional Senior Class Debt or Additional Senior Class Debt Parties that become subject to this Agreement after the date hereof, the Additional Senior Debt Class Representative named as the “New Representative” for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” means Life Time Fitness, Inc., a Minnesota corporation (or its permitted successors).

“Collateral” means all assets and properties subject to any Lien created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, and (ii) in the case of the Additional First Lien Obligations, the Additional First Lien Agent.

G-1-4

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Senior Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of June 10 2015, among Holdings, the Borrower, Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”), and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other Loan Documents (as such term is defined in the Credit Agreement).

“Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the Secured Parties (as such term is defined in the Credit Agreement).

“Credit Agreement Security Agreement” that certain Pledge and Security Agreement, dated as of June 10, 2015, among Holdings, the Borrower, the other Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time.

“Credit Agreement Security Documents” means the Credit Agreement Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of Credit Agreement Obligations with respect to such Shared Collateral; provided, that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement as so Refinanced) to the Additional First Lien Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Debt Document.

“First Lien Debt Documents” means, collectively, (i) the Credit Agreement Loan Documents, and (ii) the Additional First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

G-1-5

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Senior Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means (i) the Credit Agreement Security Documents, and (ii) the Additional First Lien Security Documents.

“Grantors” means Holdings, the Borrower and each Restricted Subsidiary that has granted a security interest to any Secured Party pursuant to any First Lien Debt Document. The Grantors (other than Holdings) existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Senior Agreement” means that certain [Indenture] [Other Agreement], dated as of [            ] [    ], 20[    ] among the Borrower, [the Guarantors identified therein] and [                    ], as [trustee], as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Initial Additional First Lien Documents” means the Initial Additional Senior Agreement, the debt securities issued thereunder, the Initial Additional First Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Additional First Lien Security Agreement.

“Initial Additional Senior Secured Parties” means the Additional First Lien Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First Lien Obligations issued pursuant to the Initial Additional Senior Agreement.

“Initial Additional First Lien Security Agreement” means the [security agreement], dated as of [            ] [    ], 20[    ], among the Borrower, the Additional First Lien Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)     any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)     any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

G-1-6

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and add Additional Senior Secured Parties hereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First Lien Obligations which have an equal outstanding principal amount, the Series of Additional First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [90] days (throughout which [90]-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pledged or Controlled Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof or of any account in which such Shared Collateral is held perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Pledged or Controlled Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper or any Deposit Account, commodities account or securities account, in each case, delivered to or in the possession or control of the Collateral Agent under the terms of the First Lien Debt Documents.

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“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Series” means (a) with respect to the Senior Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Senior Secured Parties (in their capacities as such), and (iii) the Additional Senior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Debt Obligations hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03.     Impairments. It is the intention of the Senior Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the Senior Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any

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other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series) provided, that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Debt Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.     Priority of Claims.

(a)     Anything contained herein or in any of the First Lien Debt Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any Senior Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any Senior Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Senior Secured Party or received by the Applicable Collateral Agent or any Senior Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any First Lien Debt Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable First Lien Debt Documents, and (iii) THIRD, after payment of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Senior Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such Senior Secured Party shall hold such payment or recovery in trust for the benefit of all Senior Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Senior Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b)     It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant First Lien Debt Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Senior Secured Parties of any Series.

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(c)     Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the First Lien Debt Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Senior Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d)     Notwithstanding anything in this Agreement or any other First Lien Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03, 2.04 or 2.17 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02.     Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)     Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Administrative Agent is the Applicable Collateral Agent, no Additional Senior Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)     With respect to any Shared Collateral at any time when the Additional First Lien Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Senior Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Senior Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)     Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (in the case of the Additional First Lien Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Senior Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

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(d)     Each of the Senior Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03.    No Interference; Payment Over.

(a)     Each Senior Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) exercise, or direct the Applicable Collateral Agent or any other Senior Secured Party to exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other Senior Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other Senior Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other Senior Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other Senior Secured Party to enforce this Agreement.

(b)     Each Senior Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this Agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Senior Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04.     Automatic Release of Liens.

(a)     If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of Senior Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)     Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent or the Borrower to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

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SECTION 2.05.    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)     This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

(b)     If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Senior Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Senior Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Senior Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-á-vis all the other Senior Secured Parties (other than any Liens of the Senior Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-á-vis the Senior Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Senior Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Senior Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Senior Secured Parties receiving adequate protection shall not object to any other Senior Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06.     Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07.     Insurance. As between the Senior Secured Parties, the Applicable Collateral Agent (and in the case of the Additional First Lien Agent acting in such capacity, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

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SECTION 2.08.     Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Debt Document of such debt being Refinanced) of, any Senior Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09.     Applicable Collateral Agent as Gratuitous Bailee for Perfection.

(a)     The Pledged or Controlled Collateral shall be delivered, or control thereof shall be transferred, to the Applicable Collateral Agent, and the Applicable Collateral Agent agrees to hold (and, pending delivery or transfer of control of the Pledged or Controlled Collateral to the Applicable Collateral Agent, each other Collateral Agent and each Authorized Representative agrees to hold) any Shared Collateral constituting Pledged or Controlled Collateral that is part of the Collateral from time to time in its possession or control (or in the possession or control of any agent or bailee) as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee, or if the Applicable Collateral Agent shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Applicable Collateral Agent agrees to take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the benefit of each other Senior Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09; provided, that at any time the Administrative Agent ceases to be the Applicable Collateral Agent, the Administrative Agent, at the request of the Additional First Lien Agent, shall promptly deliver all Pledged or Controlled Collateral to the Additional First Lien Agent, in its capacity as the successor Applicable Collateral Agent, together with any necessary endorsements (or otherwise allow the Additional First Lien Agent to obtain control of such Pledged or Controlled Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by such Collateral Agent or any affiliate, director, officer, employee, agent or attorney-in-fact of such Collateral Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b)    In the event that any Senior Secured Party other than the Applicable Collateral Agent receives any Pledged or Controlled Collateral, then such Senior Secured Party shall promptly deliver, or transfer control of, such Pledged or Controlled Collateral (including any Proceeds therefrom), together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to the Applicable Collateral Agent.

(c)    In the event that the Applicable Collateral Agent (or any agent or bailee thereof) has Lien filings against Intellectual Property (as defined in the Credit Agreement Security Agreement) that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Applicable Collateral Agent, agrees to hold such Liens as sub-agent and gratuitous bailee for the benefit of each other Senior Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09.

(d)    The duties and responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Pledged or Controlled Collateral as gratuitous bailee for the benefit of each other Senior Secured Party for purposes of perfecting the Lien held by such Senior Secured Parties thereon.

(e)     In furtherance of the foregoing, each Grantor hereby grants a security interest in the Shared Collateral to the Applicable Collateral Agent that controls Shared Collateral for the benefit of all Senior Secured Parties which have been granted a Lien on the Shared Collateral controlled by such Collateral Agent.

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SECTION 2.10.     Amendments to First Lien Security Documents.

(a)     Without the prior written consent of the Administrative Agent, the Additional First Lien Agent, on behalf of itself and each other Additional Senior Secured Party, agrees that no Additional First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)     Without the prior written consent of the Additional First Lien Agent, in its capacity as a Collateral Agent, the Administrative Agent agrees that no Credit Agreement Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)     In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01.     Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01.     Authority.

(a)     Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b)     In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Senior Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Debt Documents, as applicable, pursuant to which the Applicable Collateral Agent is the Collateral Agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing,

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each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other Senior Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Senior Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other Senior Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or any Senior Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Debt Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of their Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for which such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01.     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)     if to the Administrative Agent, to it at:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

E-mail: agency.transactions@db.com

Fax: (904)746-4860

(b)     if to the Additional First Lien Agent or the Initial Additional Authorized Representative, to it at [ADDRESS], Attention: [                    ] , Facsimile No.: [                    ]; email: [                    ];

(c)     if to any Grantor, to the Borrower, at:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attn: Eric Buss / Chief Financial Officer

E-mail: Ebuss@lifetimefitness.com

Facsimile: (952) 947-0099

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with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: James M. Pfau

Facsimile: (612) 766-1600

Email: jim.pfau@faegrebd.com

(d)     if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02.     Waivers; Amendment; Joinder Agreements.

(a)     No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)     Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects the Borrower or any Grantor, with the consent of the Borrower).

(c)     Notwithstanding the foregoing, without the consent of any Senior Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Senior Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)     Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Secured Party, the Collateral Agents may, and at the request of the Borrower shall, effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or any Refinancing of First Lien Obligations in compliance with the Credit Agreement and the other First Lien Debt Documents; provided, that the Collateral Agents may condition their execution and delivery of any such amendment or modification on receipt of an officer’s certificate from the Borrower certifying that such incurrence or Refinancing is permitted by the then extant First Lien Debt Documents.

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SECTION 5.03.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Senior Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08.     Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Senior Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)     agrees that nothing herein shall affect the right of any other party hereto (or any Senior Secured Party) to effect service of process in any other manner permitted by law; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09.     WAIVER OF JURY TRIAL. EACH PARTY (ON BEHALF OF ITSELF, ANY PERSON CLAIMING BY, ON BEHALF, OR THROUGH SUCH PARTY, OR ANY PERSON ON WHOSE BEHALF SUCH PARTY IS ACTING) HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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SECTION 5.10.    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11.    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents or any of the other First Lien Debt Documents, the provisions of this Agreement shall control.

SECTION 5.12.    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Secured Parties in relation to one another. None of the Borrower, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13.    Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the then extant First Lien Debt Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the then extant First Lien Debt Documents to be incurred and secured on an equal and ratable basis as the Liens securing the First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents relating thereto, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i)    such Additional Senior Class Debt Representative, each Collateral Agent, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent, the Additional Senior Class Debt Representative and the Borrower) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iii)    all filings, recordations and/or amendments or supplements to the First Lien Debt Documents necessary or desirable in the reasonable judgment of the Additional First Lien Agent as a Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First Lien Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional First Lien Agent); and

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(iv)    the Additional First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First Lien Agent will continue to act in its capacity as Additional First Lien Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14.    Agent Capacities. Except as expressly provided herein or in the Credit Agreement Security Documents, [Deutsche Bank AG New York Branch] is acting in the capacity of Administrative Agent. Except as expressly provided herein or in the Additional First Lien Security Documents, [                    ] is acting in the capacity of Additional First Lien Agent solely for the Additional Senior Secured Parties. Except as expressly set forth herein, neither the Administrative Agent nor the Additional First Lien Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable First Lien Debt Documents.

SECTION 5.15.    Integration. This Agreement together with the other First Lien Debt Documents represents the agreement of each of the Grantors and the Senior Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent or any other Senior Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Debt Documents.

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ANNEX I

[GRANTORS]

Annex I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [            ], 20[    ] to EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time the “Equal Priority Intercreditor Agreement”), among LTF INTERMEDIATE HOLDINGS, INC., a Delaware limited liability company (“Holdings”), Life Time Fitness, Inc., a Minnesota corporation, as Borrower, the other Grantors from time to time party thereto, [DEUTSCHE BANK AG NEW YORK BRANCH], as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [DEUTSCHE BANK AG NEW YORK BRANCH], as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as collateral agent for the Initial Additional Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Additional First Lien Agent”), [                    ], as Authorized Representative for the Initial Additional Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party thereto for the other Additional Senior Secured Parties of the Series with respect to which it is acting in such capacity.

A.     Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B.     As a condition to the ability of the Borrower to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the First Lien Debt Documents.

Accordingly, each Collateral Agent, the Applicable Authorized Representative and the New Representative agree as follows:

SECTION 1.     In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Senior Secured Parties. Each reference to an “Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.     The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Senior Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional Senior Secured Parties.

Annex II-1

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse each Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.

Annex II-2

EXHIBIT G-2

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT

Dated as of [        ] [    ], 20[    ]

among

LTF INTERMEDIATE HOLDINGS, INC.,

as Holdings,

LIFE TIME FITNESS, INC.,

as Borrower,

and the other Grantors from time to time party hereto,

[DEUTSCHE BANK AG NEW YORK BRANCH],

as the Initial Senior Agent for the Credit Agreement Secured Parties,

[                    ],

as the Initial Second Priority Representative,

and

each additional Representative from time to time party hereto

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JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of as of [        ] [    ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, this “Agreement”), among LTF INTERMEDIATE HOLDINGS, INC., a Delaware limited liability company (“Holdings”), LIFE TIME FITNESS, INC., a Minnesota corporation and successor in interest to LTF Merger Sub, Inc., as Borrower, the other Grantors (as defined below) from time to time party hereto, [DEUTSCHE BANK AG NEW YORK BRANCH], as Representative for the Credit Agreement Secured Parties (in such capacity, the “Initial Senior Agent”), [                    ], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Senior Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, unless otherwise specified, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then existing Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Equal Priority Intercreditor Agreement, pursuant to Section 5.13 thereof. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor; provided further that if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Borrower, the other Grantors, the Initial Senior Agent and the Representative for such Indebtedness shall have executed and delivered the Equal Priority Intercreditor Agreement.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents applicable to such Additional Senior Debt or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest and fees which accrue after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

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“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code or any similar foreign, federal or state law for relief of debtors as now or hereinafter in effect.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, suspension of payments, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” means Life Time Fitness, Inc., a Minnesota corporation (or its permitted successors).

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Closing Date” has the meaning assigned to such term in the introductory paragraph of this Agreement hereof.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of June 10, 2015, among Holdings, the Borrower, each other Guarantor from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the “Secured Parties” (as such term is defined in the Credit Agreement).

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

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“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) for so long as there is only one Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, the Senior Representative for such Senior Facility, and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent,” as such term is defined in the “Equal Priority Intercreditor Agreement” (as such term is defined in the Credit Agreement).

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” has a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the administrative agent (under the Credit Agreement as so Refinanced) to each Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility have occurred.

“Grantors” means the Initial Grantors and each other direct or indirect Subsidiary of the Borrower that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement hereof.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Grantors” means Holdings, the Borrower and the Subsidiaries listed in Annex I hereto.

“Initial Second Priority Collateral Documents” means the documents listed in Schedule 1.01A to the Initial Second Priority Credit Agreement, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Second Priority Debt Obligations (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated therewith).

“Initial Second Priority Credit Agreement” means that certain Junior Lien Term Loan Credit Agreement, dated as of [        ] [    ], 20[    ], among Holdings, the Borrower, each other Guarantor from time to time party thereto, [                    ] as administrative agent, and the lenders from time to time party thereto, subject to the terms of this Agreement, as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

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“Initial Second Priority Debt Documents” means the Initial Second Priority Credit Agreement and the other “Loan Documents” as defined in the Initial Second Priority Credit Agreement.

“Initial Second Priority Debt Obligations” means the “Obligations” as defined in the Initial Second Priority Credit Agreement.

“Initial Second Priority Debt Parties” means the “Secured Parties” as defined in Initial Second Priority Credit Agreement.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Senior Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)     any case commenced by or, against any Grantor under the Bankruptcy Code, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(b)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, in each case to the extent not permitted under the Senior Debt Documents;

(c)     any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Grantor or any of its assets; or

(d)     any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series, issue or class of Second Priority Debt that constitutes the largest outstanding principal amount of any then outstanding series, issue or class of Second Priority Debt with respect to such Shared Collateral.

“Maximum Senior Lien Amount” [means an amount no greater than (a) the Fixed Incremental Amount (as defined in the Credit Agreement), plus (b) such additional amount that would not result in (i) with

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regard to Indebtedness secured on a pari passu basis with the Closing Date Term Loans (as defined in the Credit Agreement) the Borrower’s First Lien Net Leverage Ratio exceeding 4.00:1.00, (ii) with regard to Indebtedness secured on a junior lien basis to the Closing Date Term Loans, the Borrower’s Total Net Leverage Ratio exceeding 5.10:1.00 or (iii) with regard to Indebtedness that is unsecured, the Borrower’s Total Net Leverage Ratio exceeding 5.10:1.00 or the Fixed Charge Coverage Ratio being less than 2.00:1.00, in each case as calculated under the Credit Agreement., plus (c) without duplication of the amounts set forth in (a) and (b), the sum of (1) any other Additional Senior Debt the incurrence of which is permitted by Sections 7.01 and 7.02 of the Credit Agreement as in effect on the date hereof and (2) the amount (if any) of Additional Senior Debt in excess of the amount set forth in clause (c)(1) above the incurrence of which is permitted by the Second Priority Debt Documents plus (d) without duplication of the amounts set forth in clauses (a), (b) and (c) above, any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) Indebtedness permitted to be incurred under the Credit Agreement].

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Permitted Senior Incremental Equivalent Debt” means “Permitted Incremental Equivalent Debt” under and as defined in the Credit Agreement as in effect as of the Closing Date.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, association, corporation, government or any agency or political subdivision thereof or any other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.22.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

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“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then existing Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (throughout which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Documents under which such Second Priority Representative is Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Documents under which such Second Priority Representative is Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series, issue or class with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently

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pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt, the Initial Second Priority Representative and (ii) in the case of any other Second Priority Debt Facility and the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Documents or any other Senior Debt Documents or any other assets of the Grantors with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Collateral Documents (as such term is defined in the Credit Agreement) in respect of the Credit Agreement Obligations and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by any Grantor for purposes of providing collateral security for any Additional Senior Debt Obligations.

“Senior Debt Documents” means (a) in the case of Credit Agreement Obligations, the Credit Agreement Loan Documents, and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means, collectively, the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (a) in the case of any Credit Agreement Obligations and the Credit Agreement Secured Parties, the Initial Senior Agent and (b) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

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“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03.    Impairments of Second Priority Debt Obligations. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that solely as among the Second Priority Debt Parties, it is the intention of the Second Priority Debt Parties that the holders of Second Priority Debt Obligations under each Second Priority Debt Facility (and not the Second Priority Debt Parties under any other Second Priority Debt Facility) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second Priority Debt Obligations of such Second Priority Debt Facility are unenforceable under applicable law or are subordinated to any other obligations (other than another Second Priority Debt Facility), (y) any of the Second Priority Debt Obligations of such Second Priority Debt Facility do not have an enforceable security interest in any of the Collateral securing any other Second Priority Debt Facility and/or (z) any intervening security interest exists securing any other obligations (other than another Second Priority Debt Facility) on a basis ranking prior to the security interest of such Second Priority Debt Facility but junior to the security interest of any other Second Priority Debt Facility or (ii) the existence of any Collateral for any other Second Priority Debt Facility that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Second Priority Debt Facility, an “Impairment” of such Second Priority Debt Facility); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all Second Priority Debt Obligations shall not be deemed to be an Impairment of any Second Priority Debt Facility. In the event of any Impairment with respect to any Second Priority Debt Facility, the results of such Impairment shall be borne solely by the Second Priority Debt Parties under such Second Priority Debt Facility, and the rights of the Second Priority Debt Parties under such Second Priority Debt Facility (including, without limitation, the right to receive distributions in respect of such Second Priority Debt Facility pursuant to Section 4.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the Second Priority Debt Parties under the Second Priority Debt Facility subject to such Impairment. Additionally, in the event the Second Priority Debt Obligations under any Second Priority Debt Facility are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of Title 11 of the United States Code), any reference to such Second Priority Debt Obligations or the Second Priority Collateral Documents governing such Second Priority Debt Obligations shall refer to such obligations or such documents as so modified.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.    Subordination.

(a)    Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any defect or deficiencies in the Liens or any other circumstance whatsoever (including any non-perfection of any Lien to secure the Senior Obligations and/or the Second Priority Debt Obligations), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (x) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (y) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any other Second Priority Debt Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

(b)    Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Second Priority Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law or any Second Priority Debt Document or any defect or deficiencies in the Liens or any other circumstance whatsoever (including any non-perfection of any Lien to secure any Second Priority Debt Obligations) but, in each case, subject to Section 1.03, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that any Lien on Second Priority Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any other Second Priority Debt Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be equal in priority in all respects with any Lien on Second Priority Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise.

SECTION 2.02.    Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and prepaid or repaid and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof,

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except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of Additional Senior Debt Obligations.

SECTION 2.03.    Prohibition on Contesting Liens. (a) Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or any other agent or trustee therefor in any Senior Collateral, (ii) the relative rights and duties of the holders of the Senior Obligations and the Second Priority Debt Obligations granted and/or established in this Agreement or any other Collateral Document with respect to such Liens or (iii) the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the other Second Priority Debt Parties or any other agent or trustee therefor in any Second Priority Collateral and (b) each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties or any agent or trustee therefor in any Second Priority Collateral or (ii) the relative rights and duties of the holders of the Senior Obligations and the Second Priority Debt Obligations granted and/or established in this Agreement or any other Collateral Document with respect to such Liens. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.    No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations, and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to each Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Designated Senior Representative and/or the Senior Secured Parties, each Second Priority Representative, on behalf of the applicable Second Priority Debt Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05.    Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and among the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or

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any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Initial Senior Agent pursuant to Section 2.03, 2.04 or 2.17 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01.    Exercise of Remedies.

(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (D) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies; provided, that any such action taken pursuant to any of such clauses (A) through (D) hereof must in each case be in accordance and otherwise consistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b)    So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)    Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)    Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)    Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02.    Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.    Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with

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respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01.    Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Senior Representatives to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, the Designated Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations as follows: (a) first, to the payment of all amounts owing to each Second Priority Representative (each in its capacity as such) pursuant to the terms of any Second Priority Debt Documents, (b) second, subject to Section 1.03, to the payment in full of the Second Priority Debt Obligations under each Second Priority Debt Facility on a ratable basis, with such payments to be applied to the Second Priority Debt Obligations under a Second Priority Debt Facility in accordance with the terms of the relevant Second Priority Debt Documents and (c) third, after (i) payment in full of all Second Priority Debt Obligations and (ii) the termination or expiration of all commitments to lend under any Second Priority Debt Documents, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Second Priority Collateral for which a third party (other than a Second Priority Debt Party) has a lien or security interest that is junior in priority to the security interest of any Second Priority Debt Facility but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Second Priority Debt Facility (such third party, an “Intervening Creditor”), the value of any Second Priority Collateral or any Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Second Priority Collateral or Proceeds to be distributed in respect of the Second Priority Debt Facility with respect to which such Impairment exists.

SECTION 4.02.    Payments Over.

(a)    Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral in contravention of this Agreement or otherwise shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives and any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

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(b)    After the Discharge of Senior Obligations, any Second Priority Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party relating to the Second Priority Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Second Priority Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives and any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.    Releases.

(a)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)    Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)    Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights

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thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document or Senior Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02.    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and, after the Discharge of Senior Obligations has occurred, the Designated Second Priority Representative, shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents or Second Priority Debt Documents, as applicable, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to any Shared Collateral, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award received by the Designated Senior Representative or Designated Second Priority Representative, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties to be applied pursuant to Section 4.01 and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative (or after the Discharge of Senior Obligations, the Designated Second Priority Representative) to receive such amounts in accordance with the terms of Section 4.02.

SECTION 5.03.    Amendments to Senior Debt Documents and Second Priority Collateral Documents.

(a)    Each of the Senior Debt Documents may be amended, restated, amended and restated, replaced, renewed, extended, supplemented and/or otherwise modified from time to time in accordance with their terms and the Senior Debt Documents may be replaced or Refinanced, in each case without the consent of any Second Priority Representative or any other Second Priority Debt Parties; provided, however, that the holders of such Refinancing debt (to the extent such Refinancing debt constitutes Senior Obligations) bind themselves in writing to the terms of this Agreement; provided further that no amendment, restatement, replacement, renewal, extension, supplement or modification of the Senior Debt Documents shall result in the principal amount of Senior Obligations exceeding the Maximum Senior Lien Amount.

(b)    Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or conflict with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility

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shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement referred to below), including liens and security interests granted to [Deutsche Bank AG New York Branch], as administrative agent and collateral agent (in such capacities, the “Initial Senior Agent”), pursuant to or in connection with the Credit Agreement, dated as of June 10, 2015 (as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time), among LTF Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), Life Time Fitness, Inc., a Minnesota Corporation and successor in interest to LTF Merger Sub, Inc. ( “Borrower”), each lender from time to time party thereto and the Initial Senior Agent, and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [        ] [    ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among the Initial Senior Agent, the Initial Second Priority Representative, Holdings, the Borrower and its subsidiaries party from time to time thereto and each additional Representative party from time to time thereto. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

(c)    In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, any Second Priority Debt Party, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04.    Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate (or are not otherwise prohibited by) any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05.    Gratuitous Bailee for Perfection.

(a)    Until the Discharge of Senior Obligations, the Designated Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which

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such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Designated Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)    After the Discharge of Senior Obligations, the Designated Second Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Second Priority Debt Obligations on any Pledged or Controlled Collateral that is in fact in the possession or under the control of such Second Priority Representative, or of agents or bailees of such Person, or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Designated Second Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(c)    In the event that any Secured Party receives any Pledged or Controlled Collateral, then such Secured Party shall promptly deliver such Collateral or Proceeds, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to: (i) until the Discharge of Senior Obligations, the Designated Senior Representative and (ii) thereafter, the Designated Second Priority Representative.

(d)    In the event that any Senior Representative (or its agents or bailees), or after the Discharge of Senior Obligations, the Designated Second Priority Representative, has Lien filings against Intellectual Property (as defined in the Security Agreement) that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Designated Senior Representative, or after the Discharge of Senior Obligations, the Designated Second Priority Representative, agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(e)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(f)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Designated Senior Representative (and after the Discharge of Senior Obligations, the Designated Second Priority Representative) under this Section 5.05 shall be limited solely to holding or controlling the Pledged or Controlled Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(g)    The Designated Senior Representative (and after the Discharge of Senior Obligations, the Designated Second Priority Representative) shall not have by reason of the Second Priority Collateral Documents or

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this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Designated Senior Representative (and after the Discharge of Senior Obligations, the Designated Second Priority Representative) from all claims and liabilities arising pursuant to the Designated Senior Representative’s role (and after the Discharge of Senior Obligations, the Designated Second Priority Representative’s role) under this Section 5.05 as a sub-agent and gratuitous bailee with respect to the Pledged or Controlled Collateral.

(h)    Upon the Discharge of Senior Obligations, the Designated Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Designated Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated Senior Representative for loss or damage suffered by the Designated Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of the willful misconduct, gross negligence, bad faith of, or material breach of this Agreement by, such Person or any affiliate, director, officer, employee, agent or attorney-in-fact of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(i)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any other Grantor to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.    When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiaries enter into any Refinancing of Senior Obligations or otherwise incur any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it

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rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01.    Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or does not object) to the sale, use or lease of cash or other collateral that constitutes Shared Collateral or to consent (or does not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law to be secured by the Shared Collateral (“DIP Financing”) then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest or oppose (or join with or support any other party opposing, objecting to or contesting) such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to and will not otherwise contest or oppose (or join with or support any other party opposing, objecting to or contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to and will not otherwise contest or oppose (or join with or support any other party opposing, objecting to or contesting) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or otherwise pursuant to Section 363(k) of Title 11 of the United States Code, (d) objection to and will not otherwise contest or oppose (or join with or support any other party opposing, objecting to or contesting) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to and will not otherwise contest or oppose (or join with or support any other party opposing, objecting to or contesting) any order relating to a sale or other disposition of assets of any Grantor for or to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement, provided that the applicable Second Priority Debt Parties may assert any objection to a sale or disposition that could be asserted by an unsecured creditor in any Insolvency or Liquidation Proceedings; without limiting the foregoing, each Second Priority Representative, for itself and on behalf of the applicable Second Priority Debt Parties, agrees that it may not raise any objections based on rights afforded by Sections 363(e) and (f) of Title 11 of the United States Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets. In addition the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of Title 11 of the United States Code (or similar provision under any applicable Bankruptcy Law) so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.

SECTION 6.02.    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its

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Second Priority Debt Facility, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative, or (ii) object to, contest, or support any other Person objecting to or contesting, any motion, relief, action, or proceeding by any Senior Representative or any other Senior Secured Parties seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Shared Collateral.

SECTION 6.03.    Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object to, contest or support any other Person objecting to or contesting, (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law or as adequate protection. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the Senior Representatives and the other Senior Secured Parties do not object to the adequate protection being provided to the Senior Secured Parties, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable), which Lien and/or superpriority administrative claim is subordinated to the Liens securing, and claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form a Lien on additional or replacement collateral and/or a superpriority administrative claim (as applicable), then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing provided thereby and/or a superpriority administrative claim (as applicable), and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations and/or superpriority administrative claim (as applicable) shall be subordinated to the Liens on such collateral securing, and claims with respect to, the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to such Liens securing and claims with respect to Senior Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees, expenses, and/or other cash payments, then the Second Priority Representative and the Second Priority Debt Parties shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current incurred fees and expenses and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04.    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a

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Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.    Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding under applicable Bankruptcy Law) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06.    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.    Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party, agrees not to assert any such rights without the prior written

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consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09.    Section 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.     Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11.     Post-Petition Interest.

(a)    None of the Second Priority Representative or any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of post-petition interest under Section 506(b) of Title 11 of the United States Code or otherwise.

(b)    None of the Senior Representative or any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of post-petition interest under Section 506(b) of Title 11 of the United States Code or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

SECTION 6.12.    Section 1111(b) Claims. Each Second Priority Representative, on behalf of itself and each other Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any claim such Second Priority Representative and such Second Priority Debt Party may now or hereafter have against any Senior Representative or any other Senior Secured Parties arising out of any election by such Senior Representative or such other Senior Secured Parties (or any of their respective agents), in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of Title 11 of the United States Code thereby with respect to the Shared Collateral.

ARTICLE VII

Reliance; etc.

SECTION 7.01.    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

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SECTION 7.02.    No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any other Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or other Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.    Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to

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any Senior Collateral shall be governed by the terms of the Equal Priority Intercreditor Agreement and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement, the provisions of the Equal Priority Intercreditor Agreement shall control, subject to Section 8.23 hereto.

SECTION 8.02.    Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.    Amendments; Waivers.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09, and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.    Information Concerning the Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made,

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any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.    Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.    Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.    Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an authorized officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of a certificate or opinion is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no such additional certificate or opinion need be furnished.

SECTION 8.09.    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then existing Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in

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respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph.

In order for a Class Debt Representative to become a party to this Agreement:

(i)    such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of a Grantor, by such Grantor) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii)    the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10.    Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

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SECTION 8.11.    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to any Grantor, to:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attn: Eric Buss / Chief Financial Officer

E-mail: Ebuss@lifetimefitness.com

Facsimile: (952) 947-0099

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: James M. Pfau

Facsimile: (612) 766-1600

Email: jim.pfau@faegrebd.com

(ii)	if to the Initial Senior Agent, to it at:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

E-mail: agency.transactions@db.com

Fax: (904)746-4860

(iii)	if to the Initial Second Priority Representative, to it at:

[                    ];

(iv)    if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12.    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

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SECTION 8.13.    GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.    Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.    Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Initial Senior Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Second Priority Representative represents and warrants that this Agreement is binding upon the Second Priority Debt Parties.

SECTION 8.18.    No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19.    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.    Initial Senior Agent and Second Priority Representative. It is understood and agreed that (a) the Initial Senior Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article IX of the Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Initial Senior Agent hereunder and (b) the Initial Second Priority Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Second Priority Credit Agreement and the provisions of Article [    ] of the Initial Second Priority Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to Second Priority Representative hereunder.

SECTION 8.21.    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d), 5.03(b) and 5.03(c)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

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SECTION 8.22.    Refinancings. The Senior Obligations and the Second Priority Debt Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Each Second Priority Representative hereby agrees that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement with the agent or trustee for any Senior Obligations that refinance any Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.23.    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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ANNEX I

[INITIAL GRANTORS]

Annex I-1

ANNEX II

[FORM OF] SUPPLEMENT, dated as of [            ], 20[    ] (this “Supplement”), to the Junior Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among LTF Intermediate Holdings, Inc., a Delaware limited liability company (“Holdings”), Life Time Fitness, Inc., a Minnesota corporation, as Borrower and successor in interest to LTF Merger Sub, Inc., the other Grantors (as defined below) from time to time party hereto, [Deutsche Bank AG New York Branch], as Representative for the Credit Agreement Secured Parties (in such capacity, the “Initial Senior Agent”), [                    ], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto.

A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.    The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Credit Agreement Loan Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Credit Agreement Loan Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1.    In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity and principles of good faith and fair dealing.

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such

Annex II-1

provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[Remainder of page intentionally left blank]

Annex II-2

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT, dated as of [            ], 20[    ] (this “Representative Supplement”), to the Junior Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among LTF Intermediate Holdings, Inc., a Delaware limited liability company (“Holdings”), Life Time Fitness, Inc., a Minnesota corporation and successor in interest to LTF Merger Sub, Inc., as Borrower, the other Grantors (as defined below) from time to time party hereto, [Deutsche Bank AG New York Branch], as Representative for the Credit Agreement Secured Parties (in such capacity, the “Initial Senior Agent”), [                    ], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.    As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.    In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe the new facility] (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3.    This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

Annex III-1

Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

Annex III-2

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT, dated as of [            ], 20[    ] (this “Representative Supplement”), to the Junior Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among LTF Intermediate Holdings, Inc., a Delaware limited liability company (“Holdings”), Life Time Fitness, Inc., a Minnesota corporation and successor in interest to LTF Merger Sub, Inc., as Borrower, the other Grantors (as defined below) from time to time party hereto, [Deutsche Bank AG New York Branch], as Representative for the Credit Agreement Secured Parties (in such capacity, the “Initial Senior Agent”), [                    ], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.    As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.    In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe the new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3.    This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

Annex IV-1

SECTION 4.    Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

Annex IV-2